SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant    ☒

Filed by a party other than the registrant    ☐

Check the appropriate box:

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☒	Preliminary proxy statement
☐	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

SOUTHERN BANCSHARES (N.C.), INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):

☐	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: $249

(2)	Form, Schedule or Registration Statement no.: Schedule 13E-3

(3)	Filing Party: SOUTHERN BANCSHARES (N.C.), INC.

(4)	Date Filed: October 13, 2005

SOUTHERN BANCSHARES (N.C.), INC.

116 East Main Street

Mount Olive, North Carolina 28365

(919) 658-7000

                , 2005

Dear Shareholder:

You are cordially invited to attend the special meeting of shareholders, which will be held at             p.m. on             , 2005, at the Goldsboro Country Club, 1500 South Slocumb Street, Goldsboro, North Carolina. I hope that you will be able to attend the meeting, and I look forward to seeing you.

At the meeting, shareholders will vote on an Agreement and Plan of Merger (the “Plan”) that is designed to take Southern BancShares, Inc. (“Southern”) from a public company to a private company by reducing its number of shareholders of record for its common stock below 300 and its Series B preferred stock below 300. Once Southern is a private company, it will realize significant cost savings resulting from the termination of its reporting obligations under the Securities Exchange Act of 1934.

The Plan provides for the merger of Southern Interim Corporation (“Interim”) with and into Southern, with Southern surviving the merger (the “Reorganization”). Interim is a new Delaware corporation formed solely to effect the Reorganization. If the Plan is approved by our shareholders, shareholders owning fewer than 35 shares of Southern common stock of record will receive $780.00 in cash for each common share they hold at the transaction date. Shareholders owning fewer than 400 Series B preferred shares will receive $14.85 in cash for each Series B preferred share they hold at the transaction date. Holders of 35 or more common shares or 400 or more Series B preferred shares would continue to hold their shares after the transaction. The cash-out price for each of the common shares and the Series B preferred shares was established by the Board of Directors based on an independent valuation prepared by Howe Barnes Investments, Inc., our financial consultant.

Our principal reasons for effecting the Reorganization are the direct and indirect cost savings of approximately $330,000 per year that we expect to experience as a result of the deregistration of our stock under the Securities Exchange Act of 1934 and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common and Series B preferred stock. We also believe that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock and Series B preferred stock, principally as a result of the thin trading market for our stock.

We plan to effect the Reorganization by filing articles of merger as soon as possible after we obtain shareholder approval of the Plan. This date will also serve as the record date for determining the ownership of shares for purposes of the Reorganization.

The board of directors has established             , 2005 as the record date for determining shareholders who are entitled to notice of the special meeting and to vote on the matters presented at the meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by             , 2005. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

The board of directors has determined that the Plan is fair to Southern’s unaffiliated shareholders, and has voted in favor of the Plan. On behalf of the board of directors, I urge you to vote FOR approval of the Plan.

Sincerely,

/s/ John C. Pegram, Jr.

Chairman of the Board & President

Do not send stock certificates to the Company for exchange at this time. If the Reorganization is approved, the Company will send you a transmittal letter with instructions on exchanging your stock certificate(s) for any cash payment due to you.

SOUTHERN BANCSHARES (N.C.), INC.

116 East Main Street

Mount Olive, North Carolina 28365

(919) 658-7000

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                 , 2005

The special meeting of shareholders of Southern BancShares (N.C.), Inc. (“Southern”) will be held at                 p.m. on                 , 2005, at the Goldsboro Country Club, 1500 South Slocumb Street, Goldsboro, North Carolina, for the following purposes:

(1)	To vote on an Agreement and Plan of Merger providing for the merger of Southern Interim Corporation with and into Southern, with Southern surviving the merger. Further, the plan provides for the record holders of fewer than 35 shares of Southern common stock to receive $780.00 in cash in exchange for each of their shares of such stock and the record holders of fewer than 400 Series B preferred shares to receive $14.85 in cash for each of their Series B preferred shares. The text of the Plan is set forth in Appendix A to the enclosed proxy statement; and

(2)	To transact any other business as may properly come before the meeting or any adjournment of the meeting.

The board of directors recommends that you vote FOR approval of the Plan.

Southern’s shareholders are entitled to statutory appraisal rights under the Plan. If Southern’s shareholders approve the Plan, those shareholders who are not in favor of the transaction and follow the necessary statutory procedures to perfect their appraisal rights will be entitled to receive the “fair value” of their shares, pursuant to the Appraisal Rights Provisions, Section 262 of the General Corporation Law of the State of Delaware. We have attached a copy of Section 262 as Appendix B to the accompanying proxy statement.

The board of directors has set the close of business on                 , 2005 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

/s/ John C. Pegram, Jr.

Chairman of the Board & President

                , 2005

SOUTHERN BANCSHARES (N.C.), INC.

116 East Main Street

Mount Olive, North Carolina 28365

(919) 658-7000

PROXY STATEMENT

For Special Meeting of Shareholders

To Be Held on             , 2005

The board of directors of Southern BancShares (N.C.), Inc. (“Southern” or the “Company”) is furnishing this proxy statement in connection with its solicitation of proxies for use at a special meeting of shareholders. At the meeting, shareholders will vote on an Agreement and Plan of Merger (the “Plan”) that is designed to take Southern from a public company to a private company by reducing its number of shareholders of record for its common stock below 300 and its Series B preferred stock below 300.

The board of directors of Southern has determined that it is in the best interests of Southern and its shareholders to effect a reorganization (the “Reorganization”) that will permit Southern to become a private company. Once private, Southern will realize significant cost savings by terminating the registration of its stock under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and its related reporting obligations.

The Plan provides for the merger of Southern Interim Corporation (“Interim”) with and into Southern, with Southern surviving the merger. Interim is a new Delaware corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning fewer than 35 shares of Southern common stock of record will receive $780.00 in cash for each share they own, and shareholders owning fewer than 400 Series B preferred shares will receive $14.85 in cash for each share they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

This proxy statement provides you with detailed information about the proposed Reorganization. We encourage you to read this entire proxy statement carefully.

The board of directors has determined that the Plan is fair to Southern’s unaffiliated shareholders and has approved the Plan. The Reorganization cannot be completed, however, unless the Plan is approved by the holders of a majority of the votes entitled to be cast on the Plan. The current directors, executive officers, and other affiliates of Southern beneficially hold approximately 57.45% of the total votes represented by Southern’s voting stock, and have indicated that they intend to vote their shares in favor of the Plan. If our directors, executive officers and other affiliated shareholders vote as they have indicated that they will, the Plan will be approved.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Plan or the transactions contemplated thereby or determined if this proxy statement is truthful or complete. The SEC has not passed upon the fairness or merits of the Plan or the transactions contemplated thereby nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

The date of this proxy statement is                 , 2005. We first mailed this proxy statement to the shareholders of Southern on or about that date.

IMPORTANT NOTICES

Our stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when the Reorganization is effected.

We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or our performance after the Reorganization is accomplished. When we use words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

(1)	changes in economic conditions, both nationally and in our primary market area;

(2)	changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

(3)	the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

(4)	the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

(5)	the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

The words “we,” “our,” and “us,” as used in this proxy statement, refer to Southern and its wholly-owned subsidiaries, collectively, unless the context indicates otherwise.

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APPENDIX A	AGREEMENT AND PLAN OF REORGANIZATION

APPENDIX B	SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

APPENDIX C	OPINION OF INDEPENDENT FINANCIAL ADVISOR

APPENDIX D	FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION AND ANALYSIS FOR THE YEAR ENDED DECEMBER 31, 2004

APPENDIX E	FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION AND ANALYSIS FOR THE SIX MONTHS ENDED JUNE 30, 2005

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SUMMARY TERM SHEET

The following is a summary of the material terms of the Plan. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement, including the financial information and appendices. We urge you to review the entire proxy statement and accompanying materials carefully.

•	Structure of the Reorganization. The Plan provides for the merger of Interim with and into Southern, with Southern surviving the merger. Interim is a new Delaware corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning fewer than 35 shares of Southern common stock will receive $780.00 in cash for each share that they own on the effective date of the Reorganization, and those holding fewer than 400 Series B preferred shares will receive $14.85 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

•	Determination of Shares “Held of Record.” A shareholder who owns fewer than 35 shares of Southern common stock “of record” will receive $780.00 per share in cash, and those who hold fewer than 400 shares of Series B preferred stock “of record” will receive $14.85 per share in the Reorganization, while a record holder of 35 or more common or 400 Series B preferred shares will be unaffected. A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds separate certificates individually, as a joint tenant with someone else, as trustee and in an IRA, those four certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. As a result, a single shareholder with 35 or more common shares held in various accounts could receive cash in the Reorganization for all of his or her shares if those accounts individually hold fewer than 35 shares. To avoid this, the shareholder may either consolidate his or her ownership into a single form of ownership representing 35 or more common shares, or acquire additional shares in the market prior to the effective date of the Reorganization.

Shares represented by multiple certificates which are held in a single record holder’s name will be aggregated in determining the total number of shares held by the particular record holder.

Additionally, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker. Because SEC rules require that we count “record holders” for purposes of determining our reporting obligations, our Plan is based on the number of shares held of record without regard to the ultimate control or beneficial ownership of the shares. As a result, any shareholder that holds common shares through a broker who holds an aggregate of 35 or more common shares or holds Series B preferred shares through a broker who holds an aggregate of 400 or more Series B preferred shares, will not be entitled to receive cash for his or her shares regardless of the number of shares owned by the individual shareholder. Any shareholder who holds fewer than 35 common shares or fewer than 400 Series B preferred shares in street name who would like to ensure that he or she will receive cash may transfer his or her shares out of street name to his or her individual name.

•	Effects of the Reorganization on Shareholders. See “Special Factors—Effects of the Reorganization on Affiliates” on page 15 and “—Effects of the Reorganization on Shareholders Generally” on page 16 for additional information about the effects of the Reorganization on shareholders, including:

For shareholders who retain their shares in the Reorganization:

•	decreased liquidity in Southern’s stock;

•	decreased access to publicly available information about Southern;

•	a reduction in book value of common shares;

•	a decrease in earnings per common share for the year ended December 31, 2004 on a pro forma basis compared to historical earnings per common share for the year ended December 31, 2004;

•	a decrease in earnings per common share for the six months ended June 30, 2005 on a pro forma basis compared to historical earnings per common share for the six months ended June 30, 2005; and

•	a slight increase in their respective percentage ownership of our common stock or Series B preferred stock, as applicable.

For shareholders receiving cash in the Reorganization:

•	receipt of $780.00 per common share, or $14.85 per Series B preferred share, in cash;

•	loss of their equity and voting interest in Southern;

•	loss of dividend payments on the common stock and Series B preferred stock;

•	federal income tax liability for any cash received in the Reorganization; and

•	liquidation of a relatively illiquid ownership interest in Southern without incurring brokerage costs.

Additional effects on affiliated shareholders (directors, executive officers and 5% shareholders):

•	elimination of individual reporting obligations under federal securities laws;

•	elimination of a “safe harbor” for dispositions of their shares under federal securities laws; and

•	slight consolidation of affiliate ownership (from approximately 57.45% to 58.91% of the total votes outstanding).

•	Effects of the Reorganization on Southern. As a result of the Reorganization:

•	Measured as of June 30, 2005, our number of common shareholders of record will be reduced from approximately 332 registered holders to approximately 202, and the number of outstanding shares of Southern common stock will decrease from approximately 108,920 to approximately 106,952. Further, our number of Series B preferred shareholders will be reduced from 537 registered holders to approximately 201, and the number of outstanding shares of Southern Series B preferred stock will decrease from approximately 350,593 to approximately 312,061. The transaction results in a decrease in the number of shares that will be available for purchase and sale in the market;

•	We will be entitled to terminate the registration of our stock under the Securities Exchange Act, which will mean that we will no longer be required to file reports with the SEC or be classified as a public company;

•	The book value per share of Southern common stock, as of June 30, 2005, on a historical basis will be decreased by approximately 0.30%, from approximately $882.46 to approximately $879.76 on a pro forma basis;

•	Earnings per share of Southern common stock on a historical basis for the year ended December 31, 2004 will be decreased by approximately 0.24%, from approximately $49.12 to $49.00 on a pro forma basis;

•	Our total shareholders’ equity as of June 30, 2005 will be reduced by approximately 2.25%, from $98.40 million on a historical basis to approximately $96.18 million on a pro forma basis. Our regulatory capital (Tier 1) will decrease from $93.81 million on a historical basis to approximately $91.59 million on a pro forma basis, but we will maintain our “well capitalized” status for regulatory purposes;

•	The percentage of total votes represented by Southern’s voting stock beneficially owned by its executive officers, directors, and other affiliates as a group will increase from approximately 57.45% to 58.91%.

See page 14 for a more detailed description of these effects.

•	Reasons for the Reorganization. Our principal reasons for effecting the Reorganization are:

•	the direct and indirect cost savings of approximately $330,000 per year that we expect to experience as a result of the deregistration of our stock under the Securities Exchange Act, and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock; and

•	our belief that our shareholders have not benefited proportionately from the costs relating to the registration of our stock, principally as a result of the thin trading market for our stock.

See page 13 for more detailed information.

•	Fairness of the Reorganization. We believe that the Reorganization is fair to our unaffiliated shareholders who will receive cash in the Reorganization and to our unaffiliated shareholders who will retain their shares. The board of directors has approved the Plan and the transactions contemplated thereby. The board’s opinion is based on several factors, which are summarized beginning on page 22. These factors include:

•	Independent Valuation: According to an independent valuation presented by Howe Barnes Investments, Inc. (“Howe Barnes”), the fair value of Southern common stock as of September 2, 2005 was between $600.00 and $700.00 per share, and the fair value of Southern Series B preferred stock as of September 2, 2005 was between $11.25 and $13.50 per share. The board determined that the fair value of Southern’s common stock for purposes of the Reorganization is $780.00 per share, which was determined by taking the mid-point of the range of fair values as determined by Howe Barnes ($650.00 per share) and adding a 20% premium to account for the involuntary nature of the transaction. Similarly, the board determined that the fair value of Southern’s Series B preferred stock for purposes of the Reorganization is $14.85 per share, which was determined by taking the mid-point of the range of fair values determined by Howe Barnes ($12.38 per share) and adding a 20% premium to account for the involuntary nature of the transaction.

•	Opinion of Independent Financial Advisor: Howe Barnes has delivered its opinion to our board of directors that the $780.00 per share for common stock and $14.85 per share for Series B preferred stock to be paid in the Reorganization is fair, from a financial point of view, to Southern’s shareholders, both those who will receive cash and those who will retain their shares in the Reorganization. A copy of the opinion is attached as Appendix C. See “Special Factors—Opinion of Independent Financial Advisor” on page 26 for additional information.

•	Discount to Book Value of common stock: The price per common share to be paid in the Reorganization reflects a multiple of 0.88 times Southern’s June 30, 2005 book value per common share, representing an 11.6% discount.

•	Earnings Multiple: The price per common share that will be paid in the Reorganization reflects a multiple of 15.9 times Southern’s historical earnings per common share for the year ended December 31, 2004 and a multiple of 10.0 times Southern’s annualized historical earnings per common share for the six months ended June 30, 2005.

•	Historical Market Prices: Although our common and preferred stock is quoted in the “pink sheets”, there is no established market for Southern’s common or preferred stock. To our knowledge, the trading prices for our common stock during the past two years have ranged from $295.00 to $500.00 per share. We have repurchased our common stock in isolated transactions over the years. In the last two years, we have paid between $295.00 and $500.00 per share in those repurchase transactions. To our knowledge, there has been no trading in our Series B preferred stock within the last two years. We have repurchased our Series B preferred stock in isolated transactions from time to time. In the last two years, we have paid $11.25 per share in those repurchase transactions. See “Information about Southern and its Affiliates—Recent Affiliate Transactions in Southern Stock” on page 45, “—Stock Purchases by Southern” on page 46, and “—Market for Common Stock and Dividends” on page 47 for more specific information regarding prices at which our shares have been sold.

•	Liquidity Provided: The Reorganization will provide liquidity, without brokerage costs, to shareholders receiving cash in the Reorganization. We believe this provides a significant benefit to investors seeking a more liquid investment alternative, given the limited trading market for our stock.

•	Effectiveness of the Reorganization. The Reorganization will not be effected unless and until Southern’s shareholders approve the Reorganization. Assuming this occurs, as shortly thereafter as is practicable, Southern will file articles or a certificate of merger with the Delaware Secretary of State and thereby effect the Reorganization. We anticipate that the Reorganization will be effected in the fourth quarter of 2005 or the first quarter of 2006. See page 37 for more detailed information.

•	Financing for the Reorganization. We estimate that approximately $2.1 million will be required to pay for the shares of Southern common stock and Series B preferred stock exchanged for cash in the Reorganization and that the expenses related to the Reorganization will be approximately $159,000. We intend to finance the Reorganization with cash on hand. See “Description of the Plan—Source of Funds and Expenses” on page 39.

•	Appraisal Rights. Shareholders are entitled to appraisal rights in connection with the approval of the Plan. See page 39 and Appendix B for additional information.

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at our special meeting of shareholders.

This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We first sent this proxy statement, notice of the special meeting and the enclosed proxy card on or about             , 2005 to all shareholders entitled to vote. The record date for those entitled to vote is             , 2005. On that date, there were              shares of our common stock outstanding.              shares of our Series B preferred stock outstanding, and              shares of our Series C preferred stock outstanding. Shareholders of common stock are entitled to one vote for each share of common stock held as of the record date. Shareholders of Series B preferred stock and Series C preferred stock are entitled to one vote for every 38 shares of such preferred stock held as of the record date.

Q:	What is the time and place of the special meeting?

A:	The special meeting will be held on , 2005, at the Goldsboro Country Club, 1500 South Slocumb Street, Goldsboro, North Carolina, at p.m. Eastern Time.

Q:	Who may be present at the special meeting and who may vote?

A:	All holders of our voting stock may attend the special meeting in person. However, only holders of our voting stock of record as of , 2005 may cast their votes in person or by proxy at the special meeting.

Q:	What is the vote required?

A:	The proposal to approve the Plan must receive the affirmative vote of the holders of a majority of the votes entitled to be cast on the Plan. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal to approve the Plan. In addition, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal to approve the Plan.

Q:	What is the recommendation of our board of directors regarding the proposal?

A:	Our board of directors has determined that the Plan is fair to our unaffiliated shareholders and that it is advisable and in the best interests of Southern and its shareholders as a whole. Our board of directors has therefore approved the Plan and all transactions contemplated thereby and recommends that you vote “FOR” approval of the Plan.

Q:	What do I need to do now?

A:	Please sign, date, and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Just send by mail a written revocation or a new, later-dated, completed and signed proxy card before the special meeting or attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:	If my shares are held in “street name” by my broker, how will my shares be voted?

A:	Following the directions that your broker will mail to you, you may instruct your broker how to vote your shares. If you do not provide any instructions to your broker, your shares will not be voted on the proposal to approve the Plan.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in street name will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:	If I am receiving cash in the Reorganization, when will I get my money?

A:	After the special meeting and the closing of the transaction, we will mail to you instructions on how to exchange your stock certificate for cash. After you sign the forms provided and return your stock certificate, we will send you your cash.

Q:	I do not know where my stock certificate is. How will I get my cash?

A:	The materials we send to you will include an affidavit that you will need to sign attesting to the loss of your certificate. We may require that you provide a bond to cover any potential loss to Southern.

Q:	Will I have appraisal rights in connection with the Reorganization?

A:	Yes. Please see page 39 and Appendix B for a discussion of appraisal rights in connection with the Reorganization.

Q:	What if I have questions about Reorganization or the voting process?

A:	Please direct any questions about the Reorganization or the voting process to our Secretary, David A. Bean, at our main office located at 116 East Main Street, Mount Olive, North Carolina, 28365, telephone (919) 658-7000, or via email at david.bean@southernbank.com.

SPECIAL FACTORS

Purpose of the Reorganization

The primary purpose of the Reorganization is to enable us to terminate the registration of our stock in accordance with Section 12(g) of the Securities Exchange Act. Although we intend to keep our shareholders informed as to our business and financial status after the Reorganization, we anticipate that deregistration will enable us to save significant legal, accounting and administrative expenses relating to our public disclosure and reporting requirements under the Act. As a secondary matter, it is likely to decrease the administrative expense we incur in servicing a large number of record shareholders who own relatively small numbers of shares.

As of June 30, 2005, Southern had approximately 332 registered holders of the Company’s common stock and 537 registered holders of its Series B preferred stock, but approximately 73% of the outstanding common shares and 63% of the Series B preferred shares, as of that date, were held by approximately 53 and 88 shareholders respectively. As a result, there is a limited market for Southern’s shares and the board of directors believes there is little likelihood that a more active market will develop. However, because we have more than 300 holders of common stock of record, and more than 300 holders of Series B preferred stock of record, our stock is registered under Section 12(g) of the Securities Exchange Act; as a result, we are required to comply with the disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements include preparing and filing current and periodic reports with the SEC regarding our business, financial condition, board of directors and management team, having these reports reviewed by outside counsel and independent auditors, and documenting our internal controls in preparation for an audit to be filed with the SEC.

After the reorganization, we intend to keep our shareholders informed about our business and financial condition by delivering annual audited financial statements. Moreover, our business operations are primarily conducted through our banking subsidiary, Southern Bank and Trust Company (“Southern Bank”), which is required to file quarterly financial reports with the Federal Deposit Insurance Corporation (“FDIC”). These reports are available online at www.fdic.gov.

We are required to comply with many of the same securities law requirements as apply to large public companies with substantial compliance resources. Our resources are more limited, however, and securities law compliance activities represent a significant administrative and financial burden to a company of our relatively small size and market capitalization. We also incur less tangible, but nonetheless significant, costs in management time and attention that could otherwise be deployed toward revenue-enhancing activities. The cost of compliance is substantial, representing an estimated direct and indirect annual cost to us of approximately $330,000. In light of this expense and the limited trading market for Southern’s stock, the board of directors believes Southern receives little relative benefit from being registered under the Securities Exchange Act. We also incur printing, postage, data entry, stock transfer and other administrative expenses related to servicing shareholders who are record holders of relatively small numbers of shares.

In light of the relatively small benefit we believe our shareholders have received as a result of our status as a public company, we believe the Reorganization will provide a more efficient means of using our capital to benefit our shareholders. At present, we believe that our thin trading market and the resulting inability of our shareholders to realize the full value of their investment in our stock through an efficient market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration.

The Plan is designed to substantially reduce the number of Southern’s shareholders of record. As of June 30, 2005, Southern had approximately 130 holders of common stock who owned fewer than 35 shares of record, and approximately 336 holders of Series B preferred stock who owned fewer than 400 shares of record. The Reorganization will allow us to pay these shareholders a fair price for their shares which will provide these shareholders liquidity, without brokerage charges, in a limited trading market. The Reorganization will also allow us to eliminate the costs associated with servicing shareholders of record who own relatively small numbers of shares and saving the significant administrative, accounting, and legal expenses incurred in complying with disclosure, reporting and compliance requirements under the Securities Exchange Act and the Sarbanes-Oxley Act.

Alternatives Considered

In making our determination to proceed with the Reorganization, we considered other alternatives. We rejected these alternatives because we believed the Reorganization would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:

Reverse Stock Split. We considered declaring a reverse stock split at a ratio of 1-for-35 for common shares and 1-for-400 for Series B preferred shares, with cash payments to shareholders who would hold fewer than a whole share on a post-split basis. This alternative would also have the effect of reducing the number of shareholders, but would require us either to account for outstanding fractional shares after the transaction, engage in subsequent forward stock splits at the reverse split ratios, or pay cash for all resulting fractional shares. The costs involved in the last alternative would be much higher than those involved in the Reorganization given that the number of shares to be repurchased would greatly exceed the number of shares repurchased under the merger structure. See “—Background of the Reorganization” below. In view of the administrative inconvenience involved in the issuance of fractional shares or in adding the additional step of a forward stock split, and given the cost involved in redeeming additional fractional interests, the board determined that a merger would be a simpler method of reducing the number of shareholders and rejected the reverse stock split alternative.

Issuer Tender Offer. We also considered an issuer tender offer to repurchase shares of our outstanding common stock and Series B preferred stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. We were uncertain as to whether this alternative would result in shares being tendered by a sufficient number of shareholders so as to result in both Southern common stock and Series B preferred stock being held by fewer than 300 shareholders of record, respectively. As a result, we rejected this alternative.

Stock Reclassification. We also considered reducing the number of common shareholders and Series B preferred shareholders through a stock reclassification transaction, which would have provided for a portion of our common stock and Series B preferred each to be reclassified into a new class of preferred stock. While such a transaction would provide an opportunity for most, if not all, shareholders to maintain an equity interest in the Company, it would have to be structured so that shares of the Company’s common stock and Series B preferred would be reclassified into two different classes of preferred stock or so that some shares would be converted to cash. See “—Background of the Reorganization”. Although a stock reclassification transaction would cost less than a cash-out merger to finance because fewer or no shares would be cashed out, the issuance of cash in a reclassification transaction would cause the transaction to be taxable to shareholders receiving preferred stock and to shareholders receiving cash in the transaction. In view of the complexities involved in determining the relative terms of the consideration to be issued to (or retained by) up to three different constituencies in an exchange involving two different classes of securities and the administrative issues involved in maintaining additional classes of securities after the transaction and given the availability of excess capital to fund a repurchase of stock, the board determined that the cash-out merger would be a more effective method of reducing the number of shareholders and rejected this alternative.

Expense Reductions in Other Areas. While we might be able to offset the expenses relating to SEC registration and a large shareholder base by reducing expenses in other areas, we have not pursued such an alternative because there are no areas in which we could achieve comparable savings without adversely affecting a vital part of our business or impeding our opportunity to grow. Our most significant area of potential savings would involve personnel costs, and we are already thinly staffed. We believe that the expense savings that the Reorganization will enable us to accomplish will not adversely affect our ability to execute our business plan, but will instead position us to execute it more efficiently. For these reasons, we did not analyze cost reductions in other areas as an alternative to the Reorganization.

Business Combination. We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations. The board believes that by implementing a going-private transaction, our management will be better positioned to focus its attention on our customers and the community in which we operate, and expenses will be reduced.

Background of the Reorganization

As a result of the expanding requirements under the Sarbanes-Oxley Act, and particularly the impending compliance requirements presented by Section 404 of the Act, in December 2004 senior management began to discuss generally the relative benefits and costs, direct and indirect, relating to continuing Southern’s status as a public company. Senior management discussed various alternatives for achieving de-registration under the Securities Exchange Act. Management also began to gather and evaluate information concerning the number of shareholders of both Southern’s common stock and Series B preferred stock. It was determined that Southern had approximately 332 common shareholders, including brokers holding shares in street name, and approximately 537 Series B preferred shareholders, including brokers holding shares in street name. The Chief Financial Officer also requested information concerning the beneficial owners of shares held in street name who had not objected to disclosure of their identity by the broker.

On March 15, 2005, the Executive Committee of the Board of Directors met and received a report by senior management concerning the projected costs of continuing compliance with SEC filing and reporting obligations, current Sarbanes-Oxley reporting and procedural requirements and future Sarbanes-Oxley internal control reporting requirements. These costs are summarized under “—Reasons for the Reorganization” below. Various alternatives for reducing the number of shareholders of Southern common stock to below 300, and Series B preferred stock to below 300 in order to permit de-registration were presented and discussed. The Executive Committee authorized senior management to proceed further with exploring the possible methods and steps necessary to de-register Southern’s stock with the SEC.

On April 20, 2005, the Board of Directors voted to ratify and reaffirm the actions taken in March 2005 by the Executive Committee of the Board and directed management to proceed with its investigation of a going-private transaction.

During June 2005, management conferred with outside counsel and discussed the possible structure of the going-private transaction, the need for an independent valuation of Southern’s shares if shares were going to be purchased in a reverse stock split or cash-out merger transaction, and the need for a charter amendment if going private was going to be accomplished through a reclassification of common stock and Series B preferred stock. On June 8, 2005, Howe Barnes was retained as an independent financial consultant to Southern. Southern selected Howe Barnes based on (1) its reputation and experience in rendering valuations and fairness opinions, (2) its knowledge of the financial services industry and Southern’s business, and (3) the overall terms, including fees, of the engagement. Outside counsel to Southern advised management as to the relative issues involved in the various alternative transaction structures as summarized under “—Alternatives Considered” above. Management also decided to propose that the Board of Directors appoint a special committee of independent directors to investigate and evaluate the de-registration process and make a recommendation to the full Board of Directors as to the advisability of de-registration. In addition, on the recommendation of Southern’s outside counsel, Ward and Smith, P.A., Southern retained Powell Goldstein LLP as special counsel for a possible going-private transaction.

On June 21, 2005, the Executive Committee of the board was advised of management’s actions and agreed that a special committee should be appointed at the next meeting of the Board of Directors. Prior to that meeting, management discussed the issues involved in a cash-out merger and a proposed transaction timetable with Howe Barnes and counsel.

At the July 20, 2005 meeting of the Board of Directors, Bill Wagner of Howe Barnes reported on the process by which Howe Barnes would perform a valuation of Southern’s common and Series B preferred stock in the context of a cash-out merger and reverse stock split, and an analysis of the costs of each based upon current shareholder information and different levels of reduced numbers of shareholders in each class of stock. Howe Barnes also advised that it would provide a fairness opinion in the event that Southern’s board selected a value for Southern’s common and Series B preferred stock that was within the range of fair values determined by

Howe Barnes in its valuation analysis. The Board appointed a special committee of independent directors (the “Special Committee”) consisting of W.A. Potts, J. Edwin Drew, and William H. Bryan to investigate the process for de-registration of Southern’s stock and elimination of Southern’s reporting and compliance obligations under the Securities Exchange Act. The Special Committee was authorized to consult with counsel and financial advisors to the extent it deemed appropriate and to make recommendations to the full board as to the advisability and terms of any going-private transaction.

A meeting of the Special Committee was held on August 22, 2005. The Special Committee first evaluated four methods for reducing the number of shareholders of record for two of Southern’s classes of stock. The four methods of reducing the number of shareholders were (i) a voluntary tender offer by Southern, (ii) a reverse stock split with a cash out of all resulting fractional shares followed by a forward split, (iii) a reclassification of shares, and (iv) a cash-out merger. Each of these methods was discussed by the Special Committee. The pros and cons of each alternative as summarized under “—Alternatives Considered” above were discussed. Included in the Howe Barnes presentation mentioned below was a pro forma analysis of the estimated costs of both a reverse stock split transaction involving cash out of all resulting fractional shares and a cash-out merger transaction. Because more shares would be purchased in the reverse stock split transaction, the cost to Southern would be substantially more than the cost of a cash-out merger. See the charts below. After discussion, the Special Committee unanimously agreed that the cash-out merger method was the best alternative.

The Special Committee was given a presentation by Howe Barnes that included a valuation analysis of both the common stock and Series B preferred stock. The Special Committee discussed the Howe Barnes presentation in detail, including the methodologies used for determining the range of fair values for the common stock and the Series B stock. The Special Committee also reviewed the cash-out merger analysis (and reverse stock split analysis mentioned above) that was part of the Howe Barnes presentation which indicated the estimated cost to Southern of various scenarios, depending upon the threshold amount of shares of any one shareholder that would be redeemed and the price per share that would be paid under the cash-out merger analysis, and depending upon the reverse stock split ratio and the price per share that would be paid for fractional interests under the reverse stock split analysis:

Cash-Out Merger Analysis—Common

		Cash Out Merger at
	Total	1:10	1:15	1:25	1:35
Registered Shareholders:
Cashed Out	332	39	72	97	130
Remaining	332	293	260	235	202
Total Shares Cashed Out	108,920	239	746	1,673	2,928

Price Per Share	Estimated Cost ($000’s)
$600.00		$143	$448	$1,004	$1,757
$650.00		$155	$485	$1,087	$1,903
$700.00		$167	$522	$1,171	$2,049
$750.00		$179	$559	$1,255	$2,196
$800.00		$191	$597	$1,338	$2,342

Reverse Stock Split Analysis—Common

		Reverse Stock Split at
	Total	1:10	1:15	1:25	1:35
Registered Shareholders:
Cashed Out	332	39	72	97	130
Remaining	332	293	260	235	202
Total Shares Cashed Out	108,920	1,320	2,917	4,159	6,687

Price Per Share	Estimated Cost ($000’s)
$600.00		$792	$1,750	$2,495	$4,012
$650.00		$858	$1,896	$2,703	$4,346
$700.00		$924	$2,042	$2,911	$4,681
$750.00		$990	$2,188	$3,119	$5,015
$800.00		$1,056	$2,333	$3,327	$5,349

Cash-Out Merger Analysis—Series B preferred

		Cash Out Merger at
	Total	1:150	1:200	1:300	1:400
Registered Shareholders:
Cashed Out	537	240	265	304	336
Remaining	537	297	272	233	201
Total Shares Cashed Out	350,593	14,366	19,633	30,798	42,675

Price Per Share	Estimated Cost ($000’s)
$11.00		$158	$216	$339	$469
$12.00		$172	$236	$370	$512
$13.00		$187	$255	$400	$555
$14.00		$201	$275	$431	$597
$15.00		$215	$294	$462	$640

Reverse Stock Split Analysis—Series B preferred

		Reverse Stock Split at
	Total	1:150	1:200	1:300	1:400
Registered Shareholders:
Cashed Out	537	240	265	304	336
Remaining	537	297	272	233	201
Total Shares Cashed Out	350,593	35,690	42,567	60,938	72,413

Price Per Share	Estimated Cost ($000’s)
$11.00		$393	$468	$670	$797
$12.00		$428	$511	$731	$869
$13.00		$464	$553	$792	$941
$14.00		$500	$596	$853	$1,014
$15.00		$535	$639	$914	$1,086

The Special Committee discussed the advisability in a cash-out merger of cashing out only the shares owned by registered shareholders and excluding from the cash-out shares held in “street name” in brokerage accounts for the benefit of individual shareholders. Under SEC rules, the broker is considered the shareholder of record in such case rather than the person maintaining an account with the broker. By not “looking through” the broker’s record ownership to each beneficial owner’s position in the stock, Southern would save money because fewer shares would have to be bought. It also would provide small shareholders who did not want to be cashed-out the opportunity to move their shares into a brokerage account prior to consummation of the transaction and thereby retain their stock, so long as the broker holds collectively more than the designated threshold number of shares as of the closing date of the going-private transaction. Conversely, shareholders seeking cash could withdraw their shares from brokerage accounts and re-register their shares in certificated form.

Following this review and discussion, the Special Committee unanimously made the following recommendations to the full Board of Directors:

•	Southern should proceed with a plan to accomplish the deregistration process under the Securities Exchange Act through a cash-out merger transaction.

•	The fair value of Southern’s common stock for purposes of the cash-out merger transaction is $780.00 per share, which was determined by taking the mid-point of the range of fair values as determined by Howe Barnes (equal to $650.00 per share) and adding a 20% premium to account for the involuntary nature of the cash-out merger transaction.

•	Registered shareholders owing 34 or fewer shares of common stock will receive cash for their common shares. Shares held in street name will not be subject to the cash-out, so long as the broker holds collectively more than the designated threshold number of shares of common stock.

•	The fair value of the Series B preferred stock for purposes of the cash-out merger transaction is $14.85 per share, which amount was determined by taking the mid-point of the range of fair values as determined by Howe Barnes (equal to $12.38 per share) and adding a 20% premium to account for the involuntary nature of the cash-out merger transaction.

•	Registered shareholders owning 399 shares or fewer of Series B preferred stock will receive cash for their shares. Series B preferred shares held in street name will not be subject to the cash-out, so long as the broker holds collectively more than the designated threshold number of Series B preferred shares.

•	The Special Committee affirmed that the recommended transaction satisfied the requirement of substantive fairness to all shareholders, both those common and Series B shareholders who will receive cash for their shares and all shareholders who will retain their shares, and is substantively fair to unaffiliated as well as affiliated shareholders in each category.

•	The Special Committee affirmed that the recommended transaction is procedurally fair to all shareholders, both those common and Series B shareholders who will receive cash for their shares and all shareholders who retain their shares, in that it requires approval by a majority of the shareholders at a specially-called meeting of shareholders after dissemination of a proxy statement containing adequate disclosures. The process also will be procedurally fair because it will include a mechanism for shareholders to perfect their appraisal rights under Delaware law. Further, because SEC rules specify that a broker holding shares in street name is the record holder of such shares for various beneficial owners who may beneficially own fewer than the threshold number of shares, and several months will elapse between the announcement of the transaction and the shareholder vote on and the consummation of the transaction, shareholders holding small numbers of common or Series B preferred shares will be able to transfer their shares into a brokerage account or acquire shares from other shareholders if they wish to retain their shares.

At the September 2, 2005 Board of Directors meeting, the Special Committee presented its recommendations to the board, along with the valuation presentation of Howe Barnes. At this meeting, the board voted unanimously to approve the Plan and authorized management to prepare the necessary regulatory filings, call a special meeting of shareholders to vote on the Plan and furnish their proxy statement to shareholders in advance of such meeting, and to undertake all other actions incidental or necessary to proceed with the Plan. Further discussed in “Recommendation of the Board of Directors; Fairness of the Reorganization.”

On September 2, 2005, Howe Barnes delivered to Southern its fairness opinion stating that the $780.00 per-common share and $14.85 per Series B preferred share price to be paid in the Reorganization was fair, from a financial point of view, to Southern’s shareholders, both those who will receive cash and those who will retain their shares in the Reorganization. (See “—Opinion of Independent Financial Advisor” for a summary of the opinion and Appendix C for a copy of the opinion.)

Reasons for the Reorganization

As described above in “—Purpose of the Reorganization,” the Reorganization will allow us to save the administrative, accounting and legal expenses incurred in complying with the disclosure and reporting requirements under the Securities Exchange Act and, secondarily, to eliminate the costs associated with servicing shareholders who own relatively small numbers of shares. We estimate that we will save approximately $330,000 per year in the following areas as a result of the reduction in the number of shareholders and the elimination of the registration of our common stock under the Securities Exchange Act.

Direct Costs
Legal fees	$50,000
Independent auditor fees	90,000
Accounting/internal controls consulting fees	40,000
Edgar conversion, printing and mailing expenses	30,000

$210,000

Indirect Costs
Management and staff time	$120,000

Total Costs	$330,000

The savings in independent auditor fees are based on the projected additional fees that would be payable to our external auditor in relation to additional audit work required by Section 404 of the Sarbanes-Oxley Act and on the fees saved relating to review of securities filings. Because Section 404 of the Sarbanes-Oxley Act will no longer apply to us if we are not a public company, we will save the approximately $40,000 per year that our external auditor estimated would be our fee for the Section 404 of the Sarbanes-Oxley Act portion of the external audit, for which we anticipate the majority of the work would be done beginning in fiscal 2006. Also, because we will no longer be required to file reports on Form 10-Q and Form 10-K if we are not a public company, we will save approximately $90,000 in fees that we would otherwise pay the external auditor for timely review of these filings, although we will continue to incur external audit expenses required under our continuing bank regulatory requirements.

As is noted above, we incur substantial indirect costs in management time spent in securities compliance activities. Although it is impossible to quantify these costs specifically, we estimate that our management and staff spend an average of approximately 10% of their time (equating to approximately ten days per quarter) on activities directly related to compliance with federal securities laws, such as preparing and reviewing SEC-compliant financial statements and periodic reports, maintaining and overseeing Southern’s disclosure and internal controls, monitoring and reporting transactions and other data relating to insiders’ stock ownership, and consulting with external auditors and counsel on compliance issues.

Eliminating the registration of our stock under the Securities Exchange Act will also:

•	significantly reduce Southern’s legal, accounting, and other compliance costs relating to the requirements of the Sarbanes-Oxley Act and the Securities Exchange Act described above; and

•	eliminate the information Southern is required to furnish to the SEC and the public.

In addition, although our common stock is traded on the “pink sheets”, our common stock and Series B preferred stock are not listed on an exchange and have historically been very thinly traded. We do not enjoy sufficient market liquidity to enable our shareholders to trade their shares easily. We also do not have sufficient liquidity in our stock to enable us to use it as potential acquisition currency. As a result, we do not believe that the registration of our stock under the Securities Exchange Act has benefited our shareholders in proportion to the costs we have incurred as a result of this registration.

We believe that even though the one-time capital cost we will incur to repurchase shares in the Reorganization represents a significant multiple of our currently anticipated annual expense savings, we cannot predict that our compliance costs or obligations will remain stable in future years. After considering the increasing and unpredictable nature of these costs, the relative difficulty of controlling them in the face of dynamic and challenging legal requirements, and especially the absence of a meaningful corresponding benefit and the opportunity to deploy an increased portion of management’s time toward revenue-enhancing activities, the board determined that the capital cost of the Reorganization would serve the Company’s long-term best interests.

Potential Disadvantages of the Reorganization

Our common stock is currently quoted on the “pink sheets” under the symbol “SBNC”. The Pink Sheets is a stock quotation service that provides daily quotes for over-the-counter securities that are not traded on NASDAQ. The market liquidity for shares of Southern’s common stock and Series B preferred stock after the Reorganization will be even less than it is now because the number of shares of Southern common and Series B preferred stock available to be traded will decrease. A further decrease in the market liquidity for the shares of Southern common stock and Series B preferred stock may cause a decrease in the value of the shares. Conversely, however, the more limited supply of Southern common stock and Series B preferred stock could also prompt a corresponding increase in its market price assuming stable or increased demand for the stock.

In addition, Southern will no longer be required to file public reports of its financial condition and other aspects of its business with the SEC after the Reorganization. The public reports that Southern will no longer be required to file include: reports under Section 16 of the Securities Exchange Act regarding changes in the beneficial ownership of its stock by its directors, officers and principal stockholders; reports under Section 13 of the Securities Exchange Act, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K; proxy statements meeting the requirements of the SEC’s Regulation 14A; and tender offers meeting the requirements of Section 14(d) of the Securities Exchange Act. As a result, shareholders will have less legally mandated access to information about Southern’s business and results of operations than they had prior to the Reorganization.

Finally, the Reorganization will reduce Southern’s shareholders’ equity. We believe, however, that Southern will continue to be “well capitalized” for regulatory purposes and that it will have sufficient capital to support anticipated growth.

Effects of the Reorganization on Southern

Reduction in the Number of Shareholders of Record and the Number of Outstanding Shares. Based on information as of June 30, 2005, we believe that the Reorganization will reduce our number of record holders of common shares from approximately 332 to approximately 202, and decrease the number of record holders of Series B preferred shares from approximately 537 to approximately 201. We estimate that approximately 1,968 common shares held by approximately 130 common shareholders of record, and 38,532 Series B preferred shares held by approximately 336 Series B preferred shareholders of record, will be exchanged for cash in the Reorganization. The number of outstanding shares of common stock as of June 30, 2005 will decrease from approximately 108,920 to approximately 106,952, and the number of outstanding shares of Series B preferred stock will decrease from approximately 350,593 to approximately 312,061. Accordingly, the already minimal liquidity of shares of Southern common and Series B preferred stock will be further reduced.

Elimination of Securities Exchange Act Registration. Our stock is currently registered under the Securities Exchange Act. After the Reorganization, our stock will not be registered under the Securities Exchange Act, nor will we be subject to any public reporting requirements under the Securities Exchange Act. As a result, we expect to eliminate direct and indirect costs and expenses associated with the Securities Exchange Act registration, which we estimate to be approximately $330,000 on an annual basis. See “—Background of the Reorganization” and “—Reasons for the Reorganization” for a discussion of the nature of the information we will no longer be required to provide.

Decrease in Book Value. Because (1) the price to be paid to holders of fewer than 35 shares of common stock will be $780.00 per share and to holders of fewer than 400 shares of Series B preferred stock will be $14.85 per share, (2) the number of shares of common stock expected to be cashed out as a result of the Reorganization is estimated to be approximately 1,968 and the shares of Series B preferred stock to be cashed out is estimated to be approximately 38,532, (3) the total cost to Southern (including expenses) of effecting the Reorganization is expected to be approximately $2.3 million, and (4) at June 30, 2005, aggregate shareholders’ equity in Southern was approximately $98.4 million, or $882.46 per common share, Southern expects that, as a result of the Reorganization, the book value of common stock as of June 30, 2005 will be decreased by approximately 0.30%, from $882.46 per share on a historical basis to approximately $879.76 per share on a pro forma basis.

Earnings Per Share. Earnings per share of Southern common stock for the year ended December 31, 2004 on a historical basis will be decreased by approximately 0.24%, from approximately $49.12 to $49.00 on a pro forma basis. Earnings per share of Southern common stock for the six months ended June 30, 2005 is $39.10 on a historical basis and will decrease to $38.79 per share on a pro forma basis.

Decrease in Capital. As a result of the Reorganization, Southern’s capital as of June 30, 2005 will be reduced by approximately 2.25%, from $98.4 million on a historical basis to approximately $96.18 million on a pro forma basis. Southern anticipates, however, that it will be “well capitalized” for bank regulatory purposes and that its subsidiary, Southern Bank, will remain “well capitalized” for bank regulatory purposes.

Effect on Market for Shares. Although our common stock is currently quoted on the “pink sheets”, none of our stock is listed on an exchange, and after the Reorganization it will not be listed on any exchange or national market. The failure to be listed on an exchange, together with the reduction in public information concerning Southern as a result of its not being required to file reports under the Securities Exchange Act, will adversely affect the already minimal liquidity of Southern’s stock.

Financial Effects of the Reorganization. We estimate that approximately $2.1 million will be required to pay for the shares of Southern common and Series B preferred stock exchanged for cash in the Reorganization. Additionally, we estimate that professional fees and other expenses related to the transaction will total approximately $159,000. We do not expect that the payment to shareholders receiving cash in the Reorganization and the payment of expenses will have a material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. Because we do not currently know the actual number of shares that will be cashed out in the Reorganization, we do not know the total amount of cash that will ultimately be paid to shareholders in the Reorganization. You should read the discussion under “Description of the Plan—Source of Funds and Expenses” for a description of the sources of funds for the Reorganization and the fees and expenses we expect to incur in connection with the transaction.

Effects of the Reorganization on Affiliates

In addition to the effects the Reorganization will have on shareholders generally, which are described in the next section, the Reorganization will have some additional specific effects on our executive officers and directors, each of whom may, as a result of his position, be deemed to be an affiliate of Southern. As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of Southern or the beneficial owner of 5% or more of Southern’s outstanding shares, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder.

Book Value and Earnings Per Share. Assuming the Reorganization had been completed as of June 30, 2005, our affiliated shareholders would experience the same effects on book value per common share and earnings per common share as our unaffiliated shareholders who will be retaining their equity interest in our company. See “Effects of the Reorganization on Southern” above regarding these effects, and see “Information About Southern and Its Affiliates—Stock Ownership by Affiliates” for information about the number of shares of Southern common stock and Series B preferred stock held by our directors, executive officers and significant shareholders.

No Further Reporting Obligations Under the Securities Exchange Act. After the Reorganization, Southern’s stock will not be registered under the Securities Exchange Act. As a result, the executive officers, directors and other affiliates of Southern will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16, and information about their compensation and stock ownership will not be publicly available.

Consolidation of Management Ownership. As a result of the Reorganization, we expect that the percentage of the total votes represented by the beneficial ownership of Southern stock held by our directors, executive officers, and other affiliates as a group will increase slightly, from approximately 57.45% before the Reorganization to approximately 58.91% after the Reorganization. Although Paul A. Brewer, Jr. and Richard D. Ray will be cashed out in the Reorganization, most of the shares beneficially owned by our directors, executive officers, or other affiliates will remain unchanged.

Rule 144 Not Available. Because Southern’s stock will not be registered under the Securities Exchange Act after the Reorganization, executive officers, directors, and other affiliates of Southern will be deprived of the ability to dispose of their shares of Southern stock under Rule 144 of the Securities Act of 1933, which provides a “safe harbor” for resales of stock by affiliates of an issuer.

Effects of the Reorganization on Shareholders Generally

The Reorganization will have the following effects on shareholders regardless of whether they are affiliated or unaffiliated shareholders. The effects will vary depending on whether the shareholder (1) receives cash for all of his or her shares, (2) receives cash for some, but not all, of his or her shares and remains a shareholder, or (3) does not receive cash for any of his or her shares and continues to hold the same number of shares following the Reorganization. Because a shareholder may own shares in more than one capacity (for example, individually and through an IRA), a shareholder may receive cash for some of his or her shares while retaining ownership of the remaining shares following the Reorganization.

The following sections describe the material effects that we expect to result from the Reorganization with respect to shares that are exchanged for cash and shares that are unaffected by the Reorganization. You may experience a combination of these effects if you receive cash for some of your shares while retaining ownership of other shares. The effects described below assume that 1,968 common shares and 38,552 Series B preferred shares are exchanged for cash in the Reorganization.

Cashed-out Shares. As to shares of our common and Series B preferred stock that are exchanged in the Reorganization for cash, shareholders will experience the following effects:

•	Receipt of Cash. Shareholders will receive $780.00 in cash per common share and $14.85 in cash per Series B preferred share, without interest.

•	Loss of Ownership Interest. Shareholders will no longer have any equity or voting interest in Southern and will not participate in any future potential earnings or growth of the Company or in any shareholder votes.

•	Loss of Dividends. Shareholders will no longer receive dividends on their common or Series B preferred stock, as applicable.

•	Taxes. Shareholders likely will be required to pay federal and, if applicable, state and local income taxes on cash received in the Reorganization. See “—Federal Income Tax Consequences of the Reorganization”.

•	No Trading Costs. Shareholders will be able to liquidate their ownership interests without incurring brokerage costs.

Remaining Shares. As to shares of our common stock and Series B preferred stock that are not exchanged for cash in the Reorganization, shareholders will experience the following effects:

•	Continuing Interest. Shareholders will retain an ongoing equity interest in Southern and, for the owners of common stock, the ability to participate in any future potential earnings or growth.

•	Decreased Liquidity. We anticipate that the liquidity of our common and Series B preferred stock will decrease as a result of the reduction in the number of common shareholders from approximately 108,920 to approximately 106,952, and Series B preferred shareholders from approximately 350,593 to approximately 312,061. The absence of an active trading market or a larger shareholder base may restrict your ability to transfer your shares of stock following the Reorganization. See “—Effects of the Reorganization on Southern—Effect on Market for Shares”.

•	Decreased Access to Information. If the Reorganization is completed, we intend to terminate the registration of our stock under the Securities Exchange Act. As a result, we would no longer be required to file periodic reports with the SEC. See “—Effects of the Reorganization on Southern—Elimination of Securities Exchange Act Registration”.

•	Reduction in Book Value Per Share. Assuming the Reorganization had been completed as of June 30, 2005, the book value per share of our common stock as of June 30, 2005 would have been reduced by 0.30%, from approximately $882.46 per share on a historical basis to approximately $879.76 per share on a pro forma basis.

•	Earnings Per Share. Assuming the Reorganization had been completed as of December 31, 2004, our earnings per common share would have been decreased by approximately 0.24%, from $49.12 per share on a historical basis for the year ended December 31, 2004 to approximately $49.00 per share on a pro forma basis, and our earnings per common share for the six months ended June 30, 2005 would decrease from $39.10 on a historical basis to $38.79 on a pro forma basis.

•	Slight Increase in Percentage Interest. Shareholders will experience a slight increase in their respective ownership percentages because there will be fewer shares outstanding.

Federal Income Tax Consequences of the Reorganization

Presented below are the material federal income tax consequences of the Reorganization to: (1) shareholders (including any affiliated shareholders) who will receive cash in the Reorganization, (2) shareholders (including any affiliated shareholders) who will retain shares of Southern common and Series B preferred stock after the Reorganization and (3) Southern itself.

The discussion does not address all U.S. federal income tax considerations that may be relevant to certain Southern shareholders in light of their particular circumstances. The discussion assumes that the Southern shareholders hold their shares of Southern common stock and Series B preferred stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the Reorganization. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to mark-to-market;

•	persons that hold Southern common or Series B preferred stock as part of a hedge, straddle or conversion transaction;

•	persons who are considered foreign persons for U.S. federal income tax purposes;

•	persons who acquired or acquire shares of Southern common or Series B preferred stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	persons who acquired or acquire shares of Southern common or Series B preferred stock pursuant to the exercise of stock warrants; and

•	persons who do not hold their shares of Southern common or Series B preferred stock as a capital asset.

Accordingly, we recommend that Southern shareholders consult their own tax advisors as to the specific tax consequences of the Reorganization, including applicable federal, foreign, state and local tax consequences to them of the Reorganization in light of their own particular circumstances.

Federal Income Tax Consequences to Shareholders Receiving Cash in the Reorganization. The receipt by a shareholder of cash in the Reorganization will be a taxable transaction for federal income tax purposes under the United States Internal Revenue Code of 1986, as amended (the “Code”).

Under Section 302 of the Code, a shareholder will recognize gain or loss upon receiving cash in the Reorganization if:

•	the Reorganization results in a “complete redemption” of all of the shares held by a shareholder immediately prior to the Reorganization;

•	the receipt of cash is “substantially disproportionate” with respect to the shareholder; or

•	the receipt of cash is “not essentially equivalent to a dividend” with respect to the shareholder.

These three tests are applied by taking into account not only shares that a shareholder actually owns, but also shares that the shareholder constructively owns pursuant to Section 318 of the Code, as described below.

If any one of the three tests is satisfied, the shareholder will recognize gain or loss on the difference between the amount of cash received by the shareholder pursuant to the Reorganization and the tax basis in the shares held by such shareholder immediately prior to the Reorganization. Provided that these shares constitute a capital asset in the hands of the shareholder, this gain or loss will be long-term capital gain or loss if the eligible shares are held for more than one year and will be short-term capital gain or loss if such shares are held for one year or less.

Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents (“family attribution”). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities (“entity attribution”). A shareholder is also deemed to own shares which the shareholder has the right to acquire by exercise of an option.

The receipt of cash by a shareholder in the Reorganization will result in a “complete redemption” of all of the shareholder’s shares held immediately prior to the Reorganization as long as the shareholder does not constructively own any shares of our stock immediately after the Reorganization. However, a shareholder may qualify for gain or loss treatment under the “complete redemption” test even though such shareholder constructively owns shares of our stock provided that (1) the shareholder constructively owns shares of our stock as a result of the family attribution rules (or, in some cases, as a result of a combination of the family and entity attribution rules), and (2) the shareholder qualifies for a waiver of the family attribution rules (such waiver being subject to several conditions, one of which is that the shareholder has no interest in Southern immediately after the Reorganization, including as an officer, director or employee, other than an interest as a creditor).

It is anticipated that most shareholders who receive cash in the Reorganization will qualify for capital gain or loss treatment as a result of satisfying the “complete redemption” requirements. However, if the constructive ownership rules prevent compliance with these requirements, such shareholder may nonetheless qualify for capital gain or loss treatment by satisfying either the “substantially disproportionate” or the “not essentially equivalent to a dividend” requirements. In general, the receipt of cash in the Reorganization will be “substantially disproportionate” with respect to the shareholder if the percentage of shares of our voting stock directly and constructively owned by the shareholder immediately after the Reorganization is less than 80% of the percentage of shares of our voting stock directly and constructively owned by the shareholder immediately before the Reorganization (giving effect to the difference in number of outstanding shares due to the Reorganization), and the shareholder does not own directly and constructively 50% or more of Southern’s outstanding voting stock after the Reorganization. Alternatively, the receipt of cash in the Reorganization will, in general, be “not essentially equivalent to a dividend” if the Reorganization results in a “meaningful reduction” in the shareholder’s proportionate interest in Southern.

If none of the three tests described above is satisfied, the shareholder will not recognize any gain or loss, but instead will be treated as having received a taxable dividend in an amount equal to the entire amount of cash received by the shareholder pursuant to the Reorganization.

No ruling has been or will be obtained from the Internal Revenue Service in connection with the Reorganization.

Federal Income Tax Consequences to Shareholders Who Do Not Receive Cash in the Reorganization. Affiliated and unaffiliated shareholders who remain Southern shareholders following the Reorganization and do not receive any cash in the Reorganization will not recognize gain or loss as a result of the Reorganization. The Reorganization will not affect the adjusted tax basis or holding period of any shares of Southern common stock that a shareholder continues to own after the Reorganization.

Federal Income Tax Consequences to Southern and Southern Bank. Neither Southern nor Southern Bank will recognize gain or loss for U.S. federal income tax purposes as a result of the Reorganization.

Backup Withholding. Non-corporate shareholders of Southern may be subject to backup withholding at a rate of 28% on cash payments received in the Reorganization. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the Reorganization. Thus, Southern shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Reorganization, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Pro Forma Effect of the Reorganization

The following selected pro forma financial data illustrates the pro forma effect of the Reorganization on Southern’s financial statements as of and for the six months ended June 30, 2005. Management has prepared this information based on its estimate that Southern will pay $2.1 million to shareholders in the Reorganization. Complete pro forma financial statements, including historical balances, the adjustments to reflect this transaction, and resultant pro forma balances are included in “Pro Forma Condensed Financial Information”.

Selected Pro Forma Consolidated Financial Data

(Dollars in thousands, except per share data)

	As of and for the year ended December 31, 2004
		Pro Forma Adjustments			Pro Forma
	Southern	Debit		Credit	Combined
Net interest income	$33,066				33,066
Provision for loan losses	1,200				1,200
Other income	11,021				11,021
Other expense	35,150	159	(1)		35,309
Income tax expense	1,938	49			1,889
Net earnings	$5,799	110	(2)		5,689

PER COMMON SHARE
Earnings per share	$49.12				49.00
Book value	$851.21				848.32

AT PERIOD END
Assets	$1,057,450			2,266	1,055,184
Stockholders’ equity	$96,018	2,217			93,801
Common shares outstanding	110,126				108,158
Basic weighted average shares outstanding	110,828				108,860

	As of and for the six months ended June 30, 2005
		Pro Forma Adjustments			Pro Forma
	Southern	Debit		Credit	Combined
Net interest income	$18,291				18,291
Provision for loan losses	600				600
Other income	6,291				6,291
Other expense	17,542	159	(1)		17,701
Income tax expense	1,990	49	(2)		1,941
Net earnings	4,450	110			4,340

PER COMMON SHARE
Earnings per share	$39.10				38.79
Book value	$882.46				879.76

AT PERIOD END
Assets	$1,061,951			2,266	1,059,685
Stockholders’ equity	$98,395	2,217			96,178
Common shares outstanding	108,920				106,952
Basic weighted average shares outstanding	109,445				107,477

(1)	Represents the estimated expense of the reorganization.

(2)	Represents the estimated tax effect at 31%.

Notes to pro forma condensed financial statements:

A.	The unaudited pro forma consolidated balance sheet as of June 30, 2005 has been prepared based on the historical consolidated balance sheet, which gives effect to the Reorganization as if it had occurred on June 30, 2005. The unaudited pro forma consolidated statements of earnings for the six months ended June 30, 2005 and the year ended December 31, 2004 have been prepared based on the historical consolidated statements of earnings, which give effect to the Reorganization as if it had occurred on January 1, 2005, and January 1, 2004, respectively.

B.	In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the periods presented have been included. Adjustments, if any, are normal and recurring in nature.

Recommendation of the Board of Directors; Fairness of the Reorganization

The board believes that the Plan is substantively and procedurally fair to Southern’s unaffiliated common and Series B preferred shareholders who will receive cash in the Reorganization. The board also believes that the Plan is substantively and procedurally fair to unaffiliated shareholders who will retain their shares following the Reorganization. The board of directors, including a majority of those directors who are not employees of Southern, has approved the Plan, and the board recommends that the shareholders vote for approval of the Plan, which will effect the Reorganization.

All of Southern’s directors, executive officers, and other affiliates have indicated that they intend to vote their shares stock (and any shares with respect to which they have or share voting power) in favor of the Plan. The directors, executive officers and other affiliates of Southern beneficially held approximately 57.45% of the total votes represented by Southern’s voting stock as of June 30, 2005. If our affiliated shareholders vote as they have indicated that they will, the Plan will be approved. Although the board as a whole recommends that the shareholders vote in favor of the Plan for the reasons set forth in “—Reasons for the Reorganization”, no director or executive officer is making any recommendation to the shareholders in his or her individual capacity.

We considered a number of factors in determining to approve the Reorganization, including the effects described under “—Effects of the Reorganization on Southern”, “—Effects of the Reorganization on Affiliates”, and the relative advantages and disadvantages described under “—Reasons for the Reorganization” and “—Effect of the Reorganization on Shareholders Generally”. The board also reviewed the tax and pro forma financial effects of the Reorganization on Southern and its shareholders.

After the Reorganization, Southern’s stock will not be registered under the Securities Exchange Act. The board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to the registration of Southern’s stock under the Securities Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the stock under the Securities Exchange Act. Similarly, the board also considered the prospective decrease in the expenses related to servicing shareholders holding small positions in Southern’s common stock and Series B preferred stock. Southern’s management determined that the Reorganization would result in cost savings of approximately $330,000 per year.

Additionally, the board considered the effect that terminating the registration of Southern’s stock would have on the market for the stock and the ability of shareholders to buy and sell shares. However, the board determined that, even as a public company, Southern has not had an active trading market for its stock and that Southern’s shareholders derive little relative benefit from Southern’s status as a public company. The board determined that the cost savings and reduced management time to be achieved by terminating registration of the stock under the Securities Exchange Act outweighed any potential detriment from eliminating the registration.

We considered alternatives to the proposed going-private transaction but ultimately approved the Reorganization proposal. Please read the discussion under “—Alternatives Considered” for a description of these alternatives.

Substantive Fairness. The board considered numerous factors, discussed below, in reaching its conclusions that the Plan is substantively fair to our unaffiliated shareholders who will receive cash in the Reorganization and to our unaffiliated shareholders who will retain their shares. In reaching these conclusions, the board considered the following effects on these constituencies:

•

Opinion of Independent Financial Advisor. Howe Barnes, an independent financial advisor to the board of directors, has delivered its opinion to the board that the $780.00 price per common share and the $14.85 price per Series B preferred share to be paid in the Reorganization is fair, from a financial point of view, to Southern’s shareholders, both those who will receive cash and those who will retain their shares in the Reorganization. The board reviewed and considered the financial analyses presented to it in connection with the opinion and adopted Howe Barnes’ conclusions and analyses as its own. The board considered the conclusions drawn in the fairness opinion as factors supporting its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash for their shares and those who would retain their shares following the Reorganization. A copy of the opinion is attached as Appendix C. See “—Opinion of Independent Financial Advisor” for additional information.

The Howe Barnes fairness opinion did not address fairness to the unaffiliated shareholders as a distinct and separate group. Under the terms of the Plan, all shareholders receiving cash for common shares will receive $780.00 and those holding Series B preferred shares will receive $14.85. As a result of the Reorganization, remaining affiliated and unaffiliated shareholders will all experience a proportionate decrease in book value per common share as of June 30, 2005 and earnings per common share for the year ended December 31, 2004. Accordingly, the board believes that there are no material differences in the effects of the Reorganization on affiliated shareholders and the effects of the Reorganization on unaffiliated shareholders from a financial point of view. Therefore, the board believes the Howe Barnes opinion as to the fairness of the price from a financial point of view was a relevant and appropriate factor in its determination of fairness with respect to unaffiliated shareholders. See “Effects of the Reorganization on Affiliates” and “Effects of the Reorganization on Shareholders Generally”.

•	Independent Valuation. According to a report presented to the special committee and the board by Howe Barnes, the fair value of Southern common and Series B preferred stock as of September 2, 2005 on a going concern basis was between $600.00 to $700.00 per share and $11.25 to $13.50 per share, respectively. The board considered this report, as well as the underlying factors and methodologies, in support of its recommendation to approve the Plan and to arrive at its conclusion of fairness, in relation to Southern’s “going concern” value, of the proposed cash consideration to unaffiliated shareholders, including those who would receive cash for their shares and those who would retain their shares following the Reorganization. In determining the fairness of the transaction in relation to the “going concern” value, our board relied upon the factors, analyses and conclusions set forth by Howe Barnes in its presentation and adopted these factors, analyses and conclusions as its own. The board did not consider the amount per share that might be realized in a sale of 100% of the stock of Southern because the board determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control. The board determined specifically that a price of $780.00 per common share and $14.85 per Series B preferred share (in each case, determined by taking the mid-point of the range of fair values determined by Howe Barnes and adding a 20% premium), was fair to both cashed-out and remaining shareholders in view of the involuntary nature of the transaction for those receiving cash, the relatively small incremental effect of the selected price on those retaining their shares, and Howe Barnes’ opinion as to the fairness of the consideration. See “—Opinion of Independent Financial Advisor” for additional information.

•	Discount to Book Value. The price per common share to be paid in the Reorganization reflects an 11.6% discount to Southern’s June 30, 2005 book value per common share. Although book value was a factor, among others that the board considered in determining the cash consideration to be paid in the Reorganization, the board determined that it was not directly relevant because book value is a historical number that may not reflect the fair market values of our assets and liabilities.

•	Earnings Multiple. The price per common share that will be paid in the Reorganization reflects a multiple of 15.9 times Southern’s earnings per common share for the year ended December 31, 2004 and 10.0 times Southern’s annualized earnings per common share for the six months ended June 30, 2005. Based on the earnings multiples of the comparable public companies set forth in the Howe Barnes valuation report, the board believes the price per common share to be paid in the Reorganization reflects a reasonable multiple to its earnings for the year ended December 31, 2004 and the six months ended June 30, 2005. Therefore, the board viewed the earnings multiple as a factor, among others, which supported its decision to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, both those receiving cash for their common shares and those retaining their common shares following the Reorganization.

•	Historical Market Prices of Southern Common and Series B Preferred Stock. Although our common stock is quoted on the “pink sheets”, there is only a limited trading market for our common and Series B preferred stock. To our knowledge, the trading prices for our common stock during the past two years have ranged from $295.00 to $500.00 per share. We have repurchased our common stock from time to time and have paid between $295.00 and $500.00 per share in those transactions over the last two years. To our knowledge there has been no trading in our Series B preferred stock within the last two years. We have repurchased our Series B preferred stock from time to time and have paid $11.25 per share in those transactions over the last two years. The board viewed the historical market prices as a factor supporting its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash and those who would retain their shares following the Reorganization.

•	Liquidity Provided. The Reorganization will provide liquidity, without brokerage costs, to shareholders receiving cash in the Reorganization. We believe this provides a significant benefit to investors seeking a more liquid investment alternative, given the lack of an organized market for our stock. The board considered the opportunity to provide this liquidity as a factor supporting its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders receiving cash in the Reorganization.

•	Tax Consequences. The board noted that the Reorganization would not result in a taxable event for shareholders retaining their shares in the Reorganization. The board also considered that, except with respect to shareholders who have acquired their shares within the prior 12 months, the cash consideration offered in the Reorganization would be taxed as a long-term capital gain for shareholders terminating their actual and constructive stock ownership in the Company. The facts that the transaction would not result in a taxable event to shareholders retaining their shares following the Reorganization contributed to the board’s recommendation and conclusion as to the fairness of the transaction to unaffiliated shareholders who would retain their shares following the Reorganization. Although the transaction would result in a taxable event to unaffiliated shareholders receiving cash in the Reorganization, the board determined that this negative factor was mitigated somewhat by the positive factor that the cash would be taxable to these shareholders only to the extent that the cash received exceeds the shareholders’ basis, instead of fully taxable as a dividend.

•	Absence of Firm Offers. The board viewed the absence of any firm offers for the acquisition of our Company, the fact that the board has no plans to seek an acquisition of our Company in the foreseeable future, and its opinion that firm offers are not likely to be forthcoming as factors tending to support its recommendation to approve the Reorganization and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash for their shares and those who would retain their shares following the Reorganization.

In connection with its fairness determination, the board did not consider Southern’s liquidation value for the following reasons. First, because the vast majority of a bank’s assets and liabilities are monetary assets whose book values generally approximate their fair market values, the liquidation values of these assets and liabilities would generally command material discounts both to fair market value and, accordingly, book value. In addition to the liquidation discounts, because the liquidation of a financial institution is an extremely expensive and time-consuming process involving significant regulatory procedures and numerous regulatory approvals, the costs of the liquidation of a financial institution further reduce any net assets that would otherwise be available to shareholders following liquidation. Further, the Series B preferred stock (as well as Southern’s Series C preferred stock) has a liquidation preference over the common stock, thereby affecting the relative amounts received by common shareholders and preferred shareholders in a liquidation. In light of these factors the board of directors concluded that the determination of a liquidation value was not material to the financial fairness of the transaction. However, it is not possible to predict with certainty the future value of our assets or liabilities or the intrinsic value that those assets or liabilities may have to a specific buyer that has not been identified. As a result, although we believe the possibility is remote, the liquidation of our assets and liabilities could conceivably produce a higher value than our value as a “going concern.”

After consideration of all of the foregoing information, the board determined that a fair price to be paid to cashed-out shareholders in the Reorganization is $780.00 per common share and $14.85 per Series B preferred share. The board is not aware of any material contracts, negotiations or transactions, other than in conjunction with the Reorganization as described in “—Background of the Reorganization”, during the preceding two years for (1) the merger or consolidation of Southern into or with another person or entity, (2) the sale or other transfer of all or any substantial part of the assets of Southern, or (3) a tender offer for any outstanding shares of Southern common and Series B preferred stock.

Procedural Fairness. The board of directors is seeking shareholder approval of the transactions contemplated by the Plan. The vote of a majority of the votes entitled to be cast on the Plan will be required to approve it. Approval by a majority of unaffiliated shareholders is not required. The board determined that any such voting requirement would usurp the power of the holders of greater than a majority of Southern’s shares to consider and approve the Reorganization. The board also considered such a provision unnecessary in light of the fact that the Plan’s provisions apply regardless of whether a shareholder is an affiliate and in view of a shareholder’s right, whether affiliated or unaffiliated, to dissent from the merger and obtain the fair value of his or her shares under Delaware law.

In addition, the board noted that shareholders who wish to increase their record holdings in order to avoid being cashed out may do so by purchasing shares of Southern common stock or Series B preferred stock from other shareholders prior to the effective time of the Reorganization.

No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the Reorganization or preparing a report covering its fairness was retained by Southern or by a majority of directors who are not employees of Southern. The board concluded the retention of an unaffiliated shareholder representative was not necessary because the Plan’s provisions apply regardless of whether a shareholder is affiliated or unaffiliated and both affiliated and unaffiliated shareholders have appraisal rights under Delaware law. In addition, because the board obtained a valuation and fairness opinion from an unaffiliated entity, it determined that the cost of obtaining an additional fairness opinion or valuation from another unaffiliated representative would not provide any meaningful additional benefit. After consideration of the factors described above, the board believes that the Reorganization is procedurally fair notwithstanding the absence of such an unaffiliated shareholder approval requirement or unaffiliated representative.

We have not made any provision in connection with the Reorganization to grant unaffiliated shareholders access to our corporate files, except as provided under the General Corporation Law of the State of Delaware, or to obtain legal counsel or appraisal services at our expense. With respect to unaffiliated shareholders’ access to our corporate files, the board determined that this proxy statement, together with Southern’s other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Plan. The board also considered the fact that under the General Corporation Law of the State of Delaware, and subject to specified conditions set forth under Delaware law, shareholders of Southern’s stock, upon written demand, have the right to review Southern’s relevant books and records of account. As for obtaining legal counsel or appraisal services for unaffiliated shareholders at Southern’s expense, there will be a mechanism for shareholders to perfect their appraisal rights pursuant to the General Corporation Law of the State of Delaware. In deciding not to adopt these additional procedures, the board also took into account factors such as Southern’s size and the cost of such procedures.

After consideration of the factors described above, the board of directors has determined that the Plan is procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement and an unaffiliated shareholder representative, to Southern’s unaffiliated shareholders who will receive cash in the Reorganization. The board has also determined that the Plan is procedurally fair to unaffiliated shareholders who will retain their shares. Additionally, the board believes that the Plan is substantively fair to these constituencies. Finally, it has determined that the Plan is substantively and procedurally fair to affiliated shareholders for the same reasons specified as to unaffiliated shareholders, given that the Plan does not distinguish between these groups.

Determination of Fairness by Interim and Other Southern Affiliates

Interim was organized for the sole purpose of facilitating the Reorganization. Its sole shareholder, and its sole director and executive officer is John C. Pegram, Jr., who is also Southern’s Chairman of the Board and President. Our affiliates consist of our directors and certain executive officers: Bynum R. Brown, William H. Bryan, Robert J. Carroll, Hope H. Connell, J. Edwin Drew, Moses B. Gillam, Jr., Frank B. Holding, M.J. McSorley, W. Hunter Morgan, Sr., John C. Pegram, Jr., W.A. Potts, Charles L. Revelle, Jr., Charles O. Sykes, John N. Walker, R.S. Williams, and David A. Bean. Lewis R. Holding and Frank B. Holding, Jr. each own more than 5% of the voting stock of Southern and each is considered an affiliate of Southern. These affiliates, in addition to Interim, are deemed to be “filing persons” for purposes of this transaction.

For Interim and each of Southern’s affiliates, their purpose and reasons for engaging in the Reorganization, alternatives considered and analyses regarding financial and procedural fairness of the Reorganization to unaffiliated shareholders receiving cash in the Reorganization and to those retaining their shares were the same as those of the board of directors, and Interim and each of Southern’s affiliates adopted the analyses of the board of directors and Howe Barnes with respect to these issues. Based on these factors and analyses, Interim and each of Southern’s affiliates have concluded that the Reorganization is procedurally and substantively fair to Southern’s unaffiliated shareholders who will receive cash in the Reorganization and to its unaffiliated shareholders who will retain their shares.

Opinion of Independent Financial Advisor

Southern retained Howe Barnes to act as its financial advisor in connection with the Reorganization, which is designed to enable Southern to terminate the registration of its stock under Section 12(g) of the Securities Exchange Act. During the past two years, there has been no other material relationship between Southern and Howe Barnes or their respective affiliates, and no future material relationship is contemplated. The total amount of consideration paid or payable by Southern to Howe Barnes is $37,500. Howe Barnes’ financial advisory role included providing a valuation report detailing the fair value per share of Southern common and Series B preferred stock to be used by the board of directors of the Company to determine the price to be paid for shares to be cashed out as part of the Plan. Howe Barnes also delivered a written opinion as to the fairness, from a financial point of view, to all Southern’s shareholders, including the shareholders who will be cashed out as a result of the Plan and those shareholders remaining intact after the execution of the Plan. Howe Barnes is a nationally recognized investment banking firm. In the ordinary course of its investment banking business, Howe Barnes is regularly engaged in the valuation of financial institutions and their securities in connection with mergers, acquisitions and other corporate transactions.

Howe Barnes presented its valuation report to the special committee and the board and determined that the fair value of the cashed-out merger common shares ranged from $600.00 to $700.00 per share, and $11.25 to $13.50 per Series B preferred share. Southern’s board, after an extensive evaluation of Howe Barnes’ valuation report, set and approved the cash-out price in the Plan at $780.00 per common share and $14.85 per Series B preferred share. The ultimate decision and responsibility as to the pricing of the shares was made by the board of Southern.

Howe Barnes delivered to the board of directors a written opinion, dated September 2, 2005, stating that the $780.00 cash-out price per common share and the $14.85 cash-out price per Series B preferred share, as determined by the board of Southern, was fair, from a financial point of view, as of the date of the opinion, to all Southern shareholders, including those shareholders who will be cashed out as a result of the Plan and those shareholders remaining intact after the execution of the Plan. Howe Barnes’ opinion may not be quoted, used or circulated for any other purpose without its prior written consent, except for inclusion in this proxy statement. Howe Barnes has consented to the use of its opinion in this proxy statement and to the disclosure regarding such opinion contained in this proxy statement.

Factors Considered. Prior to rendering its opinion, Howe Barnes reviewed and analyzed, among other things, (i) the terms of the Reorganization, (ii) Southern’s annual report to stockholders and financial statements for each of the three years ended December 31, 2002, 2003 and 2004, (iii) Southern’s quarterly reports and financial statements periods ending June 30, September 30, 2004, and March 31, 2005, respectively, (iv) certain information regarding the historical record of reported prices, trading activity and dividend payments of Southern’s common stock and Series B preferred stock, (v) certain reported financial terms of selected recent going private transactions which Howe Barnes deemed to be relevant, (vi) publicly available business and financial information regarding Southern, (vii) certain financial forecasts and supporting information prepared by Southern’s management with respect to the Reorganization, (viii) discussions with Southern’s management regarding the background of the Reorganization and reasons and basis for the Reorganization and management’s opinion of future business prospects for Southern, and (ix) other studies, analyses and investigations, particularly of the banking industry, and such other information as Howe Barnes deemed appropriate. Howe Barnes did not obtain, make or receive any independent appraisal or evaluations with respect to Southern’s assets or liabilities. It also did not make or receive any analyses or evaluations of the rights of stockholders, creditors or others holding any claims or rights against Southern.

Summary of Financial Analyses. In connection with rendering its opinion to Southern’s Board of Directors, Howe Barnes performed a variety of financial and comparative methodologies, which are summarized briefly below. Moreover, Howe Barnes believes that these analyses must be considered as a whole and that selecting portions of them and the factors considered by Howe Barnes, without considering all of those analyses and factors, could create an incomplete understanding of the process underlying the analyses and, more importantly, a misleading or incomplete view of Howe Barnes’ written opinion as to fairness, from a financial point of view, that is based on those analyses. The preparation of a financial advisor’s opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of those analyses. In its full analysis, Howe Barnes also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Howe Barnes drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Howe Barnes’ analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from those estimates. Estimates of company valuations do not purport to be appraisals nor do they necessarily reflect the prices at which a company or its respective securities may actually be sold.

The written opinion dated September 2, 2005 provided by Howe Barnes to the Board of Directors was based upon certain economic, monetary, financial market and other relevant conditions as of the date of the opinion. Accordingly, the opinion states that although subsequent developments may affect the opinion, Howe Barnes does not have any obligation to further update, revise or reaffirm its opinion, and it has not done so.

In connection with its review and arriving at its opinion, with the consent of Southern’s Board of Directors, Howe Barnes assumed and relied upon the accuracy and completeness of the financial information and other pertinent information provided by Southern to Howe Barnes for purposes of rendering its opinion. Howe Barnes did not assume any obligation to independently verify any of the information provided, including without limitation information from published sources, as being complete and accurate in all material respects. With regard to the financial forecasts prepared by Southern’s management, as well as projections of cost savings, Howe Barnes assumed that this information reflected the best available estimates and judgments of Southern as to the future performance and that the projections provided a reasonable basis upon which Howe Barnes could formulate its opinion. Southern does not publicly disclose its internal management projections of the type utilized by Howe Barnes in connection with Howe Barnes’ role as financial advisor to Southern. Therefore, those projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Southern. Accordingly, actual results could vary significantly from those set forth in the respective projections.

In providing its opinion, Howe Barnes assumed and relied upon, without independent verification, the accuracy and completeness of all accounting, legal, tax and other information provided to them by Southern, as well as all of the materials made available to Howe Barnes by Southern or other public sources. Howe Barnes assumed that no material change in Southern’s assets, financial conditions, results of operations, business or prospects had occurred since the most recent financial statements made available to Howe Barnes.

Howe Barnes has stated to the Board of Directors that it does not purport to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect to loan portfolios and, accordingly assumes that those allowances by Southern are adequate to cover such losses. In addition, Howe Barnes has not reviewed and does not assume responsibility for any individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Southern, nor was Howe Barnes provided with those types of appraisals. In addition, for the purposes of rendering its written opinion, Howe Barnes assumed that (i) the Reorganization will be consummated in accordance with the terms set forth in the Plan, without any waiver of its material terms or conditions, and that obtaining the necessary stockholder approvals for the Reorganization will not have an adverse effect on Southern and (ii) the Reorganization is consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. Howe Barnes was not requested to and did not solicit any expressions of interest from any other parties with respect to the actions contemplated in connection with the Reorganization. Howe Barnes expressed no opinion as to whether any alternative transaction might produce consideration for the holders of Southern’s common and Series B preferred stock in an amount in excess of that contemplated in the Reorganization.

Common Stock Analyses. Howe Barnes’ analyses with respect to Southern’s common stock included (i) a comparison of certain market multiples between Southern and banks nationwide, (ii) a comparison of certain market multiples between Southern and a selected group of peer banks, and (iii) a dividend discount analysis. Howe Barnes also considered the current and historic trading activity and prices of Southern’s common stock, but gave little consideration to these factors because the vast majority of trades involved purchases by Southern. Upon reconciling these separate analyses and assigning weight to each of the three, Howe Barnes then applied a marketability discount to the range of values determined from the weighted valuations and determined a range of fair values for Southern’s common stock. Finally, Howe Barnes presented a going private premium analysis, based on a selected group of recently announced going private transactions that could be applied to its selected range of fair values. Howe Barnes presented an oral report of these analyses to the Special Committee at its August 22, 2005 meeting.

Peer Group Analyses.

In order to establish a range of fair value for Southern’s common stock in connection with the Reorganization, Howe Barnes engaged in several analyses which compared certain Southern pricing ratios to several peer groups.

To the extent any comparisons were done with peer groups, Howe Barnes noted that no peer group or member of a peer group was identical to Southern. Likewise, no reviewed transaction was identical to the Reorganization. As a result, Howe Barnes’ analyses with respect to the Reorganization were not intended to be purely mathematical. Rather, Howe Barnes considered complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Southern is being compared in the course of delivering its report and written opinion to the Board of Directors.

First, Howe Barnes selected six peer groups having one or more common characteristics with Southern (“the National Peer Groups”) based on Southern’s March 31, 2005 financial information and publicly available trading information as of August 1, 2005. The National Peer Groups included (i) all publicly traded banks in the United States as identified by SNL Financial, L.C., (ii) all banks in the geographic Southeastern United States, (iii) all banks in North Carolina, (iv) all banks in the United States with assets between $900 million and $1.2 billion, (v) all banks nationwide with returns on average assets between 0.55% and 0.65%, and (vi) all banks in the

United States with returns on average equity between 6.0% and 7.0%. In reviewing the National Peer Groups, Howe Barnes specifically focused on the following pricing ratios: (i) stock price/book value ratio, (ii) stock price/tangible book value ratio, (iii) stock price/reported earnings during the last twelve months for which public information was available and (iv) stock price/core earnings during the last twelve months for which public information was available. Howe Barnes then determined the four median pricing ratios for each of the six National Peer Groups and then found a median value for each of the four pricing ratios. In addition, Howe Barnes assigned different weightings to the National Peer Group’s median pricing ratios. Howe Barnes weighted the National Peer Groups applying more weight to profitability and size, and less weight based on geography. After reviewing the pricing ratio medians and weighted averages of the National Peer Groups, Howe Barnes selected a range for each of the four pricing ratios and applied the range to Southern, which resulted in an indicated price range based on each of the pricing ratios. Howe Barnes then weighted the indicated price range values weighting price/last twelve month earnings and price core earnings 30% each, and 20% each for price/book value and price to tangible book value ratios, to determine a weighted average for the indicated range. The following table illustrates the process in which Howe Barnes determined the weighted average for the indicated price range for the National Peer Groups as of August 1, 2005:

	Southern Bancshares	Selected Pricing Ratios				Indicated Price Range		Weighting
		Low		High
Price/Book Value	$887.12	145%		165%		$1,286.32	$1,463.75	20%
Price/Tangible BV	$793.51	165%		185%		$1,309.29	$1,467.99	20%
Price/LTM Earnings	$56.96	18.0	x	22.0	x	$1,025.27	$1,253.10	30%
Price/LTM Core Earnings	$56.70	18.0	x	22.0	x	$1,020.54	$1,247.33	30%
		Weighted Average				$1,336.48	$1,336.48

Howe Barnes concluded that a range of fair values for the common stock based on this nationwide peer group trading market analysis was $1,125.00 to $1,325.00 per share.

Howe Barnes next conducted a similar analysis with respect to a more tailored peer group of 12 companies deemed relevant (the “Guideline Companies”). The Guideline Companies included banks that met the following criteria: (i) total assets between $700 million and $1.3 billion, (ii) returns on average equity less than or equal to 15%, (iii) asset growth less than or equal to 15%, and (iv) located in one of the States of Alabama, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia or West Virginia. Howe Barnes excluded banks that did not have available pricing ratios, were targets of merger transactions or were in metropolitan markets. This search resulted in twelve Guideline Companies. Howe Barnes analyzed pricing multiples and financial ratios by calculating the median, 1st and 3rd quartiles, and low and high values for the Guideline Companies. Howe Barnes then focused on (i) book value, (ii) tangible book value, (iii) reported earnings for the last twelve months and (iv) core earnings for the last twelve months and calculated a range for each of the selected pricing ratios, which resulted in an indicated price range based on each of the pricing ratios. Howe Barnes then weighted the indicated price range values weighting price/last twelve month earnings and price core earnings 30% each, and 20% each for price/book value and price to tangible book value ratios, to determine a weighted average for the indicated range. The following table illustrates the process in which Howe Barnes determined the weighted average for the indicated price range for the Guideline Companies as of August 1, 2005:

	Southern Bancshares	Selected Pricing Ratios				Indicated Price Range		Weighting
		Low		High
Price/Book Value	$887.12	130%		150%		$1,153.25	$1,330.68	20%
Price/Tangible BV	$793.51	150%		170%		$1,190.26	$1,348.97	20%
Price/LTM Earnings	$56.96	14.0	x	18.0	x	$797.43	$1,025.27	30%
Price/LTM Core Earnings	$56.70	14.0	x	18.0	x	$793.75	$1,020.54	30%
		Weighted Average				$946.06	$1,149.67

Howe Barnes concluded that a range of fair values for the common stock based on Guideline Companies was $950.00 to $1,150.00 per share.

Discounted Cash Flow Analysis.

Howe Barnes also performed a discounted cash flow analysis to determine a range of fair value of Southern’s common stock based on the present value of expected dividendable cash flow to be available to shareholders. Southern’s management provided Howe Barnes with financial projections through December 31, 2008. Specifically, Southern’s management (for purposes of this exercise only) estimated the Company’s net income for each of the fiscal years ending December 31, 2005, 2006, 2007 and 2008. Howe Barnes then calculated the estimated dividendable income per share assuming the same number of shares remained issued and outstanding. At the time that Southern’s management provided Howe Barnes with any forecasts, it was not anticipated that these would be disclosed to our shareholders or the public in this Proxy Statement or otherwise. Management provided these forecasts in the limited time allotted to them, and these forecasts may change upon further analysis. Such forecasts were delivered to Howe Barnes solely for its use in determining the fairness of the common stock price, and should not be used by any person for any other purpose. No shareholder should rely on these forecasts in deciding whether to buy or sell Southern’s securities. In estimating Southern’s future net income, Southern assumed a total asset growth of 8%, 7%, 6% and 5% for the 2005, 2006, 2007 and 2008 fiscal years, respectively. It then projected income and earnings per share based on such asset growth. Howe Barnes then calculated Southern’s dividendable income by subtracting from net income an amount of capital necessary to support the projected growth in assets to maintain capital at current levels. The dividendable income was calculated by adding back the intangible amortization (tax adjusted at 39%) to net income and then subtracting a constant tangible capital level of 8.0% for each year through 2008, as well as subtracting the preferred dividends paid to the preferred stockholders.

Howe Barnes discounted the projected dividendable cash flow to a present value at discount rates between 11% and 14%. Howe Barnes determined that this was an appropriate range of discount rates based on industry averages for companies identified as similar to Southern. Howe Barnes then assumed appropriate terminal multiples for Southern would be between 14x and 18x earnings. Howe Barnes multiplied Southern’s 2008 estimated dividendable income by the selected terminal multiples and discounted this value to the present value.

Howe Barnes calculated that a range of values for Southern’s common stock implied by this dividend discount analysis was between $575 and $800 per share. Howe Barnes acknowledged that the dividend discount often yields the widest range of values as a result of the number of assumptions necessary to employ this model. The Discounted Cash Flow model is illustrated below:

Discount Rate	Terminal Multiple
	14.0x	15.0x	16.0x	17.0x	18.0x
11.0%	640	678	716	753	791
11.5%	629	666	703	741	778
12.0%	619	655	692	728	764
12.5%	608	644	680	716	752
13.0%	598	633	669	704	739
13.5%	588	623	657	692	727
14.0%	579	613	647	680	714

Summary of Valuation Results.

Howe Barnes analyzed the range of values implied by the National Peer Groups, Guideline Companies and the Discounted Cash Flow. Howe Barnes calculated the average for the ranges and then weighted each of the ranges with Guideline Companies weighted at 60% and the National Peer Groups and Discounted Cash Flow each being weighted at 20%. Howe Barnes gave more weighting to the Guideline Companies because they were more relevant to Southern. Howe Barnes selected a summary valuation range of $900.00 to $1,100, which is illustrated below:

	Weighting	Low	High
National Peer Medians	20%	$1,125.00	$1,325.00
Selected Guideline Companies	60%	$950.00	$1,150.00
Discounted Cash Flow	20%	$575.00	$800.00
Average		$883.33	$1,091.67
Weighted Average (Rounded)		$900.00	$1,100.00

Lack of Marketability Discount.

Howe Barnes reviewed certain lack of marketability discount studies to determine if a lack of marketability discount would be appropriate to apply to the results of the valuation based on market demographics, historic trading volume, profitability (historic and future), the size and stability of dividends, prospects for liquidity, the pool of potential buyers and acquisition potential. After reviewing the financial characteristics and investment merits of Southern and after reviewing the lack of marketability discount studies, Howe Barnes concluded that a lack of marketability discount was warranted and that the applicable discount for lack of marketability was between 25% and 45%. Howe Barnes then applied the lack of marketability discounts selected to the Summary of Valuation results from above and selected a range of fair value between $600.00 and $700.00 per share. The following table illustrates how Howe Barnes selected the new range:

Valuation Weighted Average	$900.00	$1,100.00

Discount of Valuation Average
25%	$675.00	$825.00
30%	$630.00	$770.00
35%	$585.00	$715.00
40%	$540.00	$660.00
45%	$495.00	$605.00

After reviewing the results of applying a Marketability Discount of between 25% and 45%, Howe Barnes selected a range of fair value for Southern’s common stock of $600.00 to $700.00 per share.

Going Private Premium Analysis.

In addition to the other financial analyses performed by Howe Barnes, Howe Barnes also looked at transactions deemed similar to the Reorganization to determine what premium, if any, has been paid in some other transactions deemed. The 26 selected transactions included only reverse stock splits and cash out mergers conducted by bank or thrift institutions or their holding companies over the last three years. None of the comparable transactions selected resulted in a change of control of the entity. Howe Barnes relied on the reported acquisition price paid by these companies in connection with the comparable transactions and compared that price to the recently reported trading prices for the same shares to determine an average premium paid. By observing premiums paid in other similar transactions of publicly traded banks, Howe Barnes was able to estimate a range of premiums comparable for the Reorganization. Howe Barnes did not consider the trading history of the 26 subject companies other than the last recorded trading price as compared to the acquisition price paid pursuant to the comparable transactions.

The following is a listing of the 26 transactions considered by Howe Barnes in its going private premium analysis:

Company	Ticker	Announce Date	Transaction Type	Assets ($000’s)	Transaction Value ($)	% of Shares	Premium
FC Banc Corp.	FCBQ	6/24/05	Cash Out Merger	162,234	NA	NA	2.2%
FFD Financial Corporation	FFDF	5/24/05	Reverse Stock Split	139,705	1,482,000	6.6%	23.0%
Community Investors Bancorp Inc.	CIBI	5/17/05	Reverse Stock Split	122,762	NA	3.8%	13.2%
United Tennessee Bankshares, Inc.	UTBI	4/14/05	Cash Out Merger	122,659	NA	21.9%	20.5%
Northeast Indiana Bancorp, Inc.	NIDB	3/16/05	Reverse Stock Split	232,611	331,867	1.0%	17.5%
ASB Financial Corp.	ASBP	3/3/05	Reverse Stock Split	172,961	1,985,659	5.0%	11.4%
First Manitowoc Bancorp, Inc.	FWBW	2/25/05	Cash Out Merger	606,753	1,844,700	1.4%	27.9%
Benchmark Bankshares, Inc.	BMBN	12/23/04	Reverse Stock Split	284,623	11,796,169	20.9%	11.8%
KS Bancorp, Inc.	KSBI	12/22/04	Reverse Stock Split	223,208	1,418,040	4.9%	23.1%
Commercial National Financial Corp.	CEFC	11/18/04	Cash Out Merger	243,859	8,750,000	17.1%	13.6%
Fidelity Federal Bancorp	FDLB	11/11/04	Reverse Stock Split	201,842	2,000,000	10.0%	6.3%
Blackhawk Bancorp, Inc.	BHWB	10/22/04	Reverse Stock Split	415,911	995,566	2.6%	27.1%
Sturgis Bancorp, Inc.	STBI	9/29/04	Cash Out Merger	312,431	588,832	1.3%	18.1%
Southern Michigan Bancorp Inc.	SOMC	9/3/04	Cash Out Merger	310,815	1,213,215	5.1%	20.3%
First Banking Center, Inc.	FBCI	8/20/04	Reverse Stock Split	565,408	21,660,000	24.2%	17.6%
Hemlock Federal Financial Corp.	HMLK	6/1/04	Reverse Stock Split	312,468	232,000	0.8%	2.1%
Home Loan Financial Corporation	HLFC	5/18/04	Reverse Stock Split	160,342	1,754,164	5.0%	30.5%
Coddle Creek Financial Corp.	CDLX	3/30/04	Reverse Stock Split	137,652	500,000	2.0%	4.1%
Easton Bancorp Inc.	EASB	1/2/04	Cash Out Merger	101,837	3,013,650	24.3%	(6.9%)
IBW Financial Corp.	IBWF	12/31/03	Reverse Stock Split	302,720	470,230	1.9%	65.9%
HFB Financial Corporation	HFBA	10/28/03	Cash Out Merger	256,689	468,400	1.6%	3.4%
First Cherokee Bancshares, Inc.	FCKE	9/19/03	Cash Out Merger	190,938	6,081,814	35.3%	14.0%
Valley Ridge Financial Corp.	VYRG	9/19/03	Reverse Stock Split	193,008	1,660,000	4.9%	11.1%
BankPlus, FSB	BPLS	7/15/03	Reverse Stock Split	313,234	200,000	0.8%	6.7%
Capital Directions, Inc.	CTDN	6/25/03	Cash Out Merger	129,839	551,450	1.7%	(3.8%)
Chesapeake Financial Shares, Inc.	CPKF	9/3/02	Reverse Stock Split	332,424	1,979,073	6.5%	18.7%

3rd Quartile	26			312,027	$1,992,830	10.0%	20.4%
Median	26			227,910	$1,482,000	4.9%	13.8%
1st Quartile	26			160,815	$525,725	1.7%	6.4%

The premiums paid with respect to the selected transactions ranged from (6.9%) to 65.9%, with a median premium paid of 13.8%, and a first quartile and third quartile average of 6.4% and 20.4%, respectively. Based on its review of certain transactions deemed comparable, Howe Barnes concluded that a reasonable range of the premium to be paid could be 5% to 20% above the $600.00 to $700.00 range determined previously. The Howe Barnes analysis of premiums over the range of $600.00 to $700.00 is illustrated below:

		Premium
	Price	5.0%	10.0%	15.0%	20.0%
Selected Range of Fair Value:
Low	$600.00	$630.00	$660.00	$690.00	$720.00
Midpoint	$650.00	$682.50	$715.00	$747.50	$780.00
High	$700.00	$735.00	$770.00	$805.00	$840.00

Based on Howe Barnes’ analyses of Southern’s common stock, the Southern Board of Directors determined that a price of $780.00 per share is a fair price to pay common shareholders that are cashed out as a result of the Reorganization.

Series B Preferred Stock Analyses. Howe Barnes’ analyses included (i) a comparison of preferred stock dividend yields of banks nationwide, (ii) a dividend discount analysis, and (iii) historic trading activity and prices of the Series B preferred stock. Upon reconciling the separate analyses and assigning a weight to each of the valuation methods, Howe Barnes determined a range of values for the Series B preferred stock. Howe Barnes then applied the same going private premium analysis described above with respect to the common stock in determining a final range of fair values for the Series B preferred stock.

Dividend Yield Comparison.

To help establish a range of fair values for the Series B preferred stock, Howe Barnes reviewed the dividend yields for all publicly traded preferred stocks nationwide. The median national yield was 6.74% and the first and third quartile percentages were 6.44% and 7.02%, respectively. Based upon the stated dividend on the Series B preferred stock of $0.90 per share per annum, and applying the national yield averages resulted in a fair value range of Southern’s Series B preferred stock of $12.75 to $14.00 per share.

Dividend Discount Analysis.

Howe Barnes also performed a dividend discount analysis to determine a range of fair value of Southern’s Series B preferred stock based on the present value of expected future dividends to be received. Howe Barnes discounted Southern’s projected dividends to present value at discount rates between 6% and 9% to reflect the range of dividend yields exhibited by the study above. Howe Barnes assumed that the $0.90 per share dividend was paid in perpetuity. The sum of these values was the implied present value per share, and this analysis produced a range of fair values between $10.00 and $15.00 per share.

Historical Trading Activity.

Howe Barnes reviewed the trading history in the Series B preferred stock for the last three years. This information was supplied to Howe Barnes by Southern’s management. Since all trades were made at $11.25 per share, the trade history analysis resulted in a fair value of $11.25 per share.

Summary of Valuation Results.

Howe Barnes used the average of the range of values determined by the analyses. The following chart illustrates how Howe Barnes determined the average:

	Low	High
Trade History	$11.25	$11.25
All Bank Preferred Stock	$12.75	$14.00
Dividend Discount Analysis	$10.00	$15.00
Average	$11.33	$13.42

After reviewing the results of the valuation methodologies, Howe Barnes selected a range of $11.25 to $13.50 per share as the range of fair value for the Series B preferred stock.

Going Private Premium Analysis.

Howe Barnes applied the same premium analysis used in connection with determining the range of fair values of the common stock to determine the range of fair values for the Series B preferred stock. Again, Howe Barnes concluded the reasonable range of the premiums to be paid to be 5% to 20% above the range of fair value selected for the Series B preferred stock. The following table illustrates the premiums over the selected range of process:

		Premium
	Price	5.0%	10.0%	15.0%	20.0%
Selected Range of Fair Value:
Low	$11.25	$11.81	$12.38	$12.94	$13.50
Midpoint	$12.38	$12.99	$13.61	$14.23	$14.85
High	$13.50	$14.18	$14.85	$15.53	$16.20

Howe Barnes Fairness Opinion. Based upon these analyses, Howe Barnes delivered a written opinion dated September 2, 2005 to Southern’s Board of Directors that a price of $780.000 for each share of common stock and $14.85 for each shares of Series B preferred stock was fair, from a financial point of view, as of the date of the opinion to all Company shareholders, including those shareholders receiving cash as a result of the Reorganization and those remaining shareholders after the Reorganization.

Howe Barnes’ opinion does not address the underlying business decision to engage in the Reorganization. Howe Barnes is not expressing an opinion or recommendation as to how shareholders should vote with respect to the Plan. The full text of Howe Barnes’ opinion, which sets forth many of the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix C to this Proxy Statement with Howe Barnes’ consent. The description of the Howe Barnes opinion set forth herein is qualified in its entirety by reference to Appendix C and the text of the written opinion.

As noted above, the discussion in this section is merely a summary of the analyses and examinations that Howe Barnes considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Howe Barnes. The fact that any specific analysis has been referenced in the summary above is not meant to indicate that the analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Howe Barnes’ view of the actual value of Southern.

In performing its analysis, Howe Barnes made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Southern. The analyses performed by Howe Barnes are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses. The analyses do not purport to be appraisals or to reflect the prices at which the prices at which any securities have traded or may trade at any time in the future. Accordingly, those analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and Howe Barnes does not assume any responsibility if future results are materially different from those projected.

INFORMATION REGARDING THE

SPECIAL MEETING OF SHAREHOLDERS

Time and Place of Meeting

We are soliciting proxies through this proxy statement for use at the special meeting of Southern shareholders. The special meeting will be held at             p.m. on                     , 2005, at the Goldsboro Country Club, 1500 South Slocumb Street, Goldsboro, North Carolina.

Record Date and Mailing Date

The close of business on             , 2005 is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about             , 2005.

Number of Shares Outstanding

As of the close of business on the record date, our voting securities consisted of             outstanding shares of common stock,             outstanding shares of Series B preferred stock, and             outstanding shares of Series C preferred stock. Shareholders of common stock are entitled to one vote for each share, and shareholders of Series B preferred stock and Series C preferred stock are entitled to one vote for each 38 shares of such stock.

Purpose of the Special Meeting

The purpose of the special meeting is for shareholders to vote on the Plan, which provides for the merger of Interim with and into Southern, with Southern surviving the merger and the holders of fewer than 35 shares of Southern common stock receiving $780.00, and holders of fewer than 400 shares of Series B preferred stock receiving $14.85, in cash in exchange for each of their shares of such stock. The terms of the Plan are described beginning on page 37. The full text of the Plan is set forth in Appendix A to the enclosed proxy statement. The Reorganization is designed to take Southern private by reducing its number of common shareholders of record below 300, and Series B preferred shareholders of record below 300.

Appraisal Rights

Shareholders are entitled to appraisal rights in connection with the Plan. See “Description of the Plan—Appraisal Rights”.

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the approval of the Plan and in the best judgment of the persons appointed as proxies on all other matters that are unknown to us as of a reasonable time prior to this solicitation and that are properly brought before the special meeting.

You can revoke your proxy at any time before it is voted by delivering to Southern’s Corporate Secretary, at 116 East Main Street, Mount Olive, North Carolina, 28365, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

Requirements for Shareholder Approval

A quorum will be present at the meeting if a majority of the outstanding shares of Southern common and preferred stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Approval of the Plan requires the affirmative vote of a majority of the votes entitled to be cast on the Plan. On June 30, 2005, Southern’s directors, executive officers, and other affiliates beneficially owned, directly or indirectly, 67,317 shares of common stock, 30,648 shares of Series B preferred shares, which represent approximately 807 votes, and 14,688 shares of Series C preferred shares, which represent approximately 387 votes; thus, Southern affiliates hold approximately 57.45% of the total votes represented by Southern’s voting stock as of that date. Each of the directors, executive officers, and other affiliates has indicated that he or she intends to vote his or her shares in favor of the Plan, and if they so vote, the Plan will be approved.

Any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than are voted against the matter.

Abstentions. A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Based on the voting shares outstanding (common and preferred) as of the record date, a quorum will consist of             votes represented either in person or by proxy. This also represents the minimum number of votes required to be cast in favor of the Plan in order to approve it. Assuming only the minimum number of votes necessary to constitute a quorum are present in person or by proxy at the special meeting, and assuming one of those votes is subject to a proxy marked as an abstention, the Plan proposal would not pass because it would not have received the affirmative vote of a majority of the votes entitled to be cast at the meeting. As a result, such an abstention would effectively function as a vote against the Plan, even though it would not be counted in the voting tally as such. Additionally, abstentions will not affect the outcome of any other proposal properly brought before the meeting because only a majority of the votes actually cast must be voted in favor of such a proposal.

Broker Non-Votes. Generally, brokers who hold shares for the accounts of beneficial owners must vote these shares as directed by the beneficial owner. If, after the broker transmits proxy materials to the beneficial owner, no voting direction is given by the beneficial owner, the broker may vote the shares in the broker’s own discretion, if permitted to do so by the exchange or other organization of which the broker is a member. Brokers may not vote in their own discretion with respect to the proposal to approve the Plan. Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. A broker non-vote, with respect to a proposal for which the broker has no discretionary voting authority, does not count as a vote in favor of or against that particular proposal. Based on the same reasoning that applies to abstentions as discussed above, broker non-votes will effectively function as votes against the Plan but will not affect the outcome of any other proposal properly brought before the meeting.

Solicitation of Proxies

Proxies are being solicited by our board of directors, and Southern will pay the cost of the proxy solicitation. In addition, our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of voting stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

DESCRIPTION OF THE PLAN

The Reorganization

Parties to the Merger.

Southern BancShares (N.C.), Inc. Southern is a bank holding company which was organized during 1986 as the successor to Southern BancShares (N.C.), Inc., a North Carolina corporation (“SBS”). SBS was formed in 1982 as the parent company of Southern Bank. During 1986, SBS was merged into Southern to effect the reincorporation of Southern Bank’s parent company in Delaware. Southern Bank is Southern’s principal operating subsidiary and is currently engaged in commercial banking through 53 offices located primarily in eastern North Carolina.

Southern’s executive offices are located at 116 East Main Street, Mount Olive, North Carolina 28365. As of June 30, 2005, Southern had $1.1 billion in consolidated assets, $910.3 million in deposits and $98.4 million in shareholders’ equity.

Southern Interim Corporation. Interim is a newly formed Delaware corporation, organized solely for the purpose of facilitating the Reorganization. Interim will merge with and into Southern and will cease to exist after the Reorganization. Interim has no significant assets, liabilities or shareholders’ equity, and has conducted no business activities other than those incidental to its formation, the execution of the merger agreement and assistance in preparing various Securities and Exchange Commission filings related to the Reorganization. The principal executive offices of Interim are located at 116 East Main Street, Mount Olive, North Carolina, 28365.

Structure of the Reorganization. The Plan provides for the merger of Interim with and into Southern, with Southern surviving the merger. In the Reorganization, shareholders owning fewer than 35 shares of Southern common stock will receive $780.00 in cash and, shareholders owning fewer than 400 shares of Southern Series B preferred stock will receive $14.85 per share, for each share that they own on the effective date of the Reorganization. All outstanding shares of Interim will be cancelled in the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization. The directors and executive officers of Southern after the Reorganization will be the same as the directors and executive officers of Southern immediately prior to the Reorganization.

Effect on Shareholders. A shareholder who owns fewer than 35 shares of Southern common stock of record will receive $780.00 per share in cash in the Reorganization, and one who owns fewer than 400 shares of Southern Series B preferred stock of record will receive $14.85 per share in cash in the Reorganization. A record holder of 35 or more common shares or 400 or more Series B preferred shares will be unaffected. A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds four separate certificates individually, as a joint tenant with someone else, as trustee and in an IRA, those certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. As a result, a single shareholder with 35 or more common shares, or 400 or more Series B preferred shares, held in various accounts could receive cash in the Reorganization for all of his or her common or preferred shares if those accounts individually hold fewer than 35 common or 400 Series B shares, respectively. To avoid this, the shareholder could either consolidate his or her ownership into a single form of ownership representing 35 or more common shares, or 400 or more Series B preferred shares, respectively, or acquire additional shares in the market prior to the effective date of the Reorganization. Shares represented by multiple certificates which are held in a single record holder’s name will be aggregated in determining the total number of shares held by the particular record holder.

Additionally, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker. Because SEC rules require that we count “record holders” for purposes of determining our reporting obligations, our Plan is based on the number of shares held of record without regard to the ultimate control or beneficial ownership of the shares. As a result, shareholders that hold common shares through a broker who holds an aggregate of 35 or more common shares, and shareholders that hold 400 or more Series B preferred shares with a broker, will not be entitled to receive cash for their shares regardless of the number of shares beneficially owned by the individual shareholder. Any shareholder who holds fewer than 35 common shares or fewer than 400 Series B preferred shares in street name who would like to ensure that he or she will receive cash may transfer his or her shares out of street name to his or her individual name.

Legal Effectiveness. The Reorganization will be effective upon filing of the articles or certificate of merger with the Delaware Secretary of State. As soon as practicable after shareholder approval of the Plan, we will file articles or a certificate of merger with the Delaware Secretary of State and will send a Letter of Transmittal to all record holders of Southern common and Series B preferred stock who are entitled to receive cash in the Reorganization. We anticipate that this will occur in the fourth quarter of 2005 or the first quarter of 2006.

On the effective date of the Reorganization, each shareholder who owns fewer than 35 common shares, or fewer than 400 Series B preferred shares, of record immediately prior to the Reorganization will not have any rights as a Southern shareholder and will have only the right to receive cash as provided under the Plan.

Exchange of Stock Certificates for Cash. The Letter of Transmittal will provide the means by which shareholders will surrender their Southern stock certificates and obtain the cash to which they are entitled. If a certificate is lost or destroyed, the shareholder will be required to submit, in addition to other documents, a bond or other security, satisfactory to the board, indemnifying Southern and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. If certificates evidencing Southern common or Series B preferred stock have been lost or destroyed, Southern may, in its full discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to Southern in lieu of the lost or destroyed certificate. Shareholders whose certificates have been lost or destroyed should contact Southern. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the Reorganization becomes effective.

Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their certificates for cash in the Reorganization. Southern will bear these costs.

The Letter of Transmittal will be sent to shareholders promptly after the effective date of the Reorganization. Do not send in your stock certificate(s) until you have received the Letter of Transmittal. Assuming you submit your stock certificate(s) promptly thereafter, we expect that you will receive your cash payment within approximately four weeks after the effective date of the Reorganization.

Conditions and Regulatory Approvals. Aside from shareholder approval of the Plan, the Reorganization is not subject to any conditions or regulatory approvals.

Termination of Securities Exchange Act Registration. Southern’s stock is currently registered under the Securities Exchange Act. We will be permitted to terminate our registration once we can certify that Southern has fewer than 300 common shareholders and fewer than 300 Series B preferred shareholders of record. Upon the completion of the Reorganization, Southern will have approximately 202 common shareholders and approximately 201 Series B preferred shareholders of record. We intend to apply for termination of the registration of Southern’s stock under the Securities Exchange Act as promptly as possible after the effective date of the Reorganization.

Termination of registration under the Securities Exchange Act will substantially reduce the information required to be furnished by Southern to its shareholders and to the SEC and would make some of the provisions of the Securities Exchange Act, such as the short-swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a) and required compliance with the Sarbanes-Oxley Act, no longer applicable to Southern. Furthermore, Southern’s affiliates may be deprived of the ability to dispose of their Southern common stock under Rule 144 promulgated under the Securities Act of 1933.

We estimate that termination of the registration of Southern stock under the Securities Exchange Act will save Southern approximately $330,000 per year in legal, accounting, printing, management time and other expenses per year. See “Special Factors—Effects of the Reorganization on Southern”.

Source of Funds and Expenses

We estimate that approximately $2.1 million will be required to pay for the shares of Southern common and Series B preferred stock exchanged for cash in the Reorganization. Additionally, Southern will pay all of the expenses related to the Reorganization. We estimate that these expenses will be as follows:

SEC filing fees	$10,000
Legal fees	75,000
Accounting fees	5,000
Financial advisory fees	39,000
Printing and mailing costs	20,000
Miscellaneous	10,000

Total	159,000

Southern intends to finance the cash amount to be paid to shareholders and the expenses related to the Reorganization with cash on hand. Accordingly, we anticipate we will have funds available at the effective time of the Reorganization to pay shareholders entitled to receive cash for their shares of Southern common and Series B preferred stock.

Appraisal Rights

Pursuant to the provisions of Section 262 of the General Corporation Law of the State of Delaware (“Section 262”), Southern’s shareholders who are not in favor of the transaction and follow the necessary statutory procedures to perfect their appraisal rights can receive the “fair value” of their shares in cash. Shareholders considering initiation of an appraisal proceeding should review this section in its entirety. An appraisal proceeding may involve litigation.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Plan and perfect appraisal rights.

Written Appraisal Demand. Pursuant to the provisions of Delaware law, if you do not wish to accept the Plan, you have the right to dissent from the Plan and to receive payment in cash for the fair value of your shares of our stock. Shareholders electing to exercise appraisal rights must comply with the provisions of Section 262 in order to perfect their rights. We will require strict compliance with the statutory procedures.

Section 262 requires that shareholders be notified that appraisal rights will be available not less than 20 days before the shareholder meeting to vote on the Plan. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our shareholders of the availability of appraisal rights in connection with the Plan in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix B of this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares of Southern stock, you must satisfy each of the following conditions:

•	you must deliver to Southern, prior to the vote at the special meeting with respect to the approval of the Plan, written demand for appraisal of your shares of Southern stock (hereinafter referred to as “shares”). This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the Plan. Voting against or failing to vote for adoption of the Plan by itself does not constitute a demand for appraisal with the meaning of Section 262; and

•	you must not vote in favor of the Plan. A vote in favor of the adoption of the Plan, by proxy or in person, will constitute a waiver of your appraisal rights and will nullify any previously filed written demands for appraisal.

All demands for appraisal should be addressed to Southern BancShares (N.C.), Inc., 116 East Main Street, Mount Olive, North Carolina, 28365, Attn: Corporate Secretary, before the vote on the Plan is taken at the special shareholder meeting, and should be executed by, or on behalf of, the record holder of the shares.

To be effective, a demand for appraisal by a holder of shares must be made by, or in the name of, such registered shareholder, fully and correctly, as the shareholder’s name appears on his stock certificate(s) and cannot be made by the beneficial owner if he does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect to those shares.

If shares of our stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares of our stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he is acting as agent for the record owner. A record owner, such as a broker, who holds shares of our stock as a nominee for others, may exercise his right of appraisal with respect to the shares of our stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our stock as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of our stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Litigation. Within 10 days after the effective date of the Reorganization, Southern must give written notice that the Reorganization has become effective to each shareholder who has properly filed a written demand for appraisal and who did not vote in favor of the Plan. At any time within 60 days after the effective date, any shareholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash consideration specified in the Plan for his shares of common or Series B preferred stock, as applicable. Within 120 days after the effective date of the Plan, either Southern or any shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of Southern’s shares held by those shareholders entitled to appraisal. Southern has no obligation to file such a petition in the event there are dissenting shareholders. Accordingly, the failure of any shareholder to file such a petition within the period specified could nullify previously written demands for appraisal.

If a petition for appraisal is duly filed by a shareholder, and a copy of the petition is delivered to Southern, we will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their shares. After notice to dissenting shareholders, the Delaware Court of

Chancery may conduct a hearing upon the petition to determine those shareholders who have complied with Section 262, and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded payment for their shares to submit their certificates representing their shares to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and, if any shareholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that shareholder.

After determination of the shareholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the interest. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the shareholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value you are entitled to receive under the terms of the Plan.

Cost of Appraisal. The cost of the appraisal proceeding may be imposed upon Southern or the shareholders participating in the appraisal proceeding by the Delaware Court of Chancery as such court deems equitable in the circumstances. Upon the application of a shareholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any shareholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his demand for appraisal and an acceptance of the Plan consideration within 60 days after the effective date of the Reorganization, then the right of the shareholder to appraisal will cease and that shareholder will be entitled to receive the cash payment for his shares of the Plan.

This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Section 262, included as Appendix B to this proxy statement. If you intend to dissent from approval of the Plan, you should review carefully the text of Appendix B and should also consult with your attorney. We will not give you any further notice of the events giving rise to appraisal rights or any steps associated with perfecting appraisal rights, except as indicated above or otherwise required by law.

We have not made any provision to grant you access to any of the corporate files of Southern, except as may be required by the General Corporation Law of the State of Delaware, or to obtain legal counsel or appraisal services at the expense of Southern.

Any dissenting shareholder who perfects his or her right to be paid the “fair value” of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Special Factors—Federal Income Tax Consequences of the Reorganization”.

INFORMATION ABOUT SOUTHERN AND ITS AFFILIATES

Directors and Executive Officers

Our Bylaws provide that our Board of Directors will consist of not less than five nor more than 30 members and authorize the Board to set and change the actual number of our directors from time to time within those limits. The board of directors currently is set at 16 members and each director is elected each year at the Annual Meeting for terms of one year or until their respective successors have been duly elected and qualified. The following table sets forth for each director: (a) his or her name; (b) his or her age at September 30, 2005; (c) how long he or she has been a director of Southern; (d) his or her position(s) with Southern; and (e) his or her principal occupation and business experience for the past five years. Except as otherwise indicated, each director has been engaged in his or her present principal occupation for more than five years. Each of the directors listed below is also a director of Southern Bank. The address of each director listed below is 116 East Main Street, Mount Olive, North Carolina, 28365, and the telephone number of each is (919) 658-7000.

Directors

NAME (AGE)	DIRECTOR SINCE	POSITION WITH THE COMPANY AND BUSINESS EXPERIENCE
John C. Pegram, Jr. (60)	1998	• President and Chief Executive Officer, Southern BancShares (N.C.), Inc. and Southern Bank.

Bynum R. Brown (79)	1986	• Director. President and owner, Bynum R. Brown Agency, Inc. (real estate); Secretary/Treasurer, Roanoke Valley Nursing Home, Inc

William H. Bryan (48)	1992	• Director. President, Treasurer and Director, Mount Olive Pickle Company, Inc. (manufacturer of pickle and pepper products)

Robert J. Carroll (81)	1986	• Director. Retired; formerly President and owner, Carroll’s Garage, Inc. (truck and farm equipment sales and service)

Hope H. Connell (42)	1992	• Director. Executive Vice President, First Citizens Bank & Trust Co.

J. Edwin Drew (75)	1973	• Director. Retired physician; formerly President, J. Edwin Drew, M.D., P.A. Partner

Moses B. Gillam, Jr. (89)	1982	• Director. Attorney, senior partner, Gillam and Gillam (law firm)

Frank B. Holding (76)	1962	• Director. Executive Vice Chairman, First Citizens BancShares, Inc. and First-Citizens Bank & Trust Company

M.J. McSorley (71)	1990	• Director. Vice Chairman (since 1998) and retired President and Chief Executive Officer of the Bank

W. Hunter Morgan, Sr. (75)	1986	• Director. President, Kellogg-Morgan Agency, Inc. (general insurance agency)

W.A. Potts (78)	1968	• Director. Retired veterinarian; formerly President, W. A. Potts, DVM, P.A.; former Chairman of the Board, Mount Olive Pickle Company, Inc.

Charles L. Revelle, Jr. (79)	1986	• Director. Retired Chairman of the Board, Revelle Agri-Products, Inc.; Vice President, Revelle Builders of NC, Inc.; President, Revelle Equipment Co., Inc. (agribusiness)

Charles O. Sykes (75)	1984	• Director. President, Mount Olive Livestock Market, Inc. (livestock auction market and dealer)

John N. Walker (80)	1971	• Director. President Emeritus (former President, Chief Executive Officer and Director), Mount Olive Pickle Company, Inc. (manufacturer of pickle and pepper products)

R.S. Williams (77)	1971	• Director. Retired; the Southern Bank and Southern BancShares (N.C.) Inc.’s former President

The following table sets forth for each executive officer: (a) his or her name; (b) his or her age at September 30, 2005; (c) how long he or she has been an executive officer of Southern or Southern Bank, and (d) his or her position with Southern or Southern Bank. Our officers are compensated by Southern Bank for their services.

Executive Officers

NAME (AGE)	OFFICER SINCE	POSITION
John C. Pegram, Jr. (60)	1995	• Chairman of the Board, President, and Chief Executive Officer of Southern and Southern Bank

Paul A. Brewer (63)	1993	• Executive Vice President of Southern Bank

Richard D. Ray (59)	1993	• Executive Vice President of Southern Bank

Drew M. Covert (37)	1998	• Senior Vice President of Southern Bank

David A. Bean (56)	1990	• Secretary and Treasurer of Southern, and Senior Vice President and Chief Financial Officer of Southern Bank

Other Affiliates

NAME (AGE)	CURRENT PRINCIPAL OCCUPATION

Lewis R. Holding (77)	• Chairman and Chief Executive Officer of First Citizens BancShares, Inc and First Citizens Bank & Trust Company, Raleigh, North Carolina

Frank B. Holding, Jr. (43)	• President of First Citizens BancShares, Inc. and First Citizens Bank & Trust Company, Raleigh, North Carolina

During the past five years, none of the above directors, executive officers or other affiliates have been convicted in a criminal proceeding or have been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him or her from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Stock Ownership by Affiliates

The following table sets forth the number and the percentage ownership of shares of Southern common stock and Series B preferred stock beneficially owned by each director, executive officer, and 5% shareholder of Southern, and by all directors and executive officers as a group, as of September 28, 2005.

The table also sets forth the number and approximate percentage of shares of Southern common stock and Series B preferred stock that the persons named in the table would beneficially own after the effective date of the Reorganization on a pro forma basis, assuming 1,968 shares of common stock and 38,532 shares of Series B preferred stock are cashed out in the Reorganization and there are no changes in the named person’s ownership between September 28, 2005 and the effective date of the Reorganization.

Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power” which includes the power to dispose or to direct the disposition of such security. The number of shares beneficially owned also includes any shares the person has the right to acquire within the next 60 days (in this case, pursuant to the exercise of options). Unless otherwise indicated, each person is the record owner of and has sole voting and investment power over his or her shares.

Common Stock

Name	Amount and Nature of Beneficial Ownership		Beneficial Percent Ownership
			Percentage of Class (2)
			Before the Reorganization	After the Reorganization
David A. Bean	40.04%			.04%
Paul A. Brewer, Jr.	24.02%			*
Bynum R. Brown	372.34%			.35%
William H. Bryan	108.10%			.10%
Robert J. Carroll	30.03%			.03%
Hope H. Connell	8,001	(3)	7.35%	7.48%
Drew M. Covert	40.04%			.04%
J. Edwin Drew	3,814		3.50%	3.57%
Moses B. Gillam, Jr.	125.11%			.12%
Frank B. Holding	32,751	(4)	30.07%	30.62%
Frank B. Holding, Jr.	8,510	(3)	7.81%	7.96%
Lewis R. Holding	27,422		25.18%	25.64%
M. J. McSorley	204.19%			.19%
W. Hunter Morgan	351.32%			.33%
John C. Pegram, Jr.	25.02%			.02%
W. A. Potts	550.50%			.51%
Richard D. Ray	1		*	*
Charles L. Revelle, Jr.	1,020.94%			.95%
Charles O. Sykes	100.09%			.09%
John N. Walker	190.17%			.18%
R. S. Williams	150.14%			.14%

All directors and executive officers as a group	40,696		37.36%	38.03%

Series B Preferred Stock

Name	Amount and Nature of Beneficial Ownership		Beneficial Percent Ownership
			Percentage of Class (2)
			Before the Reorganization	After the Reorganization
Bynum R. Brown	2,358.67%			.76%
Robert J. Carroll	2,687.77%			.86%
Hope H. Connell	2,000	(3)	.57%	.64%
Frank B. Holding	4,966	(4)	1.42%	1.59%
M. J. McSorley	6,160		1.76%	1.97%
W. Hunter Morgan	7,368		2.10%	2.36%
R. S. Williams	7,109		2.03%	2.28%

All directors and executive officers as a group	32,648		9.31%	10.46%

(1)

Except as otherwise noted, and to the best of our knowledge, individuals named and included in the group exercise sole voting and investment power with respect to all shares. Certain of the individuals named and included in the group may be considered to exercise shared voting and investment power with respect to certain of the listed shares as follows: Mr. Brown – 350 shares of Common Stock; Ms. Connell – 220 shares of Common Stock; Mr. Drew – 100 shares of Common Stock; Mr. Morgan – 3,442 shares of Series B. Certain of the individuals named and included in the group disclaim beneficial ownership of the following numbers of listed shares that are held by or for family members or other persons: Mr. Brewer – 10 shares of Common Stock; Mr. Carroll – 693 shares of Series B; Ms. Connell – 3,418 shares of Common Stock and

2,000 shares of Series B; Mr. Holding – 32,190 shares of Common Stock and 4,020 shares of Series B; Mr. McSorley – 60 shares of Common Stock, 5,610 shares of Series B and 25 shares of Series C; Mr. Morgan – 125 shares of Common Stock and 2,131 shares of Series B; Dr. Potts – 200 shares of Common Stock; Mr. Williams – 50 shares of Common Stock and 324 shares of Series B.

(2)	“Percentage of Class” reflects the listed shares as a percentage of the total number of outstanding shares of that class of voting securities. An asterisk indicates less than .01%.
(3)	All listed shares also are shown as beneficially owned by Mr. F. Holding.
(4)	Of the listed shares, 8,001 shares of Common Stock and 2,000 shares of Series B also are shown as beneficially owned by Ms. Connell, and 8,510 shares of common stock also are shown as beneficially owned by Mr. F. Holding, Jr.

Recent Affiliate Transactions in Southern Stock

The following table shows all transactions in Southern common stock and Series B preferred stock for which consideration was paid involving Southern and its executive officers, directors and affiliates during the past two years or since becoming an affiliate, whichever is later. Unless otherwise indicated, each transaction listed was a private purchase from an unaffiliated shareholder.

Common Stock

Name	Date	No. of Shares	Price per Share ($)	Purchase / Sale ($)
Robert S. Williams	02/09/04	75	425.00	Sale (31,875)
Frank B. Holding (1)	09/22/05	157	780.00	Purchase (122,460)

(1)	Purchase from an unaffiliated shareholder, not known at this time to whom Mr. Holding’s certificates will be issued.

Series B Preferred Stock

Name	Date	No. of Shares	Price per Share	Purchase / Sale
None

Stock Purchases by Southern

The following table shows all transactions during the last two years in which Southern has repurchased its common stock and Series B preferred stock:

Common Stock

Date	No. of Shares	Price per Share ($)
11/28/03	290	425.00
12/09/03	5	425.00
02/09/04	75	425.00
02/13/04	26	425.00
03/30/04	400	425.00
07/14/04	300	425.00
07/29/04	77	425.00
07/29/04	20	425.00
07/29/04	10	425.00
07/29/04	10	425.00
07/30/04	51	425.00
08/26/04	25	425.00
10/07/04	300	425.00
10/15/04	95	425.00
10/27/04	95	425.00
02/25/05	60	500.00
03/01/05	344	500.00
03/01/05	90	500.00
03/01/05	90	500.00
03/01/05	90	500.00
03/21/05	196	500.00
03/21/05	90	500.00
03/23/05	43	500.00
03/23/05	9	500.00
05/27/05	180	500.00
06/21/05	14	500.00

Series B Preferred Stock

Date	No. of Shares	Price per Share ($)
11/04/03	672	11.25
02/04/04	1,056	11.25
05/06/04	166	11.25
05/11/04	1,200	11.25
07/12/04	3,095	11.25
07/22/04	156	11.25
09/13/04	40	11.25
09/23/04	542	11.25
11/18/04	75	11.25
11/18/04	75	11.25
12/07/04	118	11.25
12/16/04	1,200	11.25

Market for Common Stock and Dividends

Although our common stock is listed on the “pink sheets”, there is only a limited trading market for our stock, and we do not expect that an active market for Southern common or Series B preferred stock will develop after the Reorganization. To our knowledge, the trading prices for our common stock during the past two years have ranged from $295.00 to $500.00 per share. To our knowledge there has been no trading in our Series B preferred stock within the last two years. We will not take any steps to cause the shares of Southern common stock or Series B preferred stock to become eligible for trading on an exchange or automated quotation system after the Reorganization, and Southern will not be required to file reports under the Securities Exchange Act. After the Reorganization, our common stock and Series B preferred stock may still be traded on the “Pink Sheets”.

The following table shows the quarterly per share dividends paid on our common stock and Series B preferred stock during 2003, 2004 and for the first 3 quarters of 2005:

	2005			2004				2003
	Third	Second	First	Fourth	Third	Second	First	Fourth	Third	Second	First
Common	$.40	$.40	$.40	$.40	$.40	$.40	$.40	$.40	$.40	$.40	$.40
Series B Preferred	$.23	$.22	$.22	$.23	$.23	$.22	$.22	$.22	$.23	$.22	$.22

Our ability to pay cash dividends and other distributions on our common stock and Series B preferred stock is influenced, and in the future could be further influenced, by bank regulatory policies or agreements and by capital guidelines. Accordingly, the actual amount and timing of future dividends and other distributions, if any, will depend upon, among other things, future earnings, the financial condition of Southern and Southern Bank, the amount of cash on hand at the holding company level, outstanding debt obligations and limitations on the payment of dividends under any debt obligations, and the requirements imposed by regulatory authorities. However, if a dividend is paid on our common stock a dividend must also be paid on our Series B preferred stock and our Series C preferred stock.

Description of Capital Stock

Pursuant to the Plan, the articles of incorporation of Southern will be the articles of incorporation of the surviving corporation. The surviving corporation’s authorized capital will consist of 1,421,661 shares of voting stock. The surviving corporation has 158,485 common shares authorized, with each common share having one (1) vote per share and a par value of $5.00 per share. There are 840,744 Series B preferred shares authorized with no par value per share. Shareholders of Series B preferred stock are entitled to one (1) vote per 38 shares of Series B preferred stock. There are 420,372 Series C preferred shares authorized, with no par value per share. Shareholders of Series C preferred stock are entitled to one (1) vote per 38 shares of Series C preferred stock.

As of June 30, 2005, 108,920 shares of Southern common and 350,593 shares of Series B preferred stock were issued and outstanding and were held of record by approximately 332 and 537 shareholders, respectively. We estimate that the number of shares of Southern common and Series B preferred stock outstanding after the Reorganization will be approximately 106,952 and 312,061, respectively. The exact change in the number of outstanding shares will depend on the number of shares that shareholders exchange for cash.

The rights of Southern shareholders are governed by the General Corporation Law of the State of Delaware and Southern’s articles of incorporation and bylaws. Southern’s articles of incorporation provide specific approval requirements for certain business combinations and reorganizations. These requirements provide that the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Approval by the holders of a majority of the outstanding shares having voting power, present in person or by proxy, shall decide any question brought before such meeting.

All holders of Southern stock are entitled to share in dividends from funds legally available therefore when, as, and if declared by the board of directors, and upon liquidation or dissolution of Southern, whether voluntary or involuntary, to share in all assets of Southern available for distribution to the shareholders. Southern may pay dividends in cash, property or shares of capital stock, unless Southern is insolvent or the dividend payment would render it insolvent. Each holder of our common stock is entitled to one vote for each share on all matters submitted to the shareholders, while holders of our Series B preferred stock and Series C preferred stock are entitled to one vote per 38 shares on all matters. There is no cumulative voting or right of conversion in existence with respect to our stock. All outstanding shares of our stock are fully paid and non-assessable. Generally, we may issue additional shares of Southern stock without regulatory or shareholder approval.

The General Corporation Law of the State of Delaware and Southern’s bylaws contain certain indemnification provisions that provide for indemnification of its directors and officers to the fullest extent permitted by Delaware law and require its Board of Directors to take all actions necessary and appropriate to authorize such indemnification. Southern generally may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of Southern, against expenses, judgments, fines and amounts paid in settlement actually or reasonably incurred by him in connection with such action if he or she acted in good faith and in a manner believed to be in the best interest of Southern. Accordingly, directors, officers, employees and agents of Southern (collectively, the “insiders”) will be indemnified against reasonable expenses that they incur in connection with the proceeding if they are successful on the merits of a claim or proceeding.

No director shall be personally liable to the corporation, or its shareholders, for monetary damages for breach of fiduciary duty as a Director from any act or omission occurring subsequent to the date when this provision becomes effective, except that he may be liable for the following:

•	a breach of duty of loyalty, which involves appropriation of a business opportunity of Southern;

•	an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

•	a transaction from which the director derives an improper material tangible personal benefit; or

•	any payment outlined under Section 174 of the General Corporation Law of Delaware.

The indemnification provisions of the bylaws specifically provide that Southern may purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company against any liability asserted against and incurred by him or her in such capacity, whether or not Southern would have had the power to indemnify against such liability.

Southern is not aware of any pending or threatened action, suit or proceeding involving any of its insiders for which indemnification from Southern may be sought.

Southern’s articles of incorporation limit the liability of a director to Southern or its shareholders for any breach of duty as a director except for a breach of duty for which the General Corporation Law of the State of Delaware prohibits such limitation of liability. This provision does not limit the right of Southern or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

Other Matters

The board of directors of the Company knows of no other matters that may be brought before the meeting. If, however, any matter other than approval of the plan of reorganization should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy-holders. This discretionary authority will be utilized in compliance with Rule 14a-4 of the Securities Exchange Act. If you cannot be present in person, you are requested to complete, sign, date, and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

PROPOSALS FOR 2006 ANNUAL MEETING

Any proposal of a shareholder which is intended to be presented at our 2006 Annual Meeting must be received by us in writing at our main office in Mount Olive, North Carolina, no later than November 22, 2005, to be considered timely received for inclusion in the Proxy Statement and form of appointment of proxy that we will distribute in connection with that meeting. In order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own beneficially, or of record, at least 1% or $2,000 in market value of shares of our stock entitled to be voted on that proposal at that meeting, and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Until we complete the Reorganization, shareholders submitting proposals for inclusion in our proxy statement and the form of proxy must comply with the proxy rules under the Securities Exchange Act.

Written notice of a shareholder proposal intended to be presented at our 2006 Annual Meeting, but which is not intended to be included in our Proxy Statement and form of appointment of proxy, must be received by us at our main office in Mount Olive, North Carolina, no later than February 5, 2006, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following historical financial data is derived from, and qualified by reference to, Southern’s Consolidated Financial Statements and the Notes thereto included in its Annual Report to Shareholders for the year ended December 31, 2004. You should read the selected financial data set forth below in conjunction with the foregoing financial statements and notes and in the context of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the annual report listed above.

(Dollars in thousands, except for per share data)	For the year ended December 31,
	2004	2003
Net interest income	$33,066	33,151
Provision for loan losses	1,200	1,800
Noninterest income	11,021	12,487
Noninterest expense	35,150	32,494
Income taxes	1,938	3,283
Net earnings	$5,799	8,061

PER COMMON SHARE
Earnings per share	$49.12	68.72
Cash dividends declared	1.60	1.58
Book value	$851.21	773.07

AT YEAR END
Loans, net	$633,932	621,076
Earning assets	991,670	898,645
Assets	1,057,450	1,016,027
Deposits	910,522	876,510
Shareholders’ equity	$96,018	88,518
Common shares outstanding	110,126	111,530

AVERAGE BALANCES
Loans	$636,245	634,687
Earning assets	926,327	880,775
Assets	1,030,134	953,895
Deposits	890,176	825,202
Shareholders’ equity	$91,049	83,403
Weighted average shares outstanding	110,828	112,070

KEY PERFORMANCE RATIOS
Return on average assets	0.56%	0.85%
Return on average shareholders’ equity	6.37%	9.67%
Net interest margin	3.67%	4.18%
Dividend payout ratio	9.18%	6.59%
Average equity to average assets	8.84%	8.74%

(Dollars in thousands, except per share data)	For the six months ended June 30,
	2005	2004
Net interest income	$18,291	16,181
Provision for loan losses	600	600
Noninterest income	6,291	5,334
Noninterest expense	17,542	17,161
Income taxes	1,990	1,000
Net earnings	$4,450	2,754

PER COMMON SHARE
Earnings per share	$39.10	23.18
Cash dividends declared	.80	.80
Book value	$882.46	794.28

AT JUNE 30,
Loans, net	$667,713	622,840
Earning assets	979,688	942,051
Assets	1,061,951	1,026,299
Deposits	910,301	882,530
Shareholders’ equity	98,395	90,324
Common shares outstanding	108,920	111,029

AVERAGE BALANCES
Loans	$649,039	629,673
Earning assets	946,982	914,070
Assets	1,050,920	1,016,653
Deposits	907,215	878,069
Shareholders’ equity	91,471	90,081
Weighted average shares and share equivalents outstanding	109,445	111,251

KEY PERFORMANCE RATIOS
Return on average assets	0.85%	0.54%
Return on average shareholders’ equity	9.73%	6.11%
Net interest margin	4.00%	3.65%
Dividend payout ratio	5.82%	9.59%
Average equity to average assets	8.70%	8.86%

PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma consolidated balance sheet as of June 30, 2005 (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of earnings for the six months ended June 30, 2005 and for the year ended December 31, 2004 (the “Pro Forma Statements of Earnings”) show the pro forma effect of the Reorganization. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the Reorganization occurred at June 30, 2005, while the pro forma adjustments to the Pro Forma Statements of Earnings are computed as if the Reorganization were consummated on January 1, 2004, in the case of the Statement of Earnings for the year ended December 31, 2004, or on January 1, 2005, in the case of the Statement of Earnings for the six months ended June 30, 2005. The following financial statements do not reflect any anticipated cost savings that may be realized by Southern after consummation of the Reorganization.

The pro forma information does not purport to represent what Southern’s results of operations actually would have been if the Reorganization had occurred on January 1, 2004.

SOUTHERN BANCSHARES (N.C.), INC.

PRO FORMA CONDENSED STATEMENT OF EARNINGS

YEAR ENDED DECEMBER 31, 2004

(UNAUDITED)

		Pro Forma Adjustments			Pro Forma Combined
(Dollars in thousands except for share and per share data)	Southern	Debit		Credit
Interest income:
Loans	$38,348				$38,348
Investment securities:
U. S. Government	3,379				3,379
State, county and municipal	1,107				1,107
Other	1,938				1,938

Total investment securities interest income	6,424				6,424
Overnight funds sold	554				554

Total interest income	45,326				45,326

Interest expense:
Deposits	10,203				10,203
Short-term borrowings	160				160
Long-term obligations	1,897				1,897

Total interest expense	12,260				12,260

Net interest income	33,066				33,066
Provision for loan losses	1,200				1,200

Net interest income after provision for loan losses	31,866				31,866

Noninterest income:
Service charges on deposit accounts	7,090				7,090
Other service charges and fees	2,474				2,474
Gain on sale of loans	662				662
Investment securities gain, net	229				229
Other	566				566

Total noninterest income	11,021				11,021

Noninterest expense:
Personnel	18,568				18,568
Data processing	3,612				3,612
Occupancy	3,551				3,551
Furniture and equipment	2,041				2,041
Intangibles amortization	1,496				1,496
Professional fees	893				893
Other	4,989	159	(1)		5,148
Total noninterest expense	35,150	159			35,309

Income before income taxes	7,737	159			7,578
Income taxes	1,938	49	(2)		1,889

Net income	$5,799	$110			$5,689

Per share information:
Net income per common share	$49.12				$49.00
Weighted average common shares outstanding	110,828				108,860

(1)	Represents the estimated expense of the reorganization.

(2)	Represents the estimated tax effect at 31%.

See the notes to the Pro Forma Condensed Financial Statements

SOUTHERN BANCSHARES (N.C.), INC.

PRO FORMA CONDENSED BALANCE SHEET

JUNE 30, 2005

(UNAUDITED)

(Dollars In thousands except for per share data)		Pro Forma Adjustments
	Southern	Debit		Credit		Combined
ASSETS
Cash and due from banks	$39,692			$2,266	(1)	$37,426
Overnight funds sold	18,480					18,480
Investment securities:
Available-for-sale	75,768					75,768
Held-to-maturity	206,935					206,935
Loans	674,656					674,656
Loans held for sale	3,849					3,849
Less allowance for loan losses	(10,792)					(10,792)

Net loans	667,713					667,713
Accrued interest receivable	5,183					5,183
Premises and equipment	34,693					34,693
Goodwill	7,712					7,712
Intangible assets	2,966					2,966
Other assets	2,809					2,809

Total assets	$1,061,951			$2,266		$1,059,685

LIABILITIES
Deposits:
Noninterest-bearing	$186,550					$186,550
Interest-bearing	723,751					723,751

Total deposits	910,301					910,301

Accrued interest payable	1,843					1,843
Short-term borrowings	19,669					19,669
Long-term obligations	23,711					23,711
Other liabilities	8,032	49	(2)			7,983

Total liabilities	963,556	49				963,507

SHAREHOLDERS’ EQUITY
Series B non-cumulative preferred stock, no par value; $3,506 liquidation value at both June 30, 2005 and December 31, 2004; 408,728 shares authorized; 350,593 shares issued and outstanding at both June 30, 2005 and December 31, 2004	1,753	193	(1)			1,560
Series C non-cumulative preferred stock, no par value; $397 liquidation value at both June 30, 2005 and December 31, 2004; 43,631 shares authorized; 39,657 shares issued and outstanding at both June 30, 2005 and December 31, 2004	525					525
Common stock, $5 par value; 158,485 shares authorized; 108,920 and 110,126 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	545	10	(1)			535
Surplus	10,000					10,000
Retained earnings	68,122	2,014	(1)			66,108
Accumulated other comprehensive income	17,450					17,450

Total shareholders’ equity	98,395	2,217				96,178

Total liabilities and shareholders’ equity	$1,061,951	$2,266				$1,059,685

(1)	Represents the use of cash to purchase 1,968 Common Shares at $780.00 per share and 38,532 shares of Series B non-cumulative Preferred Shares at $14.85 per share and expenses of reorganization.

(2)	Represents the reduced tax liability resulting from the expense of the reorganization.

See the notes to the Pro Forma Condensed Financial Statements.

SOUTHERN BANCSHARES (N.C.), INC.

PRO FORMA CONDENSED STATEMENT OF EARNINGS

SIX MONTHS ENDED JUNE 30, 2005

(UNAUDITED)

(Dollars in thousands except for share and per share data)

		Pro forma Adjustments
	Southern	Debit	Credit	Pro Forma Combined
Interest income:
Loans	$21,110			$21,110
Investment securities:
U. S. Government	2,328			2,328
State, county and municipal	609			609
Other	1,035			1,035

Total investment securities interest income	3,972			3,972
Overnight funds sold	276			276

Total interest income	25,358			25,358
Interest expense:
Deposits	5,992			5,992
Short-term borrowings	178			178
Long-term obligations	897			897

Total interest expense	7,067			7,067

Net interest income	18,291			18,291
Provision for loan losses	600			600

Net interest income after provision for loan losses	17,691			17,691
Noninterest income:
Service charges on deposit accounts	3,383			3,383
Other service charges and fees	1,372			1,372
Gain on sale of loans	369			369
Investment securities gain, net	916			916
Other	251			251

Total noninterest income	6,291			6,291
Noninterest expense:
Personnel	9,707			9,707
Data processing	1,872			1,872
Occupancy	1,785			1,785
Furniture and equipment	986			986
Intangibles amortization	657			657
Professional fees	336			336
Other	2,199	159	(1)	2,358

Total noninterest expense	17,542	159		17,701

Income before income taxes	6,440	159		6,281
Income taxes	1,990	49	(2)	1,941

Net income	$4,450	$110		$4,340

Per share information:
Net income per common share	$39.10			$38.79
Weighted average common shares outstanding	109,445			107,477

(1)	Represents the estimated expense of the reorganization.

(2)	Represents the estimated tax effect at 31%.

See the notes to the Pro Forma Condensed Financial Statements

SOUTHERN BANCSHARES (N.C.), INC.

NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS

(Unaudited)

(A)	The unaudited pro forma consolidated balance sheet as of June 30, 2005 has been prepared based on the historical consolidated balance sheet, which gives effect to the Reorganization as if it had occurred on June 30, 2005. The unaudited pro forma consolidated statements of earnings for the six months ended June 30, 2005 and the year ended December 31, 2004 have been prepared based on the historical consolidated statements of earnings, which give effect to the Reorganization as if it had occurred on January 1, 2005 and 2004, respectively.

(B)	In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the periods presented have been included. Adjustments, if any, are normal and recurring in nature.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC’s public reference facilities located at 100 F Street, NE, Washington, D.C. 20549. Copies of these reports and other information can also be obtained by mail at prescribed rates from the SEC at the address provided above, via telephone at 1-800-SEC-0330 or via the SEC’s website at www.sec.gov.

We have filed a Schedule 13E-3 under the Securities Exchange Act in connection with the Reorganization. This Proxy Statement does not contain all the information contained in the Schedule 13E-3 because certain portions have been omitted in accordance with SEC rules and regulations. The Schedule 13E-3 is available at the SEC for inspection and copying as described above.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Plan of Merger”) is made and entered into as of the              day of October, 2005, by and between Southern BancShares (N.C.), Inc. (“Southern”), a bank holding company organized under the laws of the State of Delaware, and Southern Interim Corporation (“Interim”), a Delaware corporation.

WITNESSETH

WHEREAS, Southern and Interim have determined that in order to effect a recapitalization of Southern resulting in the suspension of its duties to file reports with the Securities and Exchange Commission, Southern should cause Interim to be organized as a Delaware corporation for the sole purpose of merging with and into Southern, with Southern being the surviving corporation;

WHEREAS, the authorized capital stock of Southern consists of (i) 158,485 shares of common stock (“Southern Common Stock”), $5.00 par value, of which 108,920 shares are issued and outstanding, (ii) 2,060 shares of $2.00 Cumulative Preferred Stock, $35.00 par value, of which no shares are issued and outstanding, (iii) 840,744 shares of Series B Non-Cumulative Convertible Preferred Stock (the “Series B Stock”), no par value, of which 350,593 shares are issued and outstanding, and (iv) 420,372 shares of Series C Non-Cumulative Convertible Preferred Stock, no par value, of which 39,657 shares are issued and outstanding;

WHEREAS, the authorized capital stock of Interim consists of 1,000 shares of common stock (“Interim Common Stock”), $0.01 par value, of which 100 shares are issued and outstanding;

WHEREAS, the respective Boards of Directors of Southern and Interim deem it advisable and in the best interests of Southern and Interim and their respective shareholders that Interim be merged with and into Southern;

WHEREAS, the respective Boards of Directors of Southern and Interim, by resolutions duly adopted, have approved and adopted this Plan of Merger and directed that it be submitted to the respective shareholders of Southern and Interim for their approval; and

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and for the purpose of stating the terms and conditions of the merger provided for herein, the mode of carrying the same into effect, the manner and basis of converting and exchanging the shares of Southern Common Stock and Series B Stock and Interim Common Stock as hereinafter provided, and such other provisions relating to the reorganization and merger as the parties deem necessary or desirable, the parties hereto agree as follows:

SECTION 1

MERGER

Pursuant to the applicable provisions of Delaware law, Interim shall be merged with and into Southern (the “Merger”). Southern shall be the survivor of the merger (the “Surviving Corporation”).

SECTION 2

EFFECTIVE DATE OF THE MERGER

The merger of Interim with and into Southern shall be effective as of the date (the “Effective Date”) specified in the certificate of merger relating to the Merger that is filed with the Delaware Secretary of State.

SECTION 3

LOCATION, CERTIFICATE AND BYLAWS, AND MANAGEMENT

On the Effective Date:

(a) The principal office of the Surviving Corporation shall be located at 116 East Main Street, Mount Olive, North Carolina 28365, or such other location where Southern is located on the Effective Date of the Merger.

(b) The Certificate of Incorporation of the Surviving Corporation shall be the same Certificate of Incorporation of Southern as is in effect on the Effective Date of the Merger.

(c) The Bylaws of the Surviving Corporation shall be the same Bylaws of Southern as are in effect on the Effective Date of the Merger.

(d) The directors and officers of the Surviving Corporation shall be the directors and officers of Southern on the Effective Date of the Merger. All such directors and officers of the Surviving Corporation shall serve until their respective successors are elected or appointed pursuant to the Bylaws of the Surviving Corporation.

SECTION 4

EXISTENCE, RIGHTS, DUTIES, ASSETS, AND LIABILITIES

(a) As of the Effective Date of the Merger, the existence of Southern shall continue in the Surviving Corporation.

(b) As of the Effective Date of the Merger, the Surviving Corporation shall have, without further act or deed, all of the properties, rights, powers, trusts, duties and obligations of Southern and Interim.

(c) As of the Effective Date of the Merger, the Surviving Corporation shall have the authority to engage only in such businesses and to exercise only such powers as are provided for in the Certificate of Incorporation of the Surviving Corporation, and the Surviving Corporation shall be subject to the same prohibitions and limitations to which it would be subject upon original incorporation, except that the Surviving Corporation may engage in any business and may exercise any right that Southern or Interim could lawfully have exercised or engaged in immediately prior to the Effective Date of the Merger.

(d) No liability of Southern or Interim or of any of their shareholders, directors or officers shall be affected by the Merger, nor shall any lien on any property of Southern or Interim be impaired by the Merger. Any claim existing or any action pending by or against Southern or Interim may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be substituted in place of Southern or Interim.

SECTION 5

EFFECT OF MERGER ON INTERIM SHAREHOLDERS

Each share of Interim Common Stock outstanding immediately prior to the Effective Date of the Merger shall be cancelled and shall no longer be outstanding.

SECTION 6

MANNER AND BASIS OF CONVERTING SHARES OF SOUTHERN STOCK

(a) Conversion of Common Shares. The shares of Southern Common Stock that are outstanding on the Effective Date of the Merger, excluding those shares of Southern Common Stock held by shareholders who have perfected appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “Appraisal Rights Provisions”), shall be converted or retained as follows:

(1) Each share of Southern Common Stock held of record (as defined in Rule 12g5-1 under the Securities Exchange Act of 1934, as amended (“Rule 12g5-1”)) by a shareholder who is the record holder of 34 or fewer shares of Southern Common Stock shall be converted into the right to receive cash, payable by the Surviving Corporation, in the amount of $780.00 per share of Southern Common Stock.

(2) Each share of Southern Common Stock held of record (as defined in Rule 12g5-1) by a shareholder who is the record holder of more than 34 shares of Southern Common Stock shall remain outstanding and held by such shareholder.

(b) Conversion of Series B Shares. The shares of Series B Stock that are outstanding on the Effective Date of the Merger, excluding those shares of Series B Stock held by shareholders who have perfected appraisal rights under the Appraisal Rights Provisions, shall be converted or retained as follows:

(1) Each share of Series B Stock held of record (as defined in Rule 12g5-1) by a shareholder who is the record holder of 399 or fewer shares of Series B Stock shall be converted into the right to receive cash, payable by the Surviving Corporation, in an amount of $14.85 per share of Series B Stock.

(2) Each share of Series B Stock held of record (as defined in Rule 12g5-1) by a shareholder who is the record holder of more than 399 shares of Series B Stock shall remain outstanding and held by such shareholder.

(c) Other Authorized Classes of Stock. The authorized shares of Southern’s $2.00 Cumulative Preferred Stock and the authorized and outstanding shares of Southern’s Series C Non-Cumulative Convertible Preferred Stock will remain authorized and, if applicable, outstanding, and will be unaffected by this Plan of Merger.

(d) Treasury Stock. All treasury stock held by Southern shall remain treasury stock and shall be unaffected by this Plan of Merger.

(e) Failure to Surrender Southern Stock Certificates. As of the Effective Date of the Merger, stock certificates held by Southern shareholders whose shares have been converted pursuant to Sections 6(a)(1) and 6(b)(1) above will represent solely the right to receive the cash to which the shareholder is entitled. Until a Southern shareholder receiving cash in the Merger surrenders his or her Southern Common Stock or Series B Stock certificate or certificates to Southern (or suitable arrangements are made to account for any lost, stolen or destroyed certificates according to Southern’s usual procedures), the shareholder shall not be issued the cash (or any interest thereon) that such Southern Common Stock or Series B Stock certificate entitles the shareholder to receive.

SECTION 7

ACQUISITION OF DISSENTERS’ STOCK

Southern shall pay to any shareholder of Southern who complies fully with the Appraisal Rights Provisions an amount of cash (as determined and paid under the terms of such Provisions) for his or her shares of Southern Common Stock or Series B Stock, as applicable. The shares of Southern Common Stock or Series B Stock so acquired shall be cancelled.

SECTION 8

FURTHER ACTIONS

From time to time, as and when requested by the Surviving Corporation, or by its successors or assigns, Southern shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such other actions, as the Surviving Corporation, or its successors and assigns, may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation, and its successors and assigns, title to and possession of all the property, rights, powers, trusts, duties and obligations referred to in Section 4 hereof and otherwise to carry out the intent and purposes of this Plan of Merger.

SECTION 9

CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

This Plan of Merger is subject to, and consummation of the Merger herein provided for is conditioned upon, the fulfillment prior to the Effective Date of the Merger of each of the following conditions:

(a) Approval of the Plan of Merger by the shareholders of each of Southern and Interim in accordance with the provisions of applicable law and the provisions of the applicable constituent’s certificate of incorporation, bylaws and other governing instruments;

(b) The number of shares held by persons who have perfected appraisal rights pursuant to the Appraisal Rights Provisions shall not be deemed by the Board of Directors of Southern to make consummation of this Plan of Merger inadvisable;

(c) Procurement of any action, consent, approval or ruling, governmental or otherwise, which is, or in the opinion of counsel for Southern and Interim may be, necessary to permit or enable the Surviving Corporation, upon and after the Merger, to conduct all or any part of the business and activities conducted by Southern prior to the Merger.

SECTION 10

TERMINATION

In the event that:

(a) The number of shares of Interim Common Stock, Southern Common Stock, Series B Stock or other Southern stock entitled to vote on the merger voted against the Merger or for which appraisal rights have been perfected shall make consummation of the Merger inadvisable in the opinion of the Board of Directors of Southern;

(b) Any action, consent, approval, opinion, or ruling required to be provided by Section 9 of this Plan of Merger shall not have been obtained; or

(c) For any other reason consummation of the Merger is deemed inadvisable in the opinion of the Board of Directors of Southern;

then this Plan of Merger may be terminated at any time before consummation of the Merger by written notice, approved or authorized by the Board of Directors of the party wishing to terminate, to the other party. Upon termination by written notice as provided by this Section 10, this Plan of Merger shall be void and of no further effect, and there shall be no liability by reason of this Plan of Merger or the termination hereof on the part of Southern, Interim, or their directors, officers, employees, agents or shareholders.

SECTION 11

AMENDMENT; WAIVER

(a) At any time before or after approval and adoption hereof by the respective shareholders of Southern and Interim, this Plan of Merger may be amended by written agreement by Southern and Interim; provided, however, that after the approval and adoption of this Plan of Merger by the shareholders of Southern and Interim, no amendment reducing the consideration payable to Southern shareholders shall be valid without having been approved by the Southern shareholders in the manner required for approval of this Plan of Merger. In particular, in the event that the consummation of the Plan of Merger would yield more than 300 holders of record (as defined in Rule 12g5-1) with respect to either the Southern Common Stock or the Series B Stock, the Board may amend the Plan of Merger to increase the 34 share threshold described in Section 6(a) or the 399 share threshold described in Section 6(b) to the minimum threshold necessary to ensure that the Company will have fewer than 300 holders of record (as defined in Rule 12g5-1) with respect to both the Southern Common Stock and the Series B Stock as a result of the transactions contemplated by this Plan of Merger.

(b) A waiver by any party hereto of any breach of a term or condition of this Plan of Merger shall not operate as a waiver of any other breach of such term or condition or of other terms or conditions, nor shall failure to enforce any term or condition operate as a waiver or release of any other right, in law or in equity, or claim which any party may have against another party for anything arising out of, connected with or based upon this Plan of Merger. A waiver shall be effective only if evidenced by a writing signed by the party who is entitled to the benefit of the term or condition of this Plan of Merger which is to be waived. A waiver of a term or condition on one occasion shall not be deemed to be a waiver of the same or of any other term or condition on a future occasion.

SECTION 12

BINDING EFFECT; COUNTERPARTS; HEADINGS; GOVERNING LAW

This Plan of Merger is binding upon the parties hereto and upon their successors and assigns. This Plan of Merger may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Plan of Merger and the headings herein set out are for convenience or reference only and shall not be deemed a part of this Plan of Merger. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their duly authorized officers and their corporate seals to be affixed hereto all as of the day and year first above written.

SOUTHERN BANCSHARES (N.C.), INC.

By:	/s/ John C. Pegram, Jr.

Name:	John C. Pegram, Jr.

Title:	Chairman of the Board and President

ATTEST:

/s/ David A. Bean

Name:	David A. Bean

SOUTHERN INTERIM CORPORATION

By:	/s/ John C. Pegram, Jr.

Name:	John C. Pegram, Jr.

Title:	President

ATTEST:

/s/ David A. Bean

Name:	David A. Bean

APPENDIX B

SECTION 262 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX C

OPINION OF INDEPENDENT

FINANCIAL ADVISOR

September 2, 2005

Board of Directors

Southern Bancshares (N.C.), Inc.

116 East Main Street

Mount Olive, North Carolina 28365

Ladies and Gentlemen:

You have asked us to render our opinion as to the fairness, from a financial point of view, to holders of the outstanding shares of common and preferred stock of Southern Bancshares (N.C.), Inc. (“Southern”) of the cash consideration to be paid to certain holders of Southern’s common and preferred stock in connection with a proposed Reorganization (the “Reorganization”) pursuant to and in accordance with the terms more fully set forth in the draft of the Agreement and Plan of Reorganization (the “Agreement”) dated September 2, 2005.

Howe Barnes Investments, Inc., as part of its investment banking business, is regularly engaged in performing financial analyses of financial institutions and their securities in connection with mergers and acquisitions, initial and secondary offerings, corporate transactions, valuations, and for other purposes. We have acted as financial advisor to Southern in connection with the Reorganization as set forth in the Agreement. We expect to receive compensation for our services in connection with the Reorganization, including a fee that is contingent upon rendering this opinion. Southern also has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement including liabilities under federal securities laws. We may provide financial advisory services to Southern in the future.

You have advised us that, in accordance with the Agreement, Southern Interim Corporation, formed for the sole purpose of effecting the merger, will be merged with and into Southern, which shall be the surviving corporation. When the merger becomes effective, each outstanding shareholder owning less than 35 shares of Southern’s common stock (excluding shares held by Southern’s shareholders who have perfected their dissenters rights of appraisal) will be converted into the right to receive cash in the amount of $780.00 per share (the “Common Conversion Price”). Each shareholder owning less than 400 shares of Southern’s preferred stock (excluding shares held by Southern’s shareholders who have perfected their dissenters rights of appraisal) will be converted into the right to receive cash in the amount of $14.85 per share (the “Preferred Conversion Price” and collectively with the Common Conversion Price, the “Conversion Prices”). All other shares not so converted will continue to be outstanding after the merger. If Southern’s stockholders approve the Reorganization, each stockholder:

•	Holding fewer than 35 shares of Southern common stock or holding fewer than 400 shares of Southern preferred stock at the effective time of the Reorganization will receive the Conversion Prices for each share of Southern common stock or preferred stock owned by that stockholder; or

•	Holding 35 or more common shares or 400 or more preferred shares at the effective time of the Reorganization will continue to hold all of the shares they own.

In the course of our engagement we have reviewed and analyzed:

i.	The Agreement;

ii.	Southern’s annual reports to stockholders and its financial statements for each of the three years ended December 31, 2002, December 31, 2003, and December 31, 2004;

iii.	Southern’s quarterly reports filed on from 10-Q for the quarters ended June 30, 2004, September 30, 2004 and March 31, 2005;

iv.	Information regarding the historical record of reported prices, trading activity and dividend payments of Southern’s common and preferred stock;

v.	Certain reported financial terms of selected recent transactions which we deemed to be relevant;

vi.	The consideration proposed to be paid as set forth in the Agreement;

vii.	Financial information and financial forecasts prepared by Southern management relating to the business, earnings, cash flows, assets and prospects of Southern furnished to us by Southern; and

viii.	Other studies, analyses and investigations, particularly of the banking industry, and such other information as we deemed appropriate.

In addition we held discussions with members of senior management of Southern, including without limitation, its legal advisors, and others about the background to the Reorganization, reasons and basis for the Reorganization, the past and current results of operations and the business of Southern and Southern’s management’s opinion of its future financial performance and prospects.

For purposes of this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the financial, accounting, business, legal, tax, and other information discussed with or furnished to us by Southern and the material otherwise made available to us, including information from published sources, and we have not independently verified such data. With respect to the financial information, including financial forecasts of Southern management and information relating to certain strategic, financial and operational benefits anticipated by Southern management from the Reorganization, which we received from Southern, we have assumed (with your consent) that they have been reasonably prepared reflecting the best currently available estimates and good faith judgment of the management of Southern. We express no view as to such forecasts or projected information. We have also assumed that all government, regulatory, and other consents necessary for the consummation of the Reorganization will be obtained without any adverse affect on Southern or the benefits of the Reorganization expected by Southern management in any way material to our analysis. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Reorganization to be consummated.

We have not made, obtained, or been provided with (i) any independent appraisals or valuations of the assets or liabilities, and potential and/or contingent liabilities of, Southern or (ii) any independent analysis or valuation of the rights of stockholders, creditors, or any other holders of claims or rights against Southern or any of its affiliates. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth on the balance sheet of Southern are adequate to cover losses and fully comply with sound banking practices as of its respective date. We have further relied on the assurances of the management of Southern that they are not aware of any facts that would make any information reviewed by us inaccurate or misleading. No opinion is expressed as to whether any alternative transaction might be more favorable to Southern. We express no opinion as to Southern’s future business, assets, liabilities, operations or prospects. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the actions contemplated in connection with the Reorganization.

Our opinion is based on the market, economic and other relevant considerations as they exist and have been evaluated by us on the date hereof. We have assumed that there has been no material change in Southern’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. In rendering our opinion, we have assumed that the Reorganization, including the transactions contemplated in the Agreement, will be consummated according to the terms described in the Agreement. In addition, we assumed that the Agreement will not differ in any material respect from the draft thereof reviewed by us.

This opinion does not address the underlying business decision of Southern to engage in the Reorganization. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to revise or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the stockholders or creditors of or any claimants against Southern or any of its affiliates should view or regard the Reorganization. We render no opinion with respect to the relative rights and benefits or detriments of stockholders, creditors, or any other holders of claims or rights against Southern or any of its affiliates in connection with the Reorganization. No opinion is rendered with respect to Southern or any of its affiliates. Our opinion is rendered in regard to the Conversion Prices and does not take into account or give effect to any adjustment or increase to the Conversion Prices that may occur subsequent to the date hereof. This opinion does not address the prices at which the capital stock of Southern or any of its respective affiliates has traded in the past or at which such stock of Southern or any of its affiliates may trade after the date hereof or after the consummation of the Reorganization.

This opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time (in whole or part), to any third party or in any manner or for any purpose whatsoever without our prior written consent, which consent shall not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgment, and which review shall be completed by us as soon as practicable, although this opinion may be included in its entirety in the proxy statement of Southern used to solicit stockholder approval of the Reorganization so long as any description of or reference to us or this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. It is understood that this letter is addressed and directed to the Board of Directors of Southern in its consideration of the Reorganization and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Reorganization.

Subject to the foregoing, and based upon our experience as investment bankers, our activities described above, and other matters as we deemed relevant, we are of the opinion that as of the date hereof the Conversion Prices to be paid in the Reorganization are fair, from a financial point of view, to the holders of Southern’s common and preferred stock.

Very truly yours,

/s/ Howe Barnes Investments, Inc.

Howe Barnes Investments, Inc.

APPENDIX D

FINANCIAL STATEMENTS AND MANAGEMENT DISCUSSION

AND ANALYSIS FOR THE YEAR ENDED DECEMBER 31, 2004

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

This discussion provides information concerning changes in the consolidated financial condition and results of operations of Southern BancShares (N.C.), Inc. (“BancShares”) and its subsidiary, Southern Bank and Trust Company (“Southern”), for 2004, 2003 and 2002. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements, related notes and selected financial data presented elsewhere herein.

Summary

BancShares’ earnings and cash flows are primarily derived from the commercial banking activities conducted by Southern. Southern’s commercial banking activities include commercial and consumer lending, deposit and cash management products and various other financial management products and services typically associated with commercial banking. Southern gathers interest-bearing and noninterest-bearing deposits from retail and commercial customers and gathers supplemental short-term funding through various non-deposit sources. The liquidity generated from these funding sources is primarily invested in interest-earning assets consisting of various types of loans, investment securities, overnight funds sold investments and the banking premises and equipment used in the delivery of financial services.

Numerous factors influence customer demand for Southern’s deposit and loan products including the overall economy within Southern’s markets and the overall level of financial services competition within those markets. During 2004 and 2003, overall economic uncertainty and very low interest rates managed by the Federal Reserve significantly impacted customer demand for both deposit and loan products. The low interest rate market caused some customers to choose shorter term deposit products including short-term certificates of deposit, transaction, savings and money market accounts. The low interest rate market also provided many customers with an opportunity to refinance existing loans and the ability to either reduce their overall loan requirements or to increase their loan requirements at much lower interest rates.

The overall strength of the economy also influences the quality and collectibility of loans and the level of customer bankruptcies. Southern utilizes various asset and liability management tools to minimize the potential adverse impact of economic trends and to maximize opportunities provided by favorable economic trends.

Financial institutions typically focus their strategic planning and operating goals on maximizing profitability and the improvement of the return on average assets and return on average shareholders equity performance profitability measures. BancShares has historically placed significant emphasis on asset quality, liquidity and capital conservation, even when those goals may ultimately be detrimental to current period earnings performance as reflected by the return on average assets and return on average shareholders equity performance measures so, BancShares’ return on average assets and return on average equity has historically compared unfavorably to financial institutions of similar size.

BancShares strategic analysis of its corporate and competitive strengths indicate many opportunities for growth and expansion of financial services within its markets. Southern operates in diverse eastern North Carolina geographic markets that offer opportunities to expand varying types of services to existing customers as well as opportunities to expand market share through strategic acquisitions of branch locations from competitor financial institutions. Southern also believes that, through superior customer service, there are opportunities to increase earnings performance by attracting customers of its financial competitors.

BancShares focuses on mitigating, where possible, growth and profitability risks. BancShares has limited control of risks such as economic, competitive and regulatory risks. Southern considers overall economic risk to be its greatest risk area. Primarily, economic risks of recession, rapid changes in market interest rates and significant increases in inflation are of the most concern to Management. Southern’s smaller asset size and limited capital resources, as compared to its primary market financial service competitors, require significant and constant Management attention to all areas of economic risk.

An analysis of BancShares’ overall financial condition and growth can be made by examining the changes and trends in the interest-earning asset and interest-bearing components in the following tables, discussions, consolidated financial statements and notes to the consolidated financial statements. Tables and discussions are also presented detailing the impact of branch acquisitions, capital position, loan loss experience, allowances for loan losses, non-interest expenses and non-interest income.

Consolidated net income was $5.8 million for 2004 compared to $8.1 million for 2003 and $9.1 million for 2002. Net income per share for the year ended December 31, 2004 totaled $49.12 compared to $68.72 in 2003 and $76.77 in 2002. Return on average assets totaled 0.56 percent during 2004, 0.85 percent during 2003 and 1.05 percent during 2002. Table 1 provides a five year summary of financial information for BancShares.

BancShares experienced an 28.06 percent decrease in net income during 2004, compared to 2003. The principal core earnings cause of this decrease was reduced net interest income created by the low interest rate market managed by the Federal Reserve during 2004 that resulted in total interest earning assets continuing to reprice downward faster than interest bearing liabilities. The resulting decrease in the interest rate spread reduced 2004 net interest earnings significantly. In addition, in 2004, income, considered to be noncore earnings, consisting of gains on sales of available-for-sale securities and gains on the sales of mortgage loans, totaled $871,000, a 67.34 percent decrease from $2.7 million for such noncore 2003 income.

BancShares experienced an 11.52 percent decrease in net income during 2003, compared to 2002. The principal cause of this decrease was reduced net interest income created by declining interest rate market managed by the Federal Reserve during 2003 that resulted in interest earning assets repricing downward faster than interest bearing liabilities. In addition, in 2003, income considered to be noncore earnings and consisting of gains on sales of available-for-sale securities and gains on the sales of mortgage loans, totaled $2.7 million, a 4.82 percent decrease from $2.9 million for such noncore 2002 income.

In 2002, as a result of the overall economy, there were greater opportunities for management to realize earnings from the sale of securities. In 2003, as a result of the significantly increased mortgage financing and refinancing resulting from the Federal Reserve’s maintaining the lowest interest rates in several decades, there were significantly increased opportunities for management to profitably sell mortgage loans. In 2004 the Federal Reserve began to slowly increase market interest rates resulting in significantly decreased mortgage financing, refinancing and opportunities for management to profitably sell mortgage loans.

An analysis of BancShares’ financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities. Such an analysis also requires an evaluation of noninterest income and noninterest expenses. In recent years, increasing total noninterest income has been a significant focus for BancShares. The introduction of new revenue sources and modifications to existing products and services has allowed service related noninterest income to grow.

In recent years the recognition of gains and losses on sales of mortgage loans and the recognition of gains and losses on sales of available-for-sale securities has also had a significant impact on total noninterest income, although management does not consider these sources of noninterest income to be a core source of revenues for BancShares. The sale of mortgage loans also results in the recognition of mortgage servicing rights (MSRs) income. MSRs represent the estimated value of the right to service mortgage loans for others. Capitalization of MSRs occurs when the underlying mortgage loans are sold and the servicing rights for the mortgage loans sold are retained. Capitalized MSRs are amortized into income over the projected servicing life of the underlying loans.

Franchise expansion has also contributed to the growth in noninterest income, but has also resulted in large increases in noninterest expense, especially personnel-related costs, occupancy expenses, equipment expenses and intangible asset amortization expenses. In 2004 one denovo branch was opened in the second quarter and two branch acquisitions were completed in the third quarter. In 2003 one denovo branch was opened in the first quarter and one branch acquisition was completed in the fourth quarter. Management continues to look for growth opportunities offered though acquisition opportunities and to plan for denovo branch expansion. The acquisition of existing branches from other financial institutions also results in the payment of acquisition premiums which are allocated to non-earning assets or charged to operating earnings over time.

Members of the Holding family, including Frank B. Holding who serves as a Director and as Chairman of BancShares’ Executive Committee, have been actively involved in the management of BancShares. Currently, various members of the Holding family control an aggregate of 70.06% of BancShares’ common stock. Southern is party to contracts with an affiliated financial institution, First-Citizens Bank & Trust Company, Raleigh, North Carolina, pursuant to which Southern is provided with various management consulting, support and data processing services. See “Beneficial Ownership of Voting Securities” and “Transactions with Related Parties” in Note 15, Related Parties in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS contained in this report.

CRITICAL ACCOUNTING POLICIES

BancShares’ significant accounting policies are set forth in note 1 of the consolidated financial statements. Of these significant accounting policies, BancShares considers its policy regarding the allowance for loan losses to be its primary critical accounting policy, because it requires management’s most subjective and complex judgments. In addition, changes in economic conditions can have a significant impact on the allowance for loan losses and therefore the provision for loan losses and results of operations. Bancshares has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. BancShares’ assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, and the discovery of information with respect to borrowers which is not known to management at the time of the issuance of the consolidated financial statements. For additional discussion concerning BancShares’ allowance for loan losses and related matters, see Asset Quality.

Table 1

SELECTED FINANCIAL DATA

	December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands, except per share data)
Summary of Operations
Interest income	$45,326	$46,083	$49,422	$54,928	$49,807
Interest expense	12,260	12,932	15,592	25,980	24,932

Net interest income	33,066	33,151	33,830	28,948	24,875
Provision for loan losses	1,200	1,800	1,950	1,000	475

Net interest income after provision for loan losses	31,866	31,351	31,880	27,948	24,400

Noninterest income	11,021	12,487	10,670	12,983	5,336
Noninterest expense	35,150	32,494	29,593	29,635	25,002

Income before income taxes	7,737	11,344	12,957	11,296	4,734
Income taxes	1,938	3,283	3,846	3,055	1,000

Net income	$5,799	$8,061	$9,111	$8,241	$3,734

Selected Year-End Balances
Total assets	$1,057,450	$1,016,027	$920,603	$855,228	$803,441
Loans	644,191	631,171	617,150	545,300	496,966
Investment securities and overnight funds sold	347,384	293,046	221,180	226,648	219,958
Interest-earning assets	991,670	898,645	838,634	772,309	704,672
Deposits	910,522	876,510	796,772	738,659	698,485
Long-term obligations	23,711	23,711	23,000	23,000	23,000
Interest-bearing liabilities	766,488	741,936	687,004	651,437	629,217
Shareholders’ equity	96,018	88,518	77,509	67,429	59,682
Common shares outstanding	110,126	111,530	113,649	114,208	115,209
Selected Average Balances
Total assets	$1,030,134	$953,895	$869,546	$833,716	$716,773
Loans	636,245	634,687	565,292	527,204	427,939
Investment securities and overnight funds sold	290,122	245,844	214,646	232,317	230,927
Interest-earning assets	926,327	880,755	797,619	747,059	659,074
Deposits	890,176	825,202	749,914	720,958	624,173
Long-term obligations	23,711	23,002	23,000	23,000	23,000
Interest-bearing liabilities	756,990	709,352	660,267	646,072	557,625
Shareholders’ equity	91,049	83,403	72,854	65,544	55,370
Common shares outstanding	110,828	112,070	113,961	114,717	117,743
Profitability Ratios (averages)
Return on average total assets	0.56%	0.85%	1.05%	0.99%	0.52%
Return on average shareholders’ equity	6.37	9.67	12.51	12.57	6.74
Dividend payout ratio (1)	9.18	6.59	5.84	6.52	14.84
Liquidity and Capital Ratios (averages)
Loans to deposits	71.47%	76.91%	75.38%	73.13%	68.56%
Shareholders’ equity to total assets	8.84	8.74	8.38	7.86	7.72
Per share of common stock
Net income (2)	$49.12	$68.72	$76.77	$68.66	$28.51
Cash dividends	1.60	1.58	1.50	1.50	1.50
Book value (3)	851.21	773.07	661.68	570.07	497.68

(1)	Total common and preferred dividends paid for the year ended December 31 divided by net income for the year ended December 31
(2)	Net income less preferred dividends paid for the year ended December 31 divided by the average number of common shares out-standing for the year ended December 31
(3)	Shareholders’ equity less Preferred B and C stock at December 31 divided by the number of common shares outstanding at December 31

Branch Acquisitions

During both 2004 and 2003, Southern purchased North Carolina branch offices of other banks. These branch acquisitions were accounted for as purchases, and, therefore, the results of operations prior to purchase of these branch offices are not included in the consolidated financial statements. Information regarding these purchases is contained in the following table:

Table 2

BRANCH ACQUISITIONS

	Date	Loans Acquired	Deposits Acquired
		(dollars in thousands)
Capital Bank-Seaboard, NC	September 2004	$8,441	$18,231
Capital Bank-Woodland, NC	September 2004	2,262	9,808

2004 Branch Acquisition Totals		$10,703	$28,039

RBC Centura- Norlina, NC	October 2003	$1,220	$18,280

2003 Branch Acquisition Totals		$1,220	$18,280

INTEREST-EARNING ASSETS

Interest-earning assets include loans, investment securities and overnight investments. Interest-earning assets reflect varying interest rates based on the risk level and maturity of the asset. Riskier investments typically carry a higher rate and expose the investor to potentially higher levels of default. Southern has historically focused on maintaining high asset quality requiring management to perform significant underwriting and monitoring procedures. Southern’s investment portfolio includes primarily United States Treasury and government agency securities. The level of investment securities is primarily the result of overall loan and deposit trends. When deposit growth exceeds loan growth the excess liquidity primarily increases investment securities. When loan growth exceeds deposit growth primarily maturing investment securities are utilized to fund the loan growth rather than being reinvested into the securities market. Southern maintains an operating liquidity level of overnight funds sold investments with other financial institutions that are within Southern’s risk tolerance levels.

Interest-earning assets averaged $926.3 million during 2004, an increase of $45.6 million or 5.17 percent over 2003 levels, compared to a $83.1 million or 10.42 percent increase in 2003 over 2002 levels. Growth among average interest-earning assets during 2004 was primarily due to the September acquisitions of Seaboard and Woodland and internal growth.

Loans. Loan production is principally driven by the eastern North Carolina economy. Management seeks commercial lending opportunities collateralized by real estate. Traditional mortgage loan production is also a goal of management. Most mortgage loan production is then sold into the mortgage secondary markets with the servicing rights retained by the Bank. Loan demand in recent years for consumer loans has declined as consumers have responded to retailer financing promotions and utilized mortgage equity lines of credit to finance their purchases.

As of December 31, 2004, gross loans outstanding were $644.2 million, a 2.06 percent increase over the December 31, 2003 balance of $631.2 million, which was a 2.27 percent increase over the December 31, 2002 balance of $617.2 million. Loan growth during 2003 resulted principally from internal loan growth, the de novo opening of the Kenansville Branch in February and the October acquisition of the Norlina branch. Loan growth during 2004 resulted principally from internal loan growth, the September acquisitions of the Seaboard and Woodland branches and the de novo opening of the Manteo branch in May. Loan balances for the last five years are provided in Table 3.

Table 3

LOANS

	December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Commercial, financial and agricultural	$90,653	$92,944	$93,855	$92,293	$91,936
Real estate:
Construction	62,438	65,484	61,800	52,414	14,621
Mortgage:
Commercial	200,588	186,847	176,357	134,562	126,472
One to four family residential	133,976	122,534	136,909	132,513	115,473
Equityline	57,153	49,876	49,071	42,504	40,468
Other	30,313	47,385	27,956	24,823	39,069
Consumer	42,771	35,925	40,130	39,581	38,795
Lease financing	26,299	30,176	31,072	26,610	30,132

Total loans	$644,191	$631,171	$617,150	$545,300	$496,966

All information presented in this table relates to domestic loans as BancShares makes no foreign loans.

During 2005, management anticipates increased loan growth among loans to commercial borrowers due to the continued relatively low interest rate environment and the overall improvement in the economy. Demand among retail customers has principally shifted to open-end credit products such as equityline loans and continued growth in equityline loans is expected during 2005.

To minimize the potential adverse impact of interest rate fluctuations, management monitors the maturity and repricing distribution of the loan portfolio. BancShares offers variable rate loan products and fixed rate callable loans to reduce interest rate risk. Table 4 details the maturity and repricing distribution as of December 31, 2004. Of the gross loans outstanding on December 31, 2004, 18.24 percent have scheduled maturities or repricing dates that extend beyond five years.

Table 4

LOAN MATURITY DISTRIBUTION AND INTEREST RATE SENSITIVITY

	Within One Year	After One Year But Within Five Years	After Five Years	Total
	(Dollars in thousands)
Commercial and Financial	$11,785	$57,111	$21,757	$90,653
Real Estate:
Commercial	26,076	126,370	48,142	200,588
One to four family residential	17,417	84,405	32,154	133,976
Construction	62,438	—	—	62,438
Equityline	57,153	—	—	57,153
Other	3,569	20,989	5,755	30,313
Consumer	5,560	26,946	10,265	42,771
Lease Financing	3,419	16,568	6,312	26,299

Total	$187,417	$332,389	$124,385	$644,191

Fixed Rate	$62,660	$150,578	$100,410	$313,648
Variable Rate	124,757	181,811	23,975	330,543

Total	$187,417	$332,389	$124,385	$644,191

Investment Securities. Due to the relatively slow recovery of the eastern North Carolina economy in 2004, loan production opportunities continued to be weak. As a result of the deposit growth in existing markets, the Seaboard and Woodland branch acquisitions, relatively weak loan demand and the expected continuance of the relatively low interest rate market management by the Federal Reserve in the short-term, investments in primarily two-year maturity or less, held-to-maturity, U. S. Treasury securities have been made by management. At December 31, 2004 the investment portfolio totaled $311.5 million and at December 31, 2003 the investment portfolio totaled $253.0 million resulting in an increase of $58.5 million or 23.12 percent. Investment securities averaged $245.7 million during 2004, $191.2 million during 2003 and $199.6 million during 2002. In each period U. S. Treasury and government agency securities represented substantially all of the portfolio. The increase in the average securities portfolio in 2004 and 2003 resulted primarily from deposit growth in existing locations and the acquisitions. The decrease in the average securities portfolio during 2002 resulted primarily from growth in loans.

The weighted-average maturity of the investment securities portfolio was 19 months at December 31, 2004 and 21 months at December 31, 2003. Management continues to maintain a portfolio of securities with short maturities and call dates, consistent with BancShares’ focus on liquidity. Investment securities available for sale include marketable equity securities that are recorded at their fair value, with the unrealized net gain included as a component of shareholders’ equity, net of deferred taxes. Table 5 presents detailed information relating to the consolidated balance sheet value of the investment securities portfolio.

Table 5

INVESTMENT SECURITIES

	December 31,
	2004	2003	2002
	(Dollars in thousands)
U.S. Government agencies	$21,012	$90,105	$95,061
U.S. Treasury	185,798	86,904	20,251
States and political subdivisions	42,432	28,606	33,332
Other	62,270	47,411	41,911

Total investment securities	$311,512	$253,026	$190,555

	Investment Securities At December 31, 2004 Maturing
	Within One Year Amount Yield		After One But Within Five Years Amount Yield		After Five But Within Ten Years Amount Yield		After Ten Years Amount Yield
U.S. Government agencies	$21,012	1.76%	$—	—	$—	—	$—	—
U. S. Treasury	81,161	1.66%	104,637	2.42%	—	—	—	—
States and political subdivisions	25,323	2.82%	6,002	5.97%	9,475	4.33%	1,632	6.01%
Other	—	—	—	—	61,670	5.05%	600	6.92%

Total investment securities	$127,496	2.09%	$110,639	2.61%	$71,145	4.96%	$2,232	6.59%

Income on Interest-Earning Assets. Table 6 analyzes the interest-earning assets and interest-bearing liabilities for the three years ended December 31, 2004. Table 9 identifies the causes for changes in interest income and interest expense for 2004 and 2003. Interest income amounted to $45.9 million during 2004, a $473,000 decrease from 2003 levels, compared to a $3.6 million decrease from 2002 to 2003. During both 2004 and 2003, decreased interest rates were the primary factors for the decrease in interest income from the respective prior years.

Total interest-earning assets yielded 4.96 percent during 2004, a 31 basis point decrease from the 5.27 percent reported in 2003. The average taxable-equivalent yield on the loan portfolio decreased from 6.28 percent in 2003 to 6.03 percent in 2004. The decreased loan yield during 2004 reflects general market conditions throughout the year, consisting primarily of a very low interest rate environment. Loan interest income decreased $1.5 million or 3.86 percent from 2003. This followed a decrease of 1.71 percent in loan interest income in 2003 from 2002. During 2004, the decrease in loan interest income was the result of loan growth offset by lower loan yields. During 2003, the decrease in loan interest income was the result of loan growth with lower loan yields as the average yield on loans declined from 7.18 percent in 2002 to 6.28 percent in 2003.

Interest income earned on the investment portfolio amounted to $7.0 million for the year ended December 31, 2004, $5.9 million for the year ended December 31, 2003 and $8.9 million for the year ended December 31, 2002. The average taxable-equivalent yield on the portfolio for 2004 was 2.86 percent. The average taxable-equivalent yield on the portfolio for 2003 was 3.11 percent. The average taxable-equivalent yield on the portfolio for 2002 was 4.48 percent. The $1.1 million increase in investment interest income during 2004 results from an increase in average volume that more than offset a decrease in average yields. The $3.0 million decrease in 2003 investment interest income compared to 2002 investment interest income was due to decreased average yields from 4.48 percent in 2002 to 3.11 percent for 2003 that more than offset an increase in average volume.

INTEREST-BEARING LIABILITIES

Interest-bearing liabilities include interest-bearing deposits, short-term borrowings and long-term obligations. Southern’s primary funding source is deposits. Other short-term funding sources include commercial customer requirements for cash management services and a borrowing line of credit from another financial institution. Long-term borrowings also provide capital strength under guidelines established by the Federal Reserve.

At December 31, 2004 interest-bearing liabilities totaled $766.5 million, an increase of $24.6 million or 3.31 percent over December 31, 2003. Interest-bearing liabilities averaged $757.0 million during 2004, an increase of $47.6 million or 6.72 percent over 2003 levels. Interest-bearing deposits increased $45.9 million. During 2003, interest-bearing liabilities averaged $709.4 million, an increase of $49.1 million or 7.41 percent over 2002.

Deposits. Total deposits averaged $890.2 million in 2004, an increase of $65.0 million or 7.87 percent over the 2003 average balance. Average interest-bearing deposits were $716.9 million during 2004, an increase of $45.9 million or 6.84 percent compared to 2003. Money market accounts averaged $128.3 million during 2004, an increase of $18.3 million or 16.66 percent over the 2003 average balance. Checking with interest balances averaged $110.9 million during 2004, an increase of $12.7 million or 12.90 percent over the 2003 average balance. Time deposit balances averaged $402.6 million during 2004, an increase of $7.4 million or 1.87 percent from the 2003 average balance. The overall growth in average deposits during 2004 resulted primarily from internal growth within the existing branches, the de novo opening of the Manteo branch and the acquisitions of the Seaboard and Woodland branches.

Total deposits averaged $825.2 million in 2003, an increase of $75.3 million or 10.04 percent over the 2002 average balance. Average interest-bearing deposits were $671.0 million during 2003, an increase of $50.3 million or 8.11 percent compared to 2002. Money market accounts averaged $110.0 million during 2003, an increase of $15.6 million or 16.52 percent over the 2002 average balance. Checking with interest balances averaged $98.2 million during 2003, an increase of $8.4 million or 9.31 percent over the 2002 average balance. Time deposit balances averaged $395.2 million during 2003, an increase of $20.1 million or 5.37 percent from the 2002 average balance. The overall growth in average deposits during 2003 resulted primarily from internal growth within the existing branches, the opening of the Kenansville branch and the acquisition of the Norlina branch.

Table 6

AVERAGE BALANCE SHEET ITEMS, NET INTEREST DIFFERENTIAL AVERAGE BALANCES AND AVERAGE RATES EARNED AND PAID

	Year ended December 31,
	2004			2003			2002
	AVERAGE BALANCE	INTEREST	AVERAGE RATE	AVERAGE BALANCE	INTEREST	AVERAGE RATE	AVERAGE BALANCE	INTEREST	AVERAGE RATE
	(Dollars in thousands)
ASSETS
Interest earning assets:
Loans (1) (2)	$636,245	$38,348	6.03%	$634,687	$39,888	6.28%	$565,292	$40,582	7.18%
Taxable investment securities	215,668	5,450	2.53%	166,478	4,760	2.86%	175,953	7,339	4.17%
Nontaxable investment securities (3)	30,013	1,586	5.29%	24,677	1,178	4.77%	23,600	1,600	6.78%
Overnight funds sold.	44,441	554	1.23%	54,689	537	0.98%	32,453	500	1.54%
Other interest earning assets	—	—	—	224	48	21.43%	321	18	5.61%

Total interest earning assets	926,367	45,938	4.96%	880,755	46,411	5.27%	797,619	50,039	6.27%

Non-interest earning assets:
Cash and due from banks	34,838			31,813			30,732
Premises and equipment, net	35,370			33,665			32,865
Other	33,559			7,662			8,330

Total assets	$1,030,134			$953,895			$869,546

LIABILITIES & EQUITY
Interest bearing liabilities:
Demand deposits	$110,921	122	0.11%	$114,072	204	0.18%	$105,357	315	0.30%
Savings deposits	203,351	1,484	0.73%	161,682	1,291	0.80%	140,228	1,713	1.22%
Time deposits	402,605	8,597	2.14%	395,213	9,289	2.35%	375,077	11,291	3.01%
Short-term borrowed funds	16,402	160	0.98%	15,243	120	0.78%	16,605	203	1.22%
Long-term obligations (6)	23,711	1,897	8.00%	23,142	2,028	8.76%	23,000	2,070	9.00%

Total interest bearing liabilities	756,990	12,260	1.62%	709,352	12,932	1.82%	660,267	15,592	2.36%

Non-interest bearing liabilities:
Demand deposits	173,300			154,235			129,252
Other	8,795			6,905			7,173
Shareholders’ equity	91,049			83,403			72,854

Total liabilities and equity	$1,030,134			$953,895			$869,546

Interest rate spread (4)			3.34%			3.45%			3.91%
Net interest income and net interest margin (5)		$33,678	3.64%		$33,479	3.80%		$34,447	4.32%

(1)	Average balances include non-accrual loans.

(2)	Interest income includes amortization of loan fees.

(3)	The average rate on nontaxable investment securities has been adjusted to a tax equivalent yield using a combined federal and state tax rate of 38.55%. The taxable equivalent adjustment was $612 in 2004, $328 in 2003 and $617 in 2002.

(4)	Interest rate spread is the difference between interest earning asset yield and interest bearing liability rate.

(5)	Net interest margin is net interest income divided by average earning assets.

(6)	Interest expense for long-term obligations includes amortization of issuance costs related to the capital securities.

BancShares has historically avoided excessive reliance on high-dollar time deposits, which are generally defined as time deposit accounts with balances in excess of $100,000. At December 31, 2004, these funds were 13.07 percent of total deposits, compared to 13.89 percent of December 31, 2003 total deposits. Table 7 provides a maturity distribution for these deposits, which totaled $119.0 million at December 31, 2004.

Table 7

MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31, 2004:

(Dollars in thousands)
Three months or less	$34,966
Over three through six months	25,260
Over six months through twelve months	22,791
Over one year through five years	35,982
Over five years	—

$118,999

Short-Term Borrowings. BancShares has access to various short-term borrowings, including the purchase of federal funds, overnight repurchase obligations and credit lines with various correspondent banks. At December 31, 2004, short-term borrowings totaled $16.0 million, compared to $15.9 million at December 31, 2003. For the year ended December 31, 2004, short-term borrowings averaged $16.4 million, compared to $15.2 million during 2003 and $16.6 million during 2002. Table 8 provides additional information regarding short-term borrowed funds.

Table 8

SHORT-TERM BORROWINGS

	2004		2003		2002
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Repurchase agreements:
At December 31	$14,152	1.85%	$14,643	0.59%	$12,278	1.01%
Average during year	15,071	0.98%	13,941	0.79%	15,179	1.21%
Maximum month-end balance during year	16,899		16,488		16,425
U. S. Treasury tax and loan accounts:
At December 31	$1,865	1.87%	$1,227	0.94%	$2,062	1.01%
Average during year	1,331	0.95%	1,303	0.80%	1,426	1.31%
Maximum month-end balance during year	2,053		2,085		2,106

Long-Term Obligations. In June 1998 $23.0 million in long-term obligations were issued. These long-term obligations provide capital to support continued growth. Management views these securities as an effective way to provide capital resources without diluting current ownership. Under current regulatory standards, these long-term obligations qualify as capital. At both December 31, 2004 and December 31, 2003, long-term obligations totaled $23.7 million. In prior years the long-term obligations consisted of Trust Securities issued by a finance subsidiary that were included in BancShares consolidated financial statements. As a result of the adoption of a new accounting standard in the fourth quarter of 2003, long-term obligations include $23.7 million of junior subordinated debentures at both December 31, 2004 and December 31, 2003. See the Notes To Consolidated Financial Statements for a detailed discussion of FASB Interpretation No. 46 (and FIN 46R as subsequently amended), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.”

Expense of Interest-Bearing Liabilities. Interest expense amounted to $12.3 million in 2004, a $672,000 or 5.20 percent decrease from 2003. Interest expense amounted to $12.9 million in 2003, a $2.7 million or 17.05 percent decrease from 2002. The decreased interest expenses in 2004 and 2003 were primarily due to market interest rates managed by the Federal Reserve.

As a result of overall market interest rates, the average cost of interest-bearing deposits decreased to 1.42 percent during 2004, compared to 1.61 percent in 2003 and 2.15 percent in 2002. Interest expense on total interest-bearing deposits amounted to $10.2 million during 2004, a decrease from the $10.8 million recorded during 2003. Interest expense on total interest-bearing deposits amounted to $10.8 million during 2003, a decrease from $13.3 million recorded during 2002. The decreased interest expenses on deposits during 2004 and 2003 were primarily the result of overall changes in market interest rates managed by the Federal Reserve. For 2003 and most of 2004 the Federal Reserve managed short-term rates downward to extremely low levels which resulted in significant reductions in the spread between the cost of interest-bearing liabilities and the yields on interest-bearing assets. In the last half of 2004 the Federal Reserve began to slowly raise short-term market rates. If the Federal Reserve continues to manage an increase in short-term rates, management expects the spread between interest-bearing assets and the cost of interest-bearing liabilities to significantly improve in 2005. The average rate on time deposits decreased from 3.01 percent in 2002 to 2.35 percent in 2003 and decreased to 2.14 percent in 2004.

Interest expense on short-term borrowings amounted to $160,000 during 2004, an increase from $120,000 or a 33.33 percent increase from 2003. Interest expense on short-term borrowings amounted to $120,000 during 2003, a decrease from $203,000 recorded during 2002. The increased interest expense during 2004 was the result of both increased average balances and increased short-term rates. The average rate on short-term borrowings decreased from 1.22 percent in 2002 to 0.79 percent in 2003 and increased to 0.98 percent in 2004.

Interest expense on long-term obligations amounted to $1.9 million for 2004 and $2.0 million for 2003 and $2.1 million for 2002. The average rate on long-term borrowings was 9.00 percent in 2002, 8.76% in 2003 and 8.00% in 2004.

Table 9

AVERAGE BALANCE SHEET ITEMS AND NET INTEREST DIFFERENTIAL ANALYSIS OF CHANGES IN INTEREST DIFFERENTIAL

	December 31, 2004 Increase (Decrease)
	TOTAL CHANGE 2003-2004	AMOUNT ATTRIBUTABLE TO CHANGE IN VOLUME (1)	AMOUNT ATTRIBUTABLE TO CHANGE IN RATE (1)
	(Dollars in thousands)
ASSETS
Interest earning assets:
Loans	$(1,541)	$96	$(1,637)
Taxable investment securities	690	1,325	(635)
Non-taxable investment securities	409	268	141
Federal funds sold and other	(31)	(138)	107

Total interest income	(473)	1,551	(2,024)

LIABILITIES & EQUITY
Interest bearing liabilities:
Demand deposits	(82)	(5)	(77)
Savings deposits	193	318	(125)
Time deposits	(693)	166	(859)
Short-term borrowings	40	10	30
Long-term obligations	(130)	48	(178)

Total interest expense	(672)	537	(1,209)

Net interest income	$199	$1,014	$(815)

	December 31, 2003 Increase (Decrease)
	TOTAL CHANGE 2002-2003	AMOUNT ATTRIBUTABLE TO CHANGE IN VOLUME (1)	AMOUNT ATTRIBUTABLE TO CHANGE IN RATE (1)
	(Dollars in thousands)
ASSETS
Interest earning assets:
Loans	$(694)	$4,689	$(5,383)
Taxable investment securities	(2,579)	(335)	(2,244)
Non-taxable investment securities	(422)	63	(485)
Federal funds sold and other	67	268	(201)

Total interest income	(3,628)	4,685	(8,313)

LIABILITIES & EQUITY
Interest bearing liabilities:
Demand deposits	(111)	20	(131)
Savings deposits	(422)	214	(636)
Time deposits	(2,002)	540	(2,542)
Short-term borrowings	(83)	(13)	(70)
Long-term obligations	(42)	13	(55)

Total interest expense	(2,660)	774	(3,434)

Net interest income	$(968)	$3,911	$(4,879)

(1)	The variance due to rate and volume is allocated equally between the changes in rate and volume.

Average loan balances include nonaccrual loans. BancShares earns tax-exempt interest on certain loans and investment securities due to the borrower or issuer being either a governmental agency or a quasi-governmental agency. Yields related to loans and securities exempt from federal income taxes are stated on a taxable- equivalent basis assuming a combined federal and state income tax rate of 38.55% for all periods. The taxable equivalent adjustment was $612 in 2004, $328 in 2003 and $617 in 2002.

NET INTEREST INCOME

Net interest income totaled $33.1 million during 2004, a decrease of $85,000 or 0.26 percent from 2003. Net interest income amounted to $33.2 million during 2003, a decrease from $33.8 million recorded during 2002. Table 9 presents the annual changes in net interest income by components due to changes in volume, yields and rates. Table 9 is presented on a taxable-equivalent basis to adjust for the tax-exempt status of income earned on certain loans, leases and municipal securities.

The average yield on interest-earning assets was 4.96 percent in 2004, 5.27 percent in 2003 and 6.27 percent in 2002. The lower average yields in 2004 and 2003 were the result of decreased market rates. Overall lower market rates created a lower-yielding earning asset mix for 2004 compared to 2003, resulting in a decrease in the net interest margin from 3.80 percent in 2003 to 3.64 percent in 2004. The lower net yields realized in 2003 compared to 2002 also resulted from overall lower market rates for earning assets.

Rate Sensitivity. A principal objective of BancShares’ asset/liability function is to manage interest rate risk or the exposure to changes in interest rates. Management maintains portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities that will protect against wide interest rate fluctuations, thereby limiting, to the extent possible, the ultimate interest rate exposure. As a result of the overall weak 2004 economy, consumer concerns over the economy’s impact on the equity markets and the Federal Reserve managing very low interest rates, consumers have moved cash into the shorter maturity deposit products of the Bank. Table 10 provides BancShares’ interest-sensitivity position as of December 31, 2004, which reflected a one year negative interest-sensitivity gap of $258.9 million. As a result of this one year negative gap, increases in interest rates could have an unfavorable impact on net interest income. It should be noted that this analysis reflects BancShares’ interest sensitivity as of a single point in time and may not reflect the effects of repricings of assets and liabilities in various interest rate environments.

Table 10

INTEREST-SENSITIVITY ANALYSIS

	December 31, 2004
	1-90 Days Sensitive	91-180 Days Sensitive	181-365 Days Sensitive	Non-Rate Sensitive & Over 1 Year	Total
	(Dollars in thousands)
Interest Earning Assets:
Loans	$63,895	$46,205	$77,317	$456,774	$644,191
Investment securities	25,496	38,831	62,951	184,234	311,512
Temporary investments	35,967	—	—	—	35,967

Total earning assets	$125,358	$85,036	$140,268	$641,008	$991,670

Interest-Bearing Liabilities:
Savings and core time deposits	$397,236	$58,493	$54,800	$97,232	$607,761
Time deposits of $100,000 and more	34,966	25,260	22,791	35,982	118,999
Short-term borrowings	16,017	—	—	—	16,017
Long-term obligations	—	—	—	23,711	23,711

Total interest bearing liabilities	$448,219	$83,753	$77,591	$156,925	$766,488

Interest sensitivity gap	$(322,861)	$1,283	$62,677	$484,083	$225,182

Cumulative interest sensitivity gap	$(322,861)	$(321,578)	$(258,901)	$225,182	$225,182

MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market price and interest rates. This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

BancShares’ market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of BancShares’ loan and deposit portfolios is such that a significant increase in the prime rate may adversely impact net interest income, since its interest bearing liabilities generally mature or reprice faster than its interest earning assets. Management seeks to manage this risk through the use of shorter term maturities where possible. The composition and size of the investment portfolio is managed so as to reduce the interest rate risk in the deposit and loan portfolios while at the same time maximizing the yield generated from the loan portfolio.

The table below presents in tabular form the contractual balances and the estimated fair value of financial instruments at their expected maturity dates as of December 31, 2004. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment as of December 31, 2004. For core deposits without contractual maturity (i.e., interest bearing checking, savings and money market accounts), the table presents principal cash flows as maturing in 2005 since they are subject to immediate repricing. Weighted average variable rates in future periods are based on the implied forward rates in the yield curve as of December 31, 2004.

Table 11

MARKET RISK

	Maturing in Years ended December 31
	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value
	(Dollars in thousands)
Assets
Loans
Fixed rate	$62,660	$45,766	$53,663	$28,955	$22,194	$100,410	$313,648	$312,581
Average rate (%)	7.02%	7.02%	7.02%	6.86%	6.83%	6.47%	6.82%
Variable rate	$124s,757	$58,842	$50,909	$46,871	$25,189	$23,975	$330,543	$330,543
Average rate (%)	6.11%	5.81%	5.70%	5.63%	5.76%	5.57%	5.86%
Investment Securities
Fixed rate	$127,496	$107,950	$885	$840	$964	$73,377	$311,512	$311,075
Average rate (%)	2.09%	2.54%	5.65%	5.58%	5.72%	5.06%	2.73%
Liabilities
Savings and interest bearing checking
Fixed rate	$512,508	—	—	—	—	—	$512,508	$512,508
Average rate (%)	0.54%	—	—	—	—	—	0.54%
Certificates of deposit
Fixed rate	$259,975	$42,786	$55,245	$33,702	—	—	$391,708	$394,827
Average rate (%)	1.83%	2.89%	3.56%	3.44%	—	—	2.32%
Variable rate	$4,035	$1,481	—	—	—	—	$5,516	$5,516
Average rate (%)	1.82%	1.93%	—	—	—	—	1.85%
Short-term borrowings
Variable rate	$16,017	—	—	—	—	—	$16,017	$16,017
Average rate (%)	1.85%	—	—	—	—	—	1.85%
Long-term debt
Fixed rate	—	—	—	—	—	$23,711	$23,711	$24,541
Average rate (%)	—	—	—	—	—	8.00%	8.00%

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE SHEET RISK

In the normal course of business there are various commitments and contingent liabilities outstanding, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying financial statements.

Southern is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and undisbursed advances on customer lines of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

Southern is exposed to credit loss, in the event of nonperformance by the other party to the financial instrument, for commitments to extend credit and standby letters of credit which is represented by the contractual notional amount of those instruments. Southern uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit and undisbursed advances on customer lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements. Southern evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Southern, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include trade accounts receivable, property, plant, and equipment and income-producing commercial properties.

Outstanding standby letters of credit as of December 31, 2004 and December 31, 2003 amounted to $5.9 million and $3.6 million. Outstanding commitments to lend at December 31, 2004 and December 31, 2003 were $182.1 million and $182.7 million and include undisbursed advances on customer lines of credit at December 31, 2004 of $64.3 million and $57.4 million at December 31, 2003. Outstanding standby letters of credit and commitments to lend at December 31, 2004 generally expire within one year, whereas commitments associated with undisbursed advances on customer lines of credit at December 31, 2004 generally expire within one to five years.

Standby letters of credit are commitments issued by Southern to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The maximum potential amount of undiscounted future payments related to standby letters of credit at December 31, 2004 is $5.9 million. At December 31, 2004, BancShares considers the amount to be immaterial and has recorded no liability for the current carrying amount of the obligation to perform as a guarantor and no liability is considered necessary. Substantially all standby letters of credit are secured by real estate and/or guaranteed by third parties in the event BancShares had to advance funds to fulfill the guarantee.

At December 31, 2004, commitments to sell loans amounted to $11.5 million. At December 31, 2003 commitments to sell loans amounted to $2.2 million.

BancShares does not have any special purpose entities or other similar forms of off-balance sheet financing arrangements other than the trust preferred securities discussed in detail in the notes to the consolidated financial statements.

Southern grants agribusiness, commercial and consumer loans to customers primarily in eastern North Carolina. Although Southern has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the agricultural industry and in particular the tobacco segment thereof. For several decades tobacco has been under criticism for potential health risks.

BancShares is also involved in various legal actions arising in the normal course of business. Management is of the opinion that the outcome of such actions will not have a material adverse effect on the consolidated financial condition of BancShares.

ASSET QUALITY

Maintaining excellent asset quality is one of the key performance measures for, and a primary focus area of, BancShares’ Management. BancShares and Southern dedicate significant resources to ensuring prudent lending practices, loan performance monitoring and management and prudent, timely recognition of losses. In some cases property that was used as collateral for loans is foreclosed to satisfy repayment of the loan. Upon completion of foreclosure, this property is classified as an other real estate nonperforming asset. Such other real estate nonperforming assets are aggressively marketed by Management.

Nonperforming Assets. Nonperforming asset balances for the past five years are presented in Table 12. BancShares’ nonperforming assets of $2.2 million at December 31, 2004 included nonaccrual loans totaling $1.1 million, accruing loans past due 90 days or more totaling $577,000 and $525,000 of foreclosed property. Nonperforming assets as of December 31, 2004 represented 0.34 percent of loans outstanding. Nonperforming assets totaled $2.2 million at December 31, 2004, $2.9 million at December 31, 2003 and $3.5 million at December 31, 2002. Of the $1.1 million in nonaccrual loans at December 31, 2004, $832,000 were considered to be impaired. Of the $868,000 in nonaccrual loans at December 31, 2003, $547,000 were considered to be impaired.

Table 12

RISK ELEMENTS

	Year ended December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Accruing loans past due 90 days or more	$577	$1,665	$2,180	$1,565	$1,081
Nonaccrual loans	1,087	868	918	407	478
Restructured loans	—	—	25	28	—

Total nonperforming loans	1,664	2,533	3,123	2,000	1,559

Other real estate owned	525	406	411	64	—

Total nonperforming loans and assets	$2,189	$2,939	$3,534	$2,064	$1,559

Management continually monitors the loan portfolio to ensure that problem loans have been identified as nonperforming. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of nonperforming assets.

Allowance for Loan Losses. Management evaluates the risk characteristics of the loan portfolio under current economic conditions, reviews the financial condition of the borrower, estimates the fair market value of the loan collateral and considers any other pertinent factors to estimate current credit losses. Southern provides an allowance for loan losses on a reserve basis and includes in operating expenses a provision for loan losses determined by management. The allowance is reduced by charge-offs and increased by subsequent recoveries. Management’s periodic evaluation of the adequacy of the allowance is based on Southern’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect borrowers’ experience, the estimated value of any underlying collateral, current economic conditions and other risk factors. Management believes it has established the allowance in accordance with accounting principles generally accepted in the United States of America and in consideration of the current economic environment. While management uses the best information available to make evaluations, future adjustments may be necessary.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review Southern’s allowance for loan losses and losses on other real estate owned. Such agencies may require Southern to recognize additions to the allowances based on the examiners’ judgments about information available to them at the time of their examinations.

At December 31, 2004, BancShares’ allowance for loan losses was $10.3 million or 1.59 percent of loans outstanding. At December 31, 2003, BancShares’ allowance for loan losses was $10.1 million or 1.60 percent of loans outstanding. The increase in the allowance-to-loan ratios since 2002 is primarily attributable to continued loan growth and the overall continued sluggish economy. Traditional commercial loans (commercial loans other than those secured by real estate) generally have a higher level of credit risk than commercial real estate loans; as a result, the commercial real estate loans generally have a lower level of allowance for loan losses when compared to traditional commercial loans. As a percentage of total loans, traditional commercial loans increased from 11.37 percent of total loans at December 31, 2003 to 14.07 percent of total loans at December 31, 2004.

As a result of the continued sluggish eastern North Carolina economy in 2004, the Bank experienced both an increase in loan charge-offs and a decrease in recoveries of loans previously charged-off. The provision for loan losses charged to operations was $1.2 million during 2004 compared to $1.8 million during 2003 and $2.0 million in 2002. The provision for loan losses charged to operations in 2004 was primarily due to the continued sluggishness of the eastern North Carolina economy and the $13.0 million increase in outstanding loans.

Net charge-offs during 2004 increased by $233,000 from 2003 net charge-offs of $803,000. Net charge-offs during 2003 increased by $315,000 from 2002 net charge-offs of $488,000. The percentage of charge-offs, net of recoveries, to average outstanding loans was 0.16 percent in 2004, 0.13 percent in 2003 and 0.09 percent in 2002. Table 13 provides details concerning the allowance and provision for loan losses for the past five years.

Table 13

SUMMARY OF LOAN LOSS EXPERIENCE

	Year ended December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Allowance for loan losses—beginning of year	$10,095	$9,098	$7,636	$7,284	$6,188
Charge-offs:
Consumer	353	314	392	354	361
Real estate:
Mortgage:
Commercial	83	32	101	46	11
Equityline	116	25	67	—	11
One to four family residential	226	129	19	—	67
Other	—	21	54	133	—
Lease financing	—	—	—	—	—
Commercial, financial and agricultural	419	595	81	269	84

Total charge-offs	1,197	1,116	714	802	534

Recoveries:
Consumer	91	86	106	83	152
Commercial, financial and agricultural	17	179	86	46	56
Real estate:
Construction	—	—	—	—	—
Mortgage:
One to four family residential	23	28	—	—	13
Commercial	26	11	22	—	99
Equityline	4	—	—	—	19
Other	—	9	12	120	16

Total recoveries	161	313	226	249	355

Net charge-offs	1,036	803	488	553	179

Provision for loan losses	1,200	1,800	1,950	1,000	475
Reduction for sale of credit card portfolio	—	—	—	95	—
Additions from bank acquisitions	—	—	—	—	800

Allowance for loan losses—end of year	$10,259	$10,095	$9,098	$7,636	$7,284

Average loans outstanding during the year	$636,245	$634,687	$565,292	$527,204	$427,939

Ratio of net charge-offs to average loans outstanding	0.16%	0.13%	0.09%	0.10%	0.04%

Table 14 details management’s allocation of the allowance among the various loan types. The process to allocate the allowance for loan losses considers, among other factors, whether the borrower is a retail or commercial customer, whether the loan is secured or unsecured, and whether the loan is an open or closed-end agreement. Generally, loans to commercial customers are evaluated individually and assigned a credit grade using such factors as the borrower’s cash flow, the value of any underlying collateral and the value of any guarantees, while loans to retail customers are evaluated among groups of loans with similar characteristics. These ratings, prior loss experience and current economic conditions become the basis for the allowance allocation shown in Table 14.

Table 14

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

	December 31,
	2004	% of loans in each category to total loans	2003	% of loans in each category to total loans	2002	% of loans in each category to total loans	2001	% of loans in each category to total loans	2000	% of loans in each category to total loans
	(Dollars in thousands)
Commercial, financial and agricultural	$4,400	14%	$4,300	15%	$3,800	15%	$2,800	17%	$3,000	19%
Consumer	2,000	6%	2,000	6%	2,000	7%	2,000	6%	2,050	8%
Real estate:
Construction	300	10%	300	10%	300	10%	300	10%	100	3%
Mortgage:
One to four family residential	1,200	21%	1,200	19%	1,200	22%	1,200	24%	1,100	23%
Commercial	1,500	31%	1,500	30%	1,000	29%	550	25%	550	25%
Equityline	300	9%	200	8%	200	8%	200	8%	200	8%
Other	159	5%	195	7%	198	4%	186	5%	184	8%
Lease financing	400	4%	400	5%	400	5%	400	5%	100	6%

Total	$10,259	100%	$10,095	100%	$9,098	100%	$7,636	100%	$7,284	100%

NONINTEREST INCOME

Management considers the growth of noninterest income essential to maintaining profitability performance levels. The primary sources of noninterest income are deposit and loan related service charges and fees. Other significant noncore noninterest income is derived from the sale of mortgage loans into the secondary market and the periodic sale of available-for-sale investment securities.

Total noninterest income was $11.0 million for the year ended December 31, 2004, a decrease of $1.5 million or 11.74 percent. This compares to $12.5 million for the year ended December 31, 2003 and $10.7 million for the year ended December 31, 2002. There were $229,000 of net securities gains realized in 2004. Net securities gains of $282,000 were realized in the year ended December 31, 2003. Net securities gains of $10.7 million were realized in the year ended December 31, 2002. There were $662,000 of net gains on sale of mortgage loans realized in 2004, a decrease of $1.8 million, or 72.94 percent, from the net mortgage loan sales gains of $2.4 million realized in the year ended December 31, 2003. Net mortgage loan sales gains of $1.3 million were realized in the year ended December 31, 2002.

Table 15 presents the components of noninterest income for the last five years. In recent years management has searched for various opportunities to enhance noninterest income through new products, new services, new fees and marketing changes to existing products. Net interest income has increased 32.62 percent from 2000 to 2004. Excluding securities gains, noninterest income, as a percentage of net interest income, has increased from 24.05 percent for 2000 to 32.64 percent for 2004.

Table 15

NONINTEREST INCOME

	Year Ended December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Service charges on deposit accounts	$7,090	$6,714	$5,688	$5,080	$3,942
Other service charges and fees	2,474	2,253	1,786	1,482	1,275
Gain (loss) on sale of loans	662	2,446	1,297	729	38
Investment securities gains (losses), net	229	282	1,569	4,625	(746)
Other	566	792	330	1,067	751

Total noninterest income	$11,021	$12,487	$10,670	$12,983	$5,260

Income from service charges on deposit accounts has increased primarily as a result of growth in the existing branches, the opening of new branches and acquisitions of branches from other financial institutions within the Bank’s eastern North Carolina markets. Income from service charges on deposit accounts was $7.1 million for the year ended December 31, 2004, an increase of 5.60 percent. Deposit account service charge income was $6.7 million for the year ended December 31, 2003 compared to $5.7 million for the year ended December 31, 2002.

Income from other service charges and fees includes mortgage loan commitment fees, mortgage loan servicing fees, automated teller machine fees, check cashing fees and other miscellaneous non deposit related customer service fees. Increases in this category of noninterest income are the result primarily of customer account growth within the existing branches, the opening of new branches and the acquisitions of branches from other financial institutions. In 2004 the decreased mortgage lending activity resulting from rising interest rates resulted in significant decreases in the mortgage related fees and charges in this category of noninterest income. In 2003 the increased mortgage lending activity resulting from the very low interest rates resulted in significant increases in the mortgage related fees and charges in this category of noninterest income. Income from other service charges and fees was $2.5 million for the year ended December 31, 2004, an increase of 9.81 percent. Other service charges and fee income was $2.3 million for the year ended December 31, 2003 and $1.8 million for the year ended December 31, 2002.

Gains and losses resulting from sales of available-for-sale securities was a net gain of $229,000 for the year ended December 31, 2004, compared to net gains of $282,000 for 2003 and $1.6 million for the year ended December 31, 2002.

Southern sells mortgage loan production into the secondary mortgage markets and retains servicing on the loans sold. The resulting interest rate market managed by the Federal Reserve and the timing of interest rate changes within the market directly impacts the level of gains or losses that are realized on mortgage loans sold. Gain on sale of loans decreased $1.8 million from $2.4 million in 2003 to $$662,000 in 2004 as a result of both decreased mortgage loan production and decreased sales of mortgage loans into the secondary market.

Other noninterest income decreased $226,000 from $792,000 in 2003 to $566,000 in 2004 primarily as a result of a 2003 gain realized on the donation of a vacant banking facility. Other noninterest income increased $462,000 from $330,000 in 2002 to $792,000 in 2003 primarily as a result of the gain realized on the donation of a vacant banking facility.

NONINTEREST EXPENSE

The primary noninterest expenses are personnel salaries and benefits, occupancy and equipment costs related to branch offices and data processing hardware, software product and service delivery costs. Noninterest expenses also include the expensing of intangibles amortization consisting of the costs of acquiring branch locations from other financial institutions and the expensing of mortgage servicing rights resulting from the sale of mortgage loans into the secondary mortgage markets for which servicing was retained.

Personnel expense was $18.6 million for the year ended December 31, 2004, an increase of $1.9 million or 11.63 percent over the year ended December 31, 2003 compared to a $1.7 million or 11.54 percent increase for the year ended December 31, 2003 over the year ended December 31, 2002. Increases in each period resulted primarily from merit increases, growth in incentive-based compensation, additional personnel due to the acquisitions discussed in Table 2 and the opening of new offices in Manteo, North Carolina in May 2004 and Kenansville, North Carolina in February 2003. BancShares had 431 full time equivalent employees at December 31, 2004, compared to 427 at December 31, 2003 and 386 at December 31, 2002.

Total noninterest expense for the year ended December 31, 2004 of $35.2 million was $2.7 million higher then the year ended December 31, 2003. Total noninterest expense for the year ended December 31, 2003 was $2.9 million higher than the year ended December 31, 2002. Table 16 presents the components of noninterest expense for the last five years.

Table 16

NONINTEREST EXPENSE

	Year Ended December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Personnel	$18,568	$16,633	$14,912	$13,867	$11,751
Occupancy	3,551	3,158	2,853	2,624	2,106
Data processing	3,612	3,049	2,731	2,461	2,224
Furniture and equipment	2,041	2,025	1,896	1,874	1,650
Intangibles amortization	1,496	1,675	1,818	3,852	2,603
Professional fees	893	980	666	600	705
Charitable contributions	422	907	398	—	—
FDIC insurance assessment	126	124	134	127	122
Other	4,441	3,943	4,185	4,230	3,867

Total noninterest expense	$35,150	$32,494	$29,593	$29,635	$25,028

Intangibles amortization was $1.5 million for the year ended December 31, 2004, a decrease of $179,000 or 10.69 percent from the year ended December 31, 2003 compared to a $143,000 or 7.87 percent decrease for the year ended December 31, 2003 from the year ended December 31, 2002. The acquisitions in 2004 and 2003 are listed in Table 2.

Data processing expense was $3.6 million for the year ended December 31, 2004, an increase of $563,000 or 18.47 percent over the year ended December 31, 2003 compared to a $318,000 or 11.64 percent increase for the year ended December 31, 2003 over the year ended December 31, 2002. In the year acquisitions are made, substantial one time data processing costs are incurred to convert customer account information files from the selling institution’s data processing files to BancShares’ data processing files. Increases and decreases in each period resulted primarily from the acquisitions listed in Table 2 and the opening of new offices in Manteo, North Carolina in May 2004 and Kenansville, North Carolina in February 2003.

Furniture and equipment expense was $2.0 million for the year ended December 31, 2004, an increase of $16,000 or 0.79 percent over the year ended December 31, 2003 compared to a $129,000 or a 6.80 percent increase for the year ended December 31, 2003 over the year ended December 31, 2002. Increases in each period resulted primarily from the acquisitions listed in Table 2, the opening of a new branch in Kenansville, North Carolina in 2003 and the opening of a new branch in Manteo, North Carolina in 2004.

Occupancy expense was $3.6 million for the year ended December 31, 2004, an increase of $393,000 or 12.44 percent over the year ended December 31, 2003 compared to a $303,000 or 10.62 percent increase for the year ended December 31, 2003 over the year ended December 31, 2002. Increases in each period resulted primarily from the acquisitions listed in Table 2, the opening of a new branch in Kenansville, North Carolina in 2003 and the opening of a new branch in Manteo, North Carolina in 2004.

INCOME TAXES

For the year ended December 31, 2004, BancShares recorded total income tax expense of $1.9 million, compared to $3.3 million of income tax expense for the year ended December 31, 2003 and $3.8 million for the year ended December 31, 2002. BancShares’ effective tax rate decreased from 29.68 percent for the year ended December 31, 2002 to 28.94 percent for the year ended December 31, 2002 to 25.05 percent for the year ended December 31, 2004. The decreases in the effective tax rates from 2002 to 2004 primarily resulted from increases in the ratios of tax exempt earnings to total decreased earnings.

RELATED PARTY TRANSACTIONS

BancShares has entered into various service contracts with another bank holding company, First Citizens BancShares, Inc. (the “Corporation”) and its subsidiary First-Citizens Bank & Trust Company (“First Citizens”). The Corporation has two significant shareholders, which are also significant shareholders of BancShares. The first significant shareholder is a director of BancShares and at December 31, 2004 beneficially owned 32,751 shares, or 29.74%, of BancShares’ outstanding common stock and 4,966 shares, or 1.42%, of BancShares’ outstanding Series B preferred stock. At the same date, the second significant shareholder beneficially owned 27,422 shares, or 24.90%, of BancShares’ outstanding common stock.

These two significant shareholders are directors and executive officers of the Corporation and at December 31, 2004, beneficially owned 2,529,534 shares, or 28.89%, and 1,378,670 shares, or 15.74%, of the Corporation’s outstanding Class A common stock, and 664,533 shares, or 39.61%, and 209,742 shares, or 12.50%, of the Corporation’s outstanding Class B common stock. The above totals include 464,804 Class A common shares, or 5.31%, and 104,644 Class B common shares, or 6.24%, that are considered to be beneficially owned by both of the shareholders and, therefore, are included in each of their totals.

As more fully discussed in note 15, Southern incurred expenses for various contractual services provided by First Citizens. Data and item processing expenses were incurred for courier services, proof and encoding, imaging, check storage, statement rendering and item processing forms. Management has researched alternative, non-related, providers for such services and believes that it pays fair value for these services. BancShares also has a correspondent relationship with the Corporation. Correspondent account balances with the Corporation included in cash and due from banks totaled $4.2 million at December 31, 2004 and $27.6 million at December 31, 2003. Southern’s wholly-owned subsidiary, Goshen, Inc. paid $67,000 to an Insurance Company owned by the Corporation for the sale of insurance written in connection with loans made by Southern in 2004 compared to $82,000 for such insurance written in 2003. BancShares also owns 127,584 and 22,219 shares of Class A and Class B common stock of the Corporation. The Class A and Class B common stock had an amortized cost of $3.0 million and $465,000, respectively, at December 31, 2004. The Class A common stock had a fair value of $18.9 million and $15.0 million at December 31, 2004 and 2003, respectively. The Class B common stock had a fair value of $3.2 million and $2.7 million at December 31, 2004 and 2003, respectively.

BancShares is related through common ownership with Fidelity Bancshares NC Inc., (“Fidelity”) and Heritage BancShares, Inc., (“Heritage”) in that the aforementioned two significant shareholders of BancShares and certain of their related parties are also significant shareholders of Fidelity and Heritage. Fidelity has contracted with BancShares for BancShares to service, on Fidelity’s behalf, $1.9 million of Fidelity’s mortgage loans at December 31, 2004. BancShares provides underwriting and processing services for mortgage loans originated through Fidelity and Heritage.

LIQUIDITY

Management places great importance on maintaining a highly liquid investment portfolio with maturities structured to meet liquidity requirements. The ability to generate deposits is the primary source of liquidity. The average deposit growth rate was 7.87 percent for the year ended December 31, 2004, 10.01 percent for the year ended December 31, 2003 and 4.02 percent for the year ended December 31, 2002.

At December 31, 2004 the investment portfolio totaled $280.5 million or 27.32 percent of total assets. At December 31, 2003 the investment portfolio totaled $253.0 million or 24.92 percent of total assets. Management expects maturing securities combined with other traditional sources of liquidity to provide BancShares liquidity requirements.

The above liquidity sources have traditionally enabled BancShares to place minimal dependence on borrowed funds to meet liquidity needs, however BancShares has readily available sources for borrowed funds through various correspondent banks.

The acquisition of a branch from another financial institution will usually also increase liquidity as Bancshares receives cash for the difference in the liabilities acquired (primarily deposits) and the assets acquired (primarily loans). In 2004, $15.4 million of net cash was acquired through branch acquisitions compared to $15.1 million of net cash acquired in 2003 as a result of branch acquisitions.

BancShares has obligations under existing contractual obligations that will require payments in future periods. The following table presents aggregated information about such payments to be made in future periods. Transaction deposit accounts with indeterminate maturities have been classified as having payments due in less than one year.

Table 17

CONTRACTURAL OBLIGATIONS

	Payments due by period
As of December 31, 2004	Less than 1 year	1-3 years	4-5 years	Over 5 years	Total
	(In thousands)
Deposits	$777,308	$99,512	$33,702	$—	$910,522
Short-term borrowings	16,017	—	—	—	16,017
Long-term obligations	—	—	—	23,711	23,711
Lease obligations	56	97	16	—	169

Total contractual cash obligations	$793,381	$99,609	$33,718	$23,711	$950,419

SHAREHOLDERS’ EQUITY AND CAPITAL ADEQUACY

Included in shareholders’ equity is accumulated other comprehensive income which is primarily the unrealized net gains on securities available-for-sale at the date of the period identified. Minimum pension liability also is included in accumulated other comprehensive income. BancShares owns corporate stock and debt securities investments in several financial institutions. As a result of the daily equity market movement of the value of the individual investment instruments, the net after tax value of these investments above or below the recorded cost of the investments, as of the period date indicated, is reported as accumulated other comprehensive income within shareholders’ equity. See the notes to the consolidated statements for a detailed discussion of comprehensive income and minimum pension liability.

BancShares maintains adequate capital balances and exceeds all minimum regulatory capital requirements. Table 18 provides additional information on the regulatory capital of BancShares. Failure to meet certain capital requirements as defined by BancShares’ regulatory agencies could result in specific regulatory actions that could have a material effect on BancShares’ financial statements.

Table 18

ANALYSIS OF SOUTHERN’S CAPITAL ADEQUACY

Southern’s capital ratios as of December 31 are set forth below:

	2004	2003	2002
Tier 1 capital (1)	$74,762	$72,828	$66,546
Total capital	88,796	85,594	77,814
Risk-adjusted assets	660,431	659,058	625,745
Average tangible assets	1,011,519	955,572	867,084

Tier 1 capital ratio (1)	11.32%	11.05%	10.63%
Total capital	13.45%	12.99%	12.44%
Leverage capital ratio	7.39%	7.62%	7.67%

(1)	The Capital Securities issued in 1998 are considered part of Tier I Capital. The minimum ratio of qualifying total capital to risk weighted assets is 8%, of which 4% must be Tier 1 capital, which is common equity, retained earnings, and a limited amount of perpetual preferred stock, less certain intangibles.

The rate of return on average shareholders’ equity for the year ended December 31, 2004 was 6.37 percent compared to 9.20 percent for the year ended December 31, 2003 and 12.51 percent for the year ended December 31, 2002. The decreased rates of return recorded during 2004 and 2003 resulted principally from the reduction in net interest income created by the overall interest rate market structured by the Federal Reserve in 2004 and 2003 that resulted in a significant reduction in the spread between the cost of interest-bearing liabilities and the yield on interest-bearing assets.

The Board of Directors of BancShares has authorized the purchase of shares of Common, Preferred B and Preferred C stock up to an amount not to equal or exceed 10% of BancShares’ consolidated net worth during the ensuing year. Management will continue to consider the purchase of outstanding shares when market conditions are favorable and excess capital is available for such purchases.

FOURTH QUARTER ANALYSIS

BancShares’ net income for the fourth quarter of 2004 totaled $1.6 million, an increase of $48,000 or 3.09 percent from the fourth quarter of 2003. Average interest-earning assets for the fourth quarter of 2004 increased $55.2 million or 5.96 percent over the fourth quarter of 2003. Average loans for the fourth quarter of 2004 increased $9.8 million or 1.54 percent over the fourth quarter of 2003. Average investment securities for the fourth quarter of 2004 increased $80.6 million or 39.12 percent from the fourth quarter of 2003. Average earning assets, average loans and average investment securities increased primarily as a result of internal growth of existing branches, the addition of one new branch in 2004, the addition of one new branch in 2003 and the acquisitions listed in Table 2.

Interest income for the fourth quarter of 2004 increased $1.9 million or 19.37 percent from the fourth quarter of 2003 primarily as a result of the increased volume of interest earning assets.

Average interest-bearing liabilities increased $37.6 million, or 5.29 percent, from the fourth quarter of 2003 to the fourth quarter of 2004 primarily as a result of growth within existing branches, the addition of one new branch in 2004, the addition of one new branch in 2003 and the acquisitions listed in Table 2. The rate on total interest-bearing liabilities decreased from 1.68 percent for the fourth quarter of 2003 to 1.67 percent for the fourth quarter of 2004.

Net interest income in the fourth quarter of 2004 increased $1.8 million from the fourth quarter of 2003 primarily as a result of lower overall interest rates offset by growth within the existing branches, the addition of one new branch in 2004, the addition of one new branch in 2003 and the acquisitions listed in Table 2.

Non-interest income for the fourth quarter of 2004 decreased $608,000 or 17.04 percent from the fourth quarter of 2003 primarily as a result of reduced gains on sales of loans. Non-interest expense for the fourth quarter of 2004 increased $955,000 or 11.29 percent from the fourth quarter of 2003 primarily as a result of increases in personnel expense, occupancy and other non-interest expenses related to the addition of one new branch in 2004, the addition of one new branch in 2003 and the acquisitions listed in Table 2.

During the fourth quarter of 2003, in conjunction with the filing of the state income tax return, it was determined that BancShares would now be likely to pay state income taxes in future years. As a result, the valuation allowance in state deferred tax assets was no longer required. A decrease in tax expense of $280 was recorded in the fourth quarter of 2003. Additionally, the sharp decline in net income before tax in the fourth quarter resulted in the effective tax rate previously estimated during 2003 being overstated. An adjustment was made in the fourth quarter of 2003 to account for the effect of these changes.

Table 19

SELECTED QUARTERLY DATA

	2004				2003
	Fourth	Third	Second	First	Fourth	Third	Second	First
SUMMARY OF OPERATIONS
Interest income	$11,988	$11,225	$11,184	$10,929	$10,043	$11,807	$12,100	$12,133
Interest expense	3,255	3,073	2,968	2,964	3,066	3,116	3,270	3,480

Net interest income	8,733	8,152	8,216	7,965	6,977	8,691	8,830	8,653
Provision for loan losses	300	300	300	300	450	450	450	450

Net income after provision for loan losses	8,433	7,852	7,916	7,665	6,527	8,241	8,380	8,203
Noninterest income	2,961	2,726	2,551	2,783	3,569	3,039	3,207	2,672
Noninterest expense.	9,416	8,573	8,606	8,555	8,461	8,663	7,585	7,785

Income before income taxes	1,978	2,005	1,861	1,893	1,635	2,617	4,002	3,090
Income taxes	378	560	602	398	83	864	1,376	960

Net income	$1,600	$1,445	$1,259	$1,495	$1,552	$1,753	$2,626	$2,130

Net income applicable to common shares	$1,510	$1,355	$1,172	$1,407	$1,461	$1,660	$2,539	$2,042

SELECTED QUARTERLY DATA

PER SHARE OF STOCK

	2004				2003
	Fourth	Third	Second	First	Fourth	Third	Second	First
Net income per share of common stock	$13.69	$12.25	$10.56	$12.62	$13.09	$14.84	$22.71	$18.08
Cash dividends—common	0.40	0.40	0.40	0.40	0.40	0.40	0.40	0.38
Cash dividends—preferred B	0.23	0.23	0.22	0.22	0.23	0.23	0.22	0.22
Cash dividends—preferred C	0.23	0.23	0.22	0.22	0.23	0.23	0.22	0.22

LEGAL PROCEEDINGS

There are no material legal proceedings to which BancShares or its subsidiaries are a party or to which any of their property is subject, other than ordinary, routine litigation incidental to the business of commercial banking.

MARKET FOR THE REGISTRANT’S COMMON EQUITY

AND RELATED SHAREHOLDER MATTERS

There is no established market for BancShares’ common or preferred stock, although the common stock is quoted in the “pink sheets” under the trading symbol “SBNC.”

The approximate number of record holders of BancShares’ outstanding common stock at December 31, 2004 was 321. Dividends paid to shareholders of BancShares are dependent upon dividends received by BancShares from Southern. Southern is restricted as to dividend payout by state laws applicable to banks and may pay dividends only out of undivided profits. Should at any time its surplus be less than 50% of its paid-in capital stock, Southern may not declare a dividend until it has transferred from undivided profits to surplus 25% of its undivided profits or any lesser percentage that may be required to restore its surplus to an amount equal to 50% of its paid-in capital stock. Additionally, dividends paid by Southern may be limited by the need to retain sufficient earnings to satisfy minimum capital requirements imposed by the Federal Deposit Insurance Corporation.

Dividends on BancShares’ common stock may be paid only after dividends on preferred Series “B” and “C” shares have been paid. Common share dividends are based upon BancShares’ profitability and are paid at the discretion of the Board of Directors. Management does not expect any of the foregoing restrictions to materially limit its ability to pay dividends comparable to those paid in the past. Information regarding dividends paid by BancShares on its outstanding common and preferred stock during each quarter of 2004 and 2003 is contained in the “Per Share of Stock” section of Table 19.

Common shareholders are entitled to one vote per share and holders of shares of BancShares’ Series “B” and “C” preferred stock are entitled to one vote for each 38 shares owned.

The following table contains information regarding repurchases by BancShares of shares of its outstanding equity securities during the quarter ended December 31, 2004:

Table 20

ISSUER REPURCHASES OF EQUITY SECURITIES

Period	Total Number of Shares Repurchased (1)	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans	Maximum Number of Shares that may yet be Purchased Under the Plans
Month #1: 10/01/04 through 10/31/04
Common Stock	490	$425.00	N/A	N/A
Series B Preferred Stock	—	N/A	N/A	N/A
Series C Preferred Stock	—	N/A	N/A	N/A
Month #2: 11/01/04 through 11/30/04
Common Stock	—	N/A	N/A	N/A
Series B Preferred Stock	150	$11.25	N/A	N/A
Series C Preferred Stock	—	N/A	N/A	N/A
Month #3: 12/01/04 through 12/31/04
Common Stock	—	N/A	N/A	N/A
Series B Preferred Stock	1,318	$11.25	N/A	N/A
Series C Preferred Stock	—	N/A	N/A	N/A
Total numbers of shares:
Common Stock	490	$425.00	N/A	N/A
Series B Preferred Stock	1,468	$11.25	N/A	N/A
Series C Preferred Stock	—	N/A	N/A	N/A

(1)	All purchases were made pursuant to general authority given each year by BancShares’ Board of Directors and not pursuant to a formal repurchase plan or program. Under that authority, BancShares is authorized to repurchase shares of its capital stock from time to time in unsolicited private transactions and/or on the open market. All of the above purchases were unsolicited private transactions. Purchases are subject to various conditions, including price and volume limitations and compliance with applicable law.

ACCOUNTING AND OTHER MATTERS

ACCOUNTING MATTERS

The new accounting standards are discussed in detail in the notes to the consolidated financial statements.

OTHER MATTERS

Code of Ethics

BancShares has adopted a code of ethics that applies to all its executive officers, including its principal executive and principal financial and accounting officers. A copy of the code of ethics will be provided without charge to any person upon request. Requests for copies should be directed by mail to Corporate Secretary, Southern BancShares, Inc., Post Office Box 729, Mount Olive, North Carolina 28365, or by telephone to (919) 658-7007.

Audit Committee Financial Expert

Rules recently adopted by the Securities and Exchange Commission (the “SEC”) require BancShares to disclose whether its Board of Directors has determined that its Audit Committee includes a member who qualifies as an “audit committee financial expert” as that term is defined in the SEC’s rules. To qualify as an audit committee financial expert under the SEC’s rules, a person must have a relatively high level of accounting and financial knowledge or expertise which he or she has acquired through specialized education or training or through experience in certain types of positions. BancShares currently does not have a director who its Board believes can be considered an audit committee financial expert and, for that reason, there is no such person who the Board can appoint to BancShares’ Audit Committee. In the future, financial expertise and experience will be one of many factors that BancShares’ Board considers in selecting candidates to become directors. However, BancShares is not required by any law or regulation to have an audit committee financial expert on its Board or Audit Committee, and the Board believes that small companies such as BancShares will find it difficult to locate persons with the specialized knowledge and experience needed to qualify as audit committee financial experts who are willing to serve as directors without being compensated at levels higher than BancShares currently pays its directors. BancShares’ current Audit Committee members have a level of financial knowledge and experience that its Board believes is sufficient for a bank the size of BancShares that does not engage in a wide variety of business activities. For that reason, the ability to qualify as an audit committee financial expert will not be the primary criteria in the Board’s selection of candidates to become new directors.

Amortizable Intangible Assets

The determination of the amortizable portion of the total intangible asset recorded related to the Seaboard and Woodland acquisition (and subsequent amortization thereof in 2004) is based upon an internal estimate performed by BancShares.

Procedures for Shareholder Recommendations to Nominating Committee

BancShares’ Nominating Committee has adopted procedures to be followed by shareholders who wish to recommend candidates to the Committee for its consideration in connection with its recommendation of director nominees to the Board of Directors. A copy of those procedures is attached as an exhibit to this Report. A copy of these procedures will be provided without charge to any person upon request. Requests for copies should be directed by mail to Corporate Secretary, Southern BancShares, Inc., Post Office Box 729, Mount Olive, North Carolina 28365, or by telephone to (919) 658-7007.

Management is not aware of any other known trends, events, uncertainties, or current recommendations by regulatory authorities that will have or that are reasonably likely to have a material effect on BancShares’ liquidity, capital resources or other operations.

FORWARD-LOOKING STATEMENTS

The foregoing discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifiers such as “expect,” “believe,” “estimate,” “plan,” “project” or other statements concerning opinions or judgments of BancShares and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of BancShares’ customers, actions of government regulators, the level of market interest rates, and general economic conditions.

CONTROLS AND PROCEDURES

BancShares’ management, including its Chief Executive Officer and Chief Financial Officer, have evaluated the effectiveness of the design and operation of BancShares’ disclosure controls and procedures, as defined in

Section 13a-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”), and have concluded that, as of the end of the period covered by this Report, those disclosure controls and procedures were effective, in all material respects, to ensure that information required to be disclosed by BancShares in reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods.

No change in BancShares’ internal control over financial reporting occurred during the 4th quarter of the period covered by this report that was identified in connection with the above evaluation and that has materially affected, or is reasonably likely to materially affect, BancShares internal control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Southern BancShares (N.C.), Inc.

Mt. Olive, North Carolina

We have audited the accompanying consolidated balance sheet of Southern BancShares (N.C.), Inc. and subsidiary (the “Company”) as of December 31, 2004 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern BancShares (N.C.), Inc. and subsidiary as of December 31, 2004, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Sanford, North Carolina

February 11, 2005

KPMG LLP

Suite 1200

150 Fayetteville Street Mall

PO Box 29543

Raleigh, NC 27626-0543

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Southern BancShares, Inc.:

We have audited the accompanying consolidated balance sheet of Southern Bancshares (N.C.), Inc. and Subsidiaries (the Company) as of December 31, 2003, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Bancshares (N.C.), Inc. and Subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and Statement of Financial Accounting Standards No. 147, Acquisitions of Certain Financial Institutions.

March 5, 2004

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except for shares and per share data)

	December 31,
	2004	2003
ASSETS
Cash and due from banks	$22,283	$44,552
Overnight funds sold	35,872	40,020
Investment securities:
Available-for-sale, at fair value (amortized cost of $43,600 and $117,903, respectively)	74,903	143,669
Held-to-maturity, at amortized cost (fair value of $236,172 and $110,346, respectively)	236,609	109,357
Loans	639,311	628,000
Loans held for sale	4,880	3,171
Less allowance for loan losses	(10,259)	(10,095)

Net loans	633,932	621,076
Accrued interest receivable	4,929	4,910
Premises and equipment	34,513	35,605
Goodwill	7,712	6,516
Intangible assets	3,687	4,590
Other assets	3,010	5,732

Total assets	$1,057,450	$1,016,027

LIABILITIES
Deposits:
Noninterest-bearing	$183,762	$174,155
Interest-bearing	726,760	702,355

Total deposits	910,522	876,510
Accrued interest payable	1,447	1,364
Short-term borrowings	16,017	15,870
Long-term obligations	23,711	23,711
Other liabilities	9,735	10,054

Total liabilities	961,432	927,509

SHAREHOLDERS’ EQUITY
Series B non-cumulative preferred stock, no par value; $3,506 and $3,583 liquidation value at December 31, 2004 and December 31, 2003, respectively; 408,728 shares authorized; 350,593 and 358,316 shares issued and outstanding at December 31, 2004 and December 31, 2003, respectively	1,753	1,745
Series C non-cumulative preferred stock, no par value; $397 liquidation value at both December 31, 2004 and December 31, 2003; 43,631 shares authorized; 39,657 shares issued and outstanding at both December 31, 2004 and December 31, 2003	525	552
Common stock, $5 par value; 158,485 shares authorized; 110,126 and 111,530 shares issued and outstanding at December 31, 2004 and December 31, 2003, respectively	551	558
Surplus	10,000	10,000
Retained earnings	64,528	59,919
Accumulated other comprehensive income	18,661	15,744

Total shareholders’ equity	96,018	88,518

Total liabilities and shareholders’ equity	$1,057,450	$1,016,027

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollars in thousands except for share and per share data)

	Year ended December 31,
	2004	2003	2002
Interest income:
Loans	$38,348	$39,888	$40,582
Investment securities:
U. S. Government	3,379	3,112	5,509
State, county and municipal	1,107	1,062	1,203
Other	1,938	1,484	1,628

Total investment securities interest income	6,424	5,658	8,340
Overnight funds sold	554	537	500

Total interest income	45,326	46,083	49,422
Interest expense:
Deposits	10,203	10,784	13,319
Short-term borrowings	160	120	203
Long-term obligations	1,897	2,028	2,070

Total interest expense	12,260	12,932	15,592

Net interest income	33,066	33,151	33,830
Provision for loan losses	1,200	1,800	1,950

Net interest income after provision for loan losses	31,866	31,351	31,880
Noninterest income:
Service charges on deposit accounts	7,090	6,714	5,688
Other service charges and fees	2,474	2,253	1,786
Gain on sale of loans	662	2,446	1,297
Investment securities gain, net.	229	282	1,569
Other	566	792	330

Total noninterest income	11,021	12,487	10,670
Noninterest expense:
Personnel	18,568	16,633	14,912
Data processing	3,612	3,049	2,731
Occupancy	3,551	3,158	2,853
Furniture and equipment	2,041	2,025	1,896
Intangibles amortization	1,496	1,675	1,818
Professional fees	893	980	666
Other	4,989	4,974	4,717

Total noninterest expense	35,150	32,494	29,593

Income before income taxes	7,737	11,344	12,957
Income taxes	1,938	3,283	3,846

Net income	5,799	8,061	9,111

Other comprehensive income, net of tax:
Unrealized gains arising during period	5,235	6,867	4,234
Less: tax effect	(2,016)	(2,647)	(1,632)
Less: Reclassification adjustment for gains included in net income	(229)	(282)	(1,569)
Less: tax effect	85	109	605
Minimum pension liability	(257)	(94)	(49)
Less: tax effect	99	36	19
Total other comprehensive income	2,917	3,989	1,608

Comprehensive income	$8,716	$12,050	$10,719

Per share information:
Net income per common share	$49.12	$68.72	$76.77
Cash dividends declared on common shares	1.60	1.58	1.50
Weighted average common shares outstanding	110,828	112,070	113,961

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars in thousands except for share and per share data)

	Preferred Stock								Accumulated Other Compre- hensive Income	Total Shareholders’ Equity
	Series B		Series C		Common Stock			Retained Earnings
	Shares	Amount	Shares	Amount	Shares	Amount	Surplus
BALANCE, DECEMBER 31, 2001	363,373	$1,770	39,716	$553	114,208	$571	$10,000	$44,388	$10,147	$67,429
Net income	—	—	—	—	—	—	—	9,111	—	9,111
Purchase and retirement of stock	(2,453)	(12)	(59)	(1)	(559)	(3)	—	(124)	—	(140)
Cash dividends:
Common stock ($1.50 per share)	—	—	—	—	—	—	—	(170)	—	(170)
Preferred B ($.90 per share)	—	—	—	—	—	—	—	(326)	—	(326)
Preferred C ($.90 per share)	—	—	—	—	—	—	—	(36)	—	(36)
Other	—	—	—	—	—	—	—	33	—	33
Minimum pension liability, net of tax	—	—	—	—	—	—	—	—	(30)	(30)
Unrealized gain on securities available-for-sale, net of tax	—	—	—	—	—	—	—	—	1,638	1,638

BALANCE, DECEMBER 31, 2002	360,920	$1,758	39,657	$552	113,649	$568	$10,000	$52,876	$11,755	$77,509

Net income	—	—	—	—	—	—	—	8,061	—	8,061
Purchase and retirement of stock	(2,604)	(13)			(2,119)	(10)	—	(487)	—	(510)
Cash dividends:
Common stock ($1.58 per share)	—	—	—	—	—	—	—	(172)	—	(172)
Preferred B ($.90 per share)	—	—	—	—	—	—	—	(323)	—	(323)
Preferred C ($.90 per share)	—	—	—	—	—	—	—	(36)	—	(36)
Minimum pension liability, net of tax	—	—	—	—	—	—	—	—	(58)	(58)
Unrealized gain on securities available-for-sale, net of tax	—	—	—	—	—	—	—	—	4,047	4,047

BALANCE, DECEMBER 31, 2003	358,316	$1,745	39,657	$552	111,530	$558	$10,000	$59,919	$15,744	$88,518

Net income	—	—	—	—	—	—	—	5,799	—	5,799
Purchase, retirement and reclass of stock . . . .	(7,723)	8		(27)	(1,404)	(7)	—	(658)	—	(684)
Cash dividends:
Common stock ($1.60 per share)	—	—	—	—	—	—	—	(177)	—	(177)
Preferred B ($.90 per share)	—	—	—	—	—	—	—	(319)	—	(319)
Preferred C ($.90 per share)	—	—	—	—	—	—	—	(36)	—	(36)
Minimum pension liability, net of tax	—	—	—	—	—	—	—	—	(158)	(158)
Unrealized gain on securities available-for-sale, net of tax	—	—	—	—	—	—	—	—	3,075	3,075

BALANCE, DECEMBER 31, 2004	350,593	$1,753	39,657	$525	110,126	$551	$10,000	$64,528	$18,661	$96,018

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2004	2003	2002
OPERATING ACTIVITIES:
Net income	$5,799	$8,061	$9,111
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Provision for loan losses	1,200	1,800	1,950
Deferred income taxes	(238)	(422)	(681)
Gains on sales, donations and issuer calls of securities	(181)	(282)	(1,569)
Loss (gain) on sale and abandonment of premises and equipment	48	(167)	117
Gain on sale of foreclosed assets	53	22	(89)
Gain on sale of loans	(662)	(2,446)	(1,297)
Net amortization (accretion of discounts) of premiums on investments	631	1,087	646
Amortization of intangibles and mortgage servicing rights	1,791	1,928	2,109
Depreciation	2,783	2,484	2,401
Proceeds from sales of loans held for sale	65,555	132,148	63,173
Origination of loans held for sale	(71,365)	(129,096)	(98,297)
Net increase in intangible assets	(293)	(549)	(355)
Net (increase) decrease in accrued interest receivable	(19)	371	816
Net increase (decrease) in accrued interest payable	83	(577)	(1,309)
Net increase in other assets	(554)	(1,689)	(1,017)
Net (decrease) increase in other liabilities	(320)	365	1,239

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	4,311	13,038	(23,052)

INVESTING ACTIVITIES:
Proceeds from maturities and issuer calls of investment securities available-for-sale	54,015	72,650	43,529
Proceeds from maturities and issuer calls of investment securities held-to-maturity	46,398	24,910	42,332
Proceeds from sales of investment securities available-for-sale	—	1,815	3,387
Purchases of investment securities held-to-maturity	(143,993)	(106,081)	(14,797)
Purchases of investment securities available-for-sale	(10,555)	(49,984)	(57,134)
Net decrease (increase) in loans	4,167	(14,632)	(32,383)
Purchases of premises and equipment	(1,728)	(5,085)	(2,059)
Proceeds from sales of foreclosed assets	646	293	212
Net cash received for branches acquired	15,418	15,088	24,325

NET CASH (USED) PROVIDED BY INVESTING ACTIVITIES	(35,632)	(61,026)	7,412

FINANCING ACTIVITIES:
Net increase in demand and interest-bearing demand deposits	20,923	61,680	38,920
Net decrease in time deposits	(14,950)	(208)	(12,123)
Net proceeds (repayments) of short-term borrowed funds	147	1,530	(3,806)
Net proceeds of long-term obligations	—	711	—
Other	—	—	33
Cash dividends paid	(532)	(531)	(532)
Purchase and retirement of stock	(684)	(510)	(140)

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,904	62,672	22,352

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(26,417)	14,684	6,712
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF YEAR	84,572	69,888	63,176

CASH AND CASH EQUIVALENTS AT THE END OF YEAR	$58,155	$84,572	$69,888

SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING THE YEAR FOR:
Interest	$12,177	$13,488	$16,901
Income taxes	$1,319	$4,327	$4,729
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Unrealized gains on available-for-sale securities, net of tax	$5,006	$4,047	$1,638
Foreclosed loans transferred to other real estate	$1,048	$42	$528
Minimum pension liability, net of tax	$(158)	$(58)	$(30)

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

Note 1. Summary of Significant Accounting Policies

BancShares

Southern BancShares (N.C.), Inc. (“BancShares”) is the holding company for Southern Bank and Trust Company (“Southern”), which currently operates 53 banking offices in eastern North Carolina. Southern, which began operations in January, 1901, has a non-bank subsidiary, Goshen, Inc., whose insurance agency operations complement the operations of its parent. Southern and BancShares are headquartered in Mount Olive, North Carolina. BancShares has no foreign operations and BancShares’ customers are principally located in eastern North Carolina.

Principles of Consolidation

The consolidated financial statements include the accounts of BancShares and its wholly-owned subsidiary, Southern. The statements also include the accounts of Goshen, Inc. a wholly-owned subsidiary of Southern. BancShares’ financial resources are primarily provided by dividends from Southern. All significant intercompany balances have been eliminated in consolidation.

Basis of Financial Statement Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates made by BancShares in the preparation of its consolidated financial statements are the determination of the allowance for loan losses and fair value estimates for financial instruments.

Reclassifications

Certain prior year balances have been reclassified to conform to the current year presentation. Such reclassifications had no effect on net income or shareholders’ equity as previously reported.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and overnight funds sold. Overnight and federal funds are purchased and sold for one day periods.

Investment Securities

BancShares accounts for investment securities under the provisions of Statement of Financial Accounting Standards (“Statement”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Statement 115 requires that investments in certain debt and equity securities be classified as either: held-to-maturity (reported at amortized cost), trading (reported at fair value with unrealized gains and losses included in earnings), or available-for-sale (reported at fair value with unrealized gains and losses excluded from earnings and reported, net of related income taxes, as a separate component of shareholders’ equity). Unrealized losses on securities available-for-sale reflecting a decline in value judged to be other than temporary are charged to income in the consolidated statement of income.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

BancShares’ investment securities are classified in two categories as follows:

•	Securities held-to-maturity: Securities held-to-maturity consist of debt instruments for which BancShares has the positive intent and ability to hold to maturity.

•	Securities available-for-sale: Securities available-for-sale consist of certain debt and marketable equity securities not classified as trading securities nor as securities held-to-maturity, and consist of securities which may be sold in response to changes in interest rates, prepayment risk, regulatory capital requirements and liquidity needs.

Gains and losses on the sale and contribution of securities available-for-sale are determined using the specific-identification method. Premiums and discounts are amortized into income on a level yield basis until the investments mature or are called. BancShares does not hold trading securities.

Loans

Loans are stated at principal amounts outstanding, reduced by unearned income and an allowance for loan losses.

Southern originates certain residential mortgages with the intent to sell. Such loans held-for-sale are included in loans in the accompanying consolidated balance sheets at the lower of cost or fair value as determined by outstanding commitments from investors or current quoted market prices.

Interest income on substantially all loans is recognized in a manner that approximates the level yield method when related to the principal amount outstanding. Accrual of interest is discontinued on a loan when management believes the borrower’s financial condition is such that collection of principal or interest is doubtful. Loans are returned to the accrual status when the factors indicating doubtful collectibility cease to exist and the loan has performed in accordance with its terms for a demonstrated period of time. The past due status of loans is based on the contractual terms of the loan.

Management considers a loan to be impaired when based on current information or events, it is probable that a borrower will be unable to pay all amounts due according to the contractual terms of the loan agreement. Impaired loans are valued using either the discounted expected cash flow method or the collateral value. When the ultimate collectibility of the impaired loan’s principal is doubtful, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Future cash receipts are recorded as recoveries of any amounts previously charged-off.

Southern provides an allowance for loan losses on a reserve basis and includes in operating expenses a provision for loan losses determined by management. The allowance is reduced by charge-offs and increased by subsequent recoveries. Management’s periodic evaluation of the adequacy of the allowance is based on Southern’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect borrowers’ experience, the estimated value of any underlying collateral, current economic conditions and other risk factors. Management believes it has established the allowance in accordance with accounting principles generally accepted in the United States of America and in consideration of the current economic environment. While management uses the best information available to make evaluations, future adjustments may be necessary.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

In addition, various regulatory agencies, as an integral part of their examination process, periodically review Southern’s allowance for loan losses and losses on other real estate owned. Such agencies may require Southern to recognize additions to the allowance based on the examiners’ judgments about information available to them at the time of their examinations.

Other Real Estate

Other real estate, which is included in other assets on the consolidated balance sheet, represents properties acquired through foreclosure or deed in lieu thereof and is carried at the lower of cost or estimated fair value, less estimated costs to sell. Declines in fair value of properties included in other real estate below carrying value are recognized by a charge to income.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated lives of the assets, ranging from 15 to 31.5 years for buildings and improvements and 3 to 10 years for furniture and equipment.

Intangible Assets

Intangible assets are composed primarily of goodwill, core deposit premiums and mortgage servicing rights. Core deposit premiums are generally amortized on an accelerated basis over a period of 5 to 10 years and the useful lives are periodically reviewed for reasonableness. Mortgage servicing rights (MSRs) represent the estimated value of the right to service mortgage loans for others. Capitalization of MSRs occurs when the underlying loans are sold. Capitalized MSRs are amortized into income over the projected servicing life of the underlying loans. Capitalized MSRs are periodically reviewed for impairment. The MSR balances were $860 and $966 at December 31, 2004 and 2003 respectively. No valuation allowance for impairment was required at either date.

As of December 31, 2004, BancShares had intangible assets totaling $11.4 million. Management evaluated BancShares’ existing intangible assets and goodwill as of December 31, 2004. Bancshares will continue to amortize the remaining intangible assets, totaling $3.7 million at December 31, 2004, which relate primarily to acquisitions of branches. These intangible assets will continue to be amortized over their estimated useful lives. The amortization expense associated with these branches was $1.5 million, $1.7 million, and $1.8 million for the years ended December 31, 2004, 2003 and 2002, respectively.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following is a summary of the gross carrying amounts and accumulated amortization of amortized intangible assets as of December 31, 2004 and December 31, 2003 and the gross carrying amount of unamortized intangible assets as of December 31, 2004 and December 31, 2003:

	December 31, 2004		December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized Intangible assets:
Branch acquisitions	$14,691	$11,888	$13,981	$10,389
Mortgage servicing rights	2,610	1,749	2,423	1,457

Total	$17,301	$13,637	$16,404	$11,846

Unamortized Intangible assets:
Goodwill	$7,712	—	$6,516	—
Pension	$23	—	$31	—

At December 31, 2004, the scheduled amortization expense for intangible assets is as follows:

Scheduled Amortization Expense
2005	$1,501
2006	1,036
2007	587
2008	281
2009	143
2010 and after	116

Total	$3,664

The actual amortization expense in future periods may be subject to change based on changes in the useful life of the assets, expectations for loan prepayments, future acquisitions and future loan sales.

Income Taxes

BancShares uses the asset and liability method to account for deferred income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the income tax basis of BancShares’ assets and liabilities at enacted rates expected to be in effect when such amounts are realized or settled.

Recognition of deferred tax assets is based on management’s belief that it is “more likely than not” that the tax benefit associated with certain temporary differences will be realized. A valuation allowance is recorded for deferred tax assets when the “more likely than not” standard is not met.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Shareholders’ Equity

Common shareholders are entitled to one vote per share and both classes of preferred shareholders are entitled to one vote for each 38 shares owned of a class. Dividends on BancShares’ common stock may be paid only after annual dividends of $.90 per share on both preferred series “B” and “C” shares have been paid.

Earnings per common share are computed by dividing income applicable to common shares by the weighted average number of common shares outstanding during the period. Income applicable to common shares represents net income reduced by dividends paid to preferred shareholders. BancShares has no potentially dilutive securities.

Earnings per common share are calculated based on the following amounts for the years ended December 31:

	2004	2003	2002
Net income	$5,799	$8,061	$9,111
Less: Preferred dividends	(355)	(359)	(362)

Net income applicable to common shares	$5,444	$7,702	$8,749

Weighted average common shares outstanding during the period	110,828	112,070	113,961

Comprehensive Income

Comprehensive income is defined as the change in equity during a period for non-owner transactions and comprises net income and other comprehensive income. Other comprehensive income includes revenues, expenses, gains, and losses that are excluded from earnings under current accounting standards. Components of other comprehensive income for the company consist of the unrealized gains and losses, net of taxes, in the company’s available for sale securities portfolio.

Accumulated other comprehensive income at December 31, 2004 and 2003 consists of the following:

	2004	2003
Unrealized holding gains—investment securities available for sale	$30,771	$25,765
Deferred income taxes	(11,864)	(9,933)

Net unrealized holding gains—investment securities available for sale	18,907	15,832

Unrealized holding loss—minimum pension liability	(401)	(143)
Deferred income taxes	155	55

Net unrealized holding loss—minimum pension liability	(246)	(88)

Total accumulated other comprehensive income	$18,661	$15,744

Segment Reporting

The Financial Accounting Standards Board (“FASB”) has issued Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“Statement 131”)

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

requires that public business enterprises report certain information about operating segments in complete sets of financial statements issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. This pronouncement does not have an effect on BancShares’ consolidated financial statements as banking is considered to be BancShares’ only segment.

New Accounting Standards

In January 2003, the FASB issued and subsequently amended Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN 46” and “FIN 46R”). FIN 46 addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. FIN 46 applies immediately to variable interests in variable interest entities created or obtained after January 31, 2003. BancShares has no investments in variable interest entities that require consolidation under FIN 46. The application of Interpretation 46R resulted in the de-consolidation of a trust that has issued the trust preferred capital securities previously reported in BancShares consolidated financial statements. Prior to December 31, 2003 BancShares reported the trust preferred capital securities as long-term obligations. BancShares irrevocably and unconditionally fully guarantees the obligations. The trust is a 100 percent owned finance subsidiary of BancShares. Effective with the implementation of FIN 46R, BancShares began reporting the junior subordinated debentures as long-term obligations. The impact of this change did not have a material effect on BancShares consolidated financial statements.

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments (“SAB 105”). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (“IRLC”), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133. Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The adoption of SAB 105 did not have a material impact on the consolidated financial statements.

In March 2004, the Emerging Issues Task Force (“EITF”) released EITF Issue 03-01, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. The Issue provides guidance for determining whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. The recognition and measurement guidance for other-than-temporary impairment has been delayed by the issuance of FASB Staff Position EITF 03-1-1 on September 30, 2004. The adoption of Issue 03-1 did not result in any other-than-temporary impairment.

In December 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences relate to a deterioration of credit quality. The SOP also prohibits companies from “carrying over” or creating a valuation allowance in the initial accounting for loans acquired that meet the scope criteria of the SOP. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of this SOP is not expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation (SFAS No. 123(R)). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for the first interim reporting period that begins after June 15, 2005. Accordingly, we will adopt SFAS No. 123(R) commencing with the quarter ending September 30, 2005. The Company does not have a stock option plan and adoption of SFAS No. 123(R) will not have any effect on the consolidated financial statements.

Note 2. Investment Securities

The amortized cost and estimated fair values of investment securities at December 31 were as follows:

	December 31, 2004				December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
SECURITIES HELD-TO-MATURITY:
U. S. Treasuries	$185,798	$—	$(1,235)	$184,563	$57,892	$74	$(13)	$57,953
U. S. Agencies	15,018	—	(46)	14,972	30,417	4	(77)	30,344
Obligations of states and political subdivisions	35,793	857	(13)	36,637	21,048	1,005	(4)	22,049

	$236,609	$857	$(1,294)	$236,172	$109,357	$1,083	$(94)	$110,346

SECURITIES AVAILABLE-FOR-SALE:
U. S. Treasuries	$—	$—	$—	$—	$29,012	$61	$—	$29,073
U. S. Agencies	6,001	—	(7)	5,994	59,386	302	—	59,688
Marketable equity securities	26,766	30,991	(143)	57,614	16,025	24,754	(4)	40,775
Obligations of states and political subdivisions	6,401	238	—	6,639	7,220	340	(2)	7,558
Mortgage-backed securities	4,432	224	—	4,656	6,260	315	—	6,575

	$43,600	$31,453	$(150)	$74,903	$117,903	$25,772	$(6)	$143,669

TOTALS	$280,209	$32,310	$(1,444)	$311,075	$227,260	$26,855	$(100)	$254,015

Securities with a carrying value of $116,777 were pledged at December 31, 2004 to secure public deposits and for other purposes as required by law and contractual arrangement.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Temporarily Impaired Securities Losses At December 31, 2004:

	Less Than 12 Months		12 Months Or Longer		Total
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
U. S. Treasuries	$700	$106,153	$535	$78,410	$1,235	$184,563
U. S. Agencies	—	—	53	20,966	53	20,966
Obligations of states and political subdivisions	4	4,522	9	205	13	4,727

Subtotal, debt securities	704	110,675	597	99,581	1,301	210,256
Marketable equity securities	127	4,111	16	531	143	4,642

Total temporarily impaired securities	$831	$114,786	$613	$100,112	$1,444	$214,898

The above securities losses are considered temporary losses at December 31, 2004 principally resulting from the low interest rate market managed by the Federal Reserve during the majority of 2003 and 2004. The losses are principally in fifteen U. S. Government investments with less than two years until maturity.

Temporarily Impaired Securities Losses At December 31, 2003:

	Less Than 12 Months		12 Months Or Longer		Total
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
U. S. Treasuries	$13	$23,995	$—	$—	$13	$23,995
U. S. Agencies	77	24,445	—	—	77	24,445
Obligations of states and political subdivisions	6	611	—	—	6	611

Subtotal, debt securities	96	49,051	—	—	96	49,051
Marketable equity securities	4	833	—	—	4	833

Total temporarily impaired securities	$100	$49,884	$—	$—	$100	$49,884

The above securities losses were considered temporary losses at December 31, 2003 principally resulting from the continued extraordinarily low interest rate market managed by the Federal Reserve during 2003. The losses were principally in seven U. S. Government investments with less than two years until maturity.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The amortized cost and estimated fair value of debt securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Securities held-to-maturity:
Due in one year or less	$121,134	$120,571
Due after one year through five years	108,750	108,130
Due after five years through ten years	6,027	6,036
Due after ten years	698	1,435

Total	$236,609	$236,172

Securities available-for-sale:
Due in one year or less	$6,356	$6,362
Due after one year through five years	1,827	1,889
Due after five years through ten years	3,371	3,527
Due after ten years	848	855
Mortgage-backed securities	4,432	4,656
Marketable equity securities	26,766	57,614

Total	$43,600	$74,903

Sales of securities available-for-sale having a cost basis of $322 in 2004, $1,533 in 2003 and $2,102 in 2002 resulted in gross realized gains of $229 for 2004, $282 for 2003 and $1,569 for 2002.

Note 3. Loans

Loans by type were as follows:

	December 31,
	2004	2003
Commercial, financial and agricultural	$90,653	$92,944
Real estate:
Construction	62,438	65,484
Mortgage:
One to four family residential	133,976	122,534
Commercial	200,588	186,847
Equityline	57,153	49,876
Other	30,313	47,385
Consumer	42,771	35,925
Lease financing	26,299	30,176

Total loans	$644,191	$631,171

Loans held for sale (included in one-to-four family residential loans)	$4,880	$3,171
Loans serviced for others (excluded from total loans)	$229,351	$231,880

On December 31, 2004 total loans to directors, executive officers and related individuals and organizations were $121. On December 31, 2003 total loans to directors, executive officers and related individuals and

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

organizations were $173. During 2004, $68 of new loans were made to this group and repayments totaled $120. There were no restructured or nonaccrual loans to directors, executive officers or related individuals and organizations. All extensions of credit to such persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than normal risks of collectibility.

Note 4. Allowance for Loan Losses

Transactions in the allowance for loan losses for the three years ended December 31 were as follows:

	2004	2003	2002
Balance at beginning of year	$10,095	$9,098	$7,636
Provision for loan losses	1,200	1,800	1,950
Loans charged off	(1,197)	(1,116)	(714)
Loan recoveries	161	313	226

Balance at end of the year	$10,259	$10,095	$9,098

At December 31, 2004 and 2003, Southern had nonaccrual loans of $1,087 and $868, respectively. At both December 31, 2004 and December 31, 2003, Southern had no restructured loans. At December 31, 2004 and 2003 Southern had accruing loans past due 90 days or more totaling $577 and $1,665, respectively. The amount of foregone interest on nonaccrual and restructured loans at December 31, 2004, 2003 and 2002, was not material for the periods presented. On December 31, 2004 Southern had loans considered to be impaired of $832. On December 31, 2003 Southern had loans considered to be impaired of $547.

Note 5. Premises and Equipment

The components of premises and equipment were as follows:

	December 31,
	2004	2003
Land	$8,858	$8,801
Buildings and improvements	31,025	30,335
Furniture and equipment	11,645	11,483
Construction-in-progress	75	88

	51,603	50,707
Less: accumulated depreciation	(17,090)	(15,102)

Balance at the end of the year	$34,513	$35,605

Depreciation and amortization amounts of $2,783 in 2004, $2,484 in 2003 and $2,401 in 2002 are included in occupancy and furniture and equipment expenses.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Note 6. Income Taxes

Allocation of federal and state income taxes between current and deferred portions for the years ended December 31 is as follows:

	2004	2003	2002
Current:
Federal	$1,771	$2,979	$3,818
State	405	726	709

Total	$2,176	$3,705	$4,527

Deferred:
Federal	$(187)	$79	$(205)
State	(51)	(501)	(476)

Total	$(238)	$(422)	$(681)

Total tax expense	$1,938	$3,283	$3,846

A reconciliation of income tax expense computed at the statutory federal income tax rate to income tax expense included in the consolidated statements of operations is as follows:

	2004	2003	2002
Tax at statutory federal rate. . . . .	$2,638	$3,857	$4,405
State income tax, net of federal benefit	408	148	154
Tax exempt income	(900)	(808)	(669)
Dividends received deduction	(101)	(70)	(95)
Other	(107)	156	51

Total	$1,938	$3,283	$3,846

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The components of the net deferred tax asset, included in other assets, are as follows:

	December 31,
	2004	2003
Deferred tax assets:
Allowance for loan losses	$3,955	$3,892
Intangibles	2,780	2,868
Other	929	638
Valuation allowance	(37)	(36)

Total deferred tax assets	7,627	7,362

Deferred tax liabilities:
Depreciation	(1,293)	(1,220)
Leased assets	(628)	(628)
Pension liability	(11,864)	(9,878)
Other	(619)	(665)

Total deferred tax liabilities	(14,404)	(12,391)

Net deferred tax liability	$(6,777)	$(5,029)

Note 7. Deposits

Deposits at December 31 are summarized as follows:

	2004	2003
Time	$397,224	$395,788
Demand	183,762	174,155
Money market accounts.	131,235	122,554
Checking with interest	123,190	109,222
Savings	75,111	74,791

Total deposits	$910,522	$876,510

Total time deposits with a denomination of $100 or more were $118,999 and $121,723 at December 31, 2004 and 2003, respectively.

At December 31, 2004, the scheduled maturities of all time deposits were:

2005	$264,800
2006	44,267
2007	55,245
2008	32,912
2009 and thereafter	—

Total time deposits	$397,224

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Note 8. Short-Term Borrowings and Long-Term Obligations

Short-term Borrowings

Short-term borrowings at December 31, were:

	2004	2003
U.S. Treasury tax and loan accounts	$1,865	$1,227
Repurchase agreements	14,152	14,643

Total short-term borrowings	$16,017	$15,870

The U. S. Treasury tax and loan accounts averaged $1,331 in 2004 and $1,303 in 2003. The highest month-end balance of the U. S. Treasury tax and loan accounts was $2,053 in 2004 and $2,085 in 2003. The average rate on U. S. Treasury tax and loan accounts was 0.95% in 2004 and 0.80% in 2003. The repurchase agreements averaged $15,071 in 2004 and $13,941 in 2003. The highest month-end balance of the repurchase agreements was $16,899 in 2004 and $16,488 in 2003. The average rate on repurchase agreements in 2004 and 2003 was 0.98% and 0.79%, respectively. At December 31, 2004, $38,750 of investment securities were pledged for short-term borrowings. The securities collateralizing the repurchase agreements have been delivered to a third party custodian for safekeeping.

Long-term Obligations

Effective December 31, 2003, BancShares discontinued the consolidation of Southern Capital Trust I and began reporting the junior subordinated debentures that BancShares had issued in exchange for the proceeds that resulted from the issuance of the trust preferred securities. The trust preferred securities that were previously reported and the junior subordinated debentures that were reported effective December 31, 2003, are classified as long-term obligations. The impact of this change did not have a material effect on the consolidated financial statements. Except for the accounting treatment, the relationship between Bancshares and Southern Capital Trust I has not changed. The $23.7 million long-term obligations qualify as Tier 1 Capital for BancShares, bear interest at 8.25% and mature in 2028. BancShares may redeem the long-term obligations in whole or in part at any time. Southern Capital Trust I continues to be a wholly-owned finance subsidiary of BancShares, and the full and unconditional guarantee of BancShares for the repayment of the trust preferred securities remains in effect.

Note 9. Acquisitions

BancShares has consummated numerous bank branch acquisitions in recent years. All of the acquisitions have been accounted for under the purchase method of accounting, with the results of operations not included in BancShares’ Consolidated Statements of Income until after the transaction date. The pro forma impact of the acquisitions as though they had been made at the beginning of the periods presented is not considered material to BancShares’ consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following table provides information regarding the branch acquisitions that have been consummated during the three-year period ending December 31, 2004:

Date	Institution/Location	Assets Acquired (1)	Deposit Liabilities Assumed	Resulting Intangible
September 2004	Capital Bank	$18,231	$18,231	$1,391
	Seaboard, North Carolina

	Capital Bank	$9,808	$9,808	$515
	Woodland, North Carolina

October 2003	RBC Centura	$18,280	$18,280	$1,683
	Norlina, North Carolina

October 2002	RBC Centura	$31,316	$31,316	$2,610
	Scotland Neck, North Carolina

(1)	Includes the transfer of cash.

Note 10. Retirement Plans

Southern has a noncontributory, defined benefit pension plan which covers substantially all full-time employees. Employees who qualify under length of service and other requirements participate in the noncontributory defined benefit pension plan. Under the plan, retirement benefits are based on years of service and average earnings. The policy is to fund the maximum amount allowable for federal income tax purposes. The plan’s assets consist primarily of investments in First-Citizens Bank & Trust Company common trust funds, which include listed common stocks and fixed income securities (see Note 15). It is Southern’s policy to determine the service cost and projected benefit obligation using the Projected Unit Credit Cost method.

The following sets forth pertinent information regarding the pension plan for the periods indicated:

Benefit Obligations

Change in benefit obligation	Pension Benefits
	2004	2003	2002
Benefit obligation, beginning of year	$17,778	$14,097	$10,622
Service cost	897	751	636
Interest cost	1,080	1,006	795
Actuarial (gain) loss	(46)	2,279	1,171
Transfers from affiliated banks	9	37	1,199
Benefits paid	(472)	(392)	(326)

Benefit obligation, end of year	$19,246	$17,778	$14,097

The accumulated benefit obligation for the pension plan at the end of 2004 and 2003 was $15,562 and $13,372, respectively.

Southern uses a measurement date of December 31 for its pension plan.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Weighted average assumptions used to determine benefit obligations, end of year

	2004	2003	2002
Discount rate	5.70%	6.00%	6.50%
Rate of compensation increase	4.00%	4.50%	4.75%

Plan Assets

Change in plan assets	Pension Benefits
	2004	2003	2002
Fair value of plan assets, beginning of year	$12,213	$9,881	$7,761
Actual return on plan assets	1,079	1,596	17
Employer contribution	1,357	1,075	1,059
Transfer from affiliated banks	16	53	1,370
Benefits	(472)	(392)	(326)

Fair value of plan assets, end of year	$14,193	$12,213	$9,881

Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, plan assets.

The asset allocation for Southern’s pension plan at the end of 2004 and 2003, and the target allocation for 2005, by asset category, follows. The fair value of plan assets for the plan is $14,193 and $12,213 at the end of 2004 and 2003, respectively. The expected long term rate of return on the plan assets was 8.50% in 2004 and 8.00% in 2003.

Asset category	Target Allocation for 2005	Percentage of Plan Assets at Year End
		2004	2003	2002
Equity securities	55%	60%	50%	35%
Debt securities	45	39%	50%	65%
Other	—	1%	—	—

Total	100%	100%	100%	100%

Southern’s investment strategy calls for earning an adequate return on assets while not exposing the assets to unnecessary risk. The plan’s assets are invested in marketable, fixed rate U. S Government and corporate securities (45%) and marketable U. S. Equity securities (55%). In 2004 the plan’s committee shifted its target allocation of the plan’s assets, from 50% fixed income and 50% equities, to the above allocations. This change was made after careful deliberation and review of historic returns in these two categories of investments.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Funded Status

The funded status of the plan, reconciled to the amount on the statement of financial position, follows:

	Pension Benefits
End of Year	2004	2003	2002
Fair value of plan assets	$14,193	$12,213	$9,881
Benefit obligation	19,246	17,778	14,097

Funded status	(5,053)	(5,565)	(4,216)
Amounts not yet recognized:
Unrecognized net loss	4,085	4,549	3,293
Unrecognized prior service cost	23	31	39
Unrecognized net transition asset	—	—	(22)

Net amount recognized	$(945)	$(985)	$(906)

	Pension Benefits
End of Year	2004	2003	2002
Accrued benefit cost	$(945)	$(985)	$(906)
Additional minimum liability	(424)	(175)	(87)
Intangible asset	23	31	39
Accumulated other comprehensive income	401	144	48

Net amount recognized	$(945)	$(985)	$(906)

At the end of 2004 and 2003 the projected benefit obligation, the accumulated benefit obligation and the fair value of plan assets for a pension plan with a projected benefit obligation in excess of plan assets and for a pension plan with an accumulated benefit obligation in excess of plan assets was as follows:

	Projected Benefit Obligation Exceeds the Fair Value of Plan Assets		Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets
End of Year	2004	2003	2004	2003
Projected benefit obligation	$19,246	$17,778	$19,246	$17,778
Accumulated benefit obligation	$15,562	$13,372	$15,562	$13,372
Fair value of plan assets	$14,193	$12,213	$14,193	$12,213

Employer Contributions	Pension Benefits
2005 (expected) to plan trusts	$1,036

Expected Benefit Payments
2005	$582
2006	646
2007	748
2008	828
2009	935
2010 – 2014	6,669

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Net Periodic Cost	Pension Benefits
Components of net periodic benefit cost	2004	2003	2002
Service cost	$897	$751	$636
Interest cost	1,080	1,007	796
Expected return on plan assets	(980)	(820)	(679)
Amortization of prior service cost (benefit)	8	8	8
Amortization of net actuarial loss (gain)	313	231	118
Amortization of transition obligation (asset)	—	(22)	(41)

Net periodic benefit cost	$1,318	$1,155	$838

The weighted-average assumptions used to determine the net periodic benefit cost for the years ended December 31, 2004, 2003, and 2002 are as follows:

	2004	2003	2002
Discount rate	6.00%	6.50%	7.00%
Rate of compensation increase	4.50%	4.75%	4.75%
Expected return on plan assets	8.50%	8.00%	8.50%

The methodology utilized to establish an appropriate long-term rate of return on plan assets consists of monitoring and aggregating the actual returns of the plan since 1995 as a predictor of probable future returns, modified as appropriate by estimates of future market conditions as such conditions may modify ether positively or negatively future returns.

Note 11.    Regulatory Requirements and Restrictions

BancShares and its banking subsidiary are subject to certain requirements imposed by state and federal banking statutes and regulations. These regulations establish guidelines for minimum capital levels, restrict certain dividend payments and require the maintenance of noninterest-bearing reserve balances at the Federal Reserve Bank. Such reserves averaged $15,135 during 2004 and were primarily satisfied by vault cash.

Various regulatory agencies have implemented guidelines that evaluate capital based on risk adjusted assets. An additional capital computation evaluates tangible capital based on tangible assets. As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized Southern bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are on conditions or events since the notification that management believes have changed Southern’s category. Southern’s actual capital amounts and ratios as of December 31, 2004 and 2003 are presented in the following table.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

	Actual		Minimum for capital adequacy purposes		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004:	(Dollars in thousands)
Total capital (to risk-weighted assets)	$88,796	13.45%	$52,834	8.00%	$66,043	10.00%
Tier 1 Capital (to risk-weighted assets)	$74,762	11.32%	$26,417	4.00%	$39,626	6.00%
Tier 1 capital (to average assets)	$74,762	7.39%	$40,461	4.00%	$50,576	5.00%

	Actual		Minimum for capital adequacy purposes		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003:	(Dollars in thousands)
Total capital (to risk-weighted assets)	$85,594	12.99%	$52,725	8.00%	$65,906	10.00%
Tier 1 Capital (to risk-weighted assets)	$72,828	11.05%	$26,362	4.00%	$39,543	6.00%
Tier 1 capital (to average assets)	$72,828	7.62%	$38,223	4.00%	$47,779	5.00%

The Company is also subject to these requirements. At December 31, 2004, the Company’s total capital to risk-weighted assets, Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets were 16.31%, 13.11% and 8.73%, respectively.

The primary source of funds for the dividends paid by BancShares to its shareholders is dividends received from its Banking subsidiary. Southern Bank is restricted as to dividend payout by state laws applicable to banks and may pay dividends only out of retained earnings. Should at anytime its surplus be less than 50% of its paid-in capital stock, Southern Bank may not declare a dividend until it has transferred from retained earnings to surplus 25% of its undivided profits or any lesser percentage that may be required to restore its surplus to an amount equal to 50% of its paid-in capital stock. Additionally, dividends paid by Southern Bank may be limited by the need to retain sufficient earnings to satisfy minimum capital requirements imposed by the FDIC. Dividends on BancShares’ common shares may be paid only after dividends on preferred Series “B” and “C” shares have been paid. Common share dividends are based upon BancShares’ profitability and are paid at the discretion of the Board of Directors. Management does not expect any of the foregoing restrictions to materially limit its ability to pay dividends comparable to those paid in the past. At December 31, 2004 BancShares’ investment in Southern was restricted to an amount equal to the level of regulatory capital, approximately $88.8 million, that could be transferred to Southern without obtaining prior regulatory approval.

Note 12.    Commitments, Contingencies and Concentration of Credit Risk

In the normal course of business there are various commitments and contingent liabilities outstanding, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying financial statements.

Southern is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and undisbursed advances

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

on customer lines of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

Southern is exposed to credit loss for the contractual notional amount of commitments to extend credit and standby letters of credit in the event of nonperformance by the other party to the financial instrument. Southern uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit and undisbursed advances on customer lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements. Southern evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Southern, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include trade accounts receivable, property, plant, and equipment and income-producing commercial properties.

Standby letters of credit are commitments issued by Southern to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The maximum potential amount of undiscounted future payments related to standby letters of credit at December 31, 2004 is $5,938. At December 31, 2004, BancShares considered this amount to be immaterial and has recorded no liability for the current carrying amount of the obligation to perform as a guarantor and no liability is considered necessary. Substantially all standby letters of credit are secured by real estate and/or guaranteed by third parties in the event BancShares had to advance funds to fulfill the guarantee.

Outstanding commitments to lend at December 31, 2004 and December 31, 2003 were $182,139 and $182,704 and include undisbursed advances on customer lines of credit of $64,338 and $57,360, respectively. Outstanding standby letters of credit and commitments to lend at December 31, 2004 generally expire within one year, whereas commitments associated with undisbursed advances on customer lines of credit at December 31, 2004 generally expire within one to five years.

At December 31, 2004, commitments to sell loans amounted to $11,468. At December 31, 2003 commitments to sell loans were $2,158.

BancShares does not have any special purpose entities or other similar forms of off-balance sheet financing arrangements other than the trust preferred securities discussed in Note 1.

Southern grants agribusiness, commercial and consumer loans to customers primarily in eastern North Carolina. Although Southern has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the agricultural industry and in particular the tobacco segment thereof. For several decades tobacco has been under criticism for potential health risks.

BancShares is also involved in various legal actions arising in the normal course of business. Management is of the opinion that the outcome of such actions will not have a material adverse effect on the consolidated financial condition of BancShares.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Note 13. Parent Company Financial Statements

Presented below are the condensed balance sheets (parent company only) of Southern BancShares (N.C.), Inc. as of December 31, 2004 and 2003 and condensed statements of income and cash flows for the three years ended December 31, 2004.

CONDENSED BALANCE SHEETS

	December 31,
	2004	2003
Assets
Cash	$246	$434
Investment securities available-for-sale	30,973	25,575
Other assets	1,232	1,086
Investment in subsidiaries	92,996	90,369

Total assets	$125,447	$117,464

Liabilities and Shareholders’ Equity

Accrued liabilities	$5,718	$5,235
Notes payable	23,711	23,711

Total liabilities	29,429	28,946
Shareholders’ equity	96,018	88,518

Total liabilities and shareholders’ equity	$125,447	$117,464

CONDENSED STATEMENTS OF INCOME

	Year ended December 31,
	2004	2003	2002
Dividends from bank subsidiary	$4,262	$2,492	$2,491
Securities gains	224	221	1,346
Other	1,030	657	626

Total income	5,516	3,370	4,463
Interest expense	(1,898)	(2,028)	(2,129)
Other expense	(517)	(807)	(362)

Income before equity in undistributed income of subsidiaries	3,101	535	1,972
Equity in undistributed income of subsidiaries	2,698	7,526	7,139

Net income	$5,799	$8,061	$9,111

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

CONDENSED STATEMENTS OF CASH FLOWS
	Year ended December 31,
	2004	2003	2002
OPERATING ACTIVITIES:
Net income	$5,799	$8,061	$9,111
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Equity in undistributed net income of subsidiary	(2,698)	(7,526)	(7,139)
Gains on sales and issuer calls of securities	(224)	(221)	(1,346)
Decrease (increase) in other assets	29	(908)	292
Increase in accrued liabilities	810	1,643	736

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,716	1,049	1,654

INVESTING ACTIVITIES:
(Purchase) sale of investments	(2,688)	(2,553)	452

NET CASH (USED) PROVIDED BY INVESTING ACTIVITIES	(2,688)	(2,553)	452

FINANCING ACTIVITIES:
Dividends paid	(532)	(531)	(532)
Purchase and retirement or redemption of stock	(684)	(510)	(140)

NET CASH USED BY FINANCING ACTIVITIES	(1,216)	(1,041)	(672)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(188)	(2,545)	1,434
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF YEAR	434	2,979	1,545

CASH AND CASH EQUIVALENTS AT THE END OF YEAR	$246	$434	$2,979

SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING THE YEAR FOR:
Interest	$1,898	$2,028	$2,129

Note 14. Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and due from banks, overnight funds sold, and accrued interest receivable

The carrying amounts for cash and due from banks, overnight funds sold and accrued interest receivable are equal to their fair values due to the short term nature of these financial instruments.

Investment securities

Fair values of investment securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans

For variable-rate loans that are performing, fair values are based on carrying values. The fair values of fixed rate loans that are performing are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

fair value of nonperforming loans is based on the book value of each loan, less an applicable reserve for credit losses. This reserve for credit losses is determined on a loan-by-loan basis for nonperforming assets based on one or a combination of the following: external appraisals, internal assessments using available market information and specific borrower information, or discounted cash flow analysis.

Deposits

The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at year end. The fair value of certificates of deposit is estimated by discounting the future cash flows using the current rates paid for similar deposits.

Short-term borrowings and accrued interest payable

The carrying amounts for short-term borrowings and accrued interest payable are equal to the fair values due to the short term nature of these financial instruments.

Long-term obligations

The fair value of long-term obligations is the market value as of December 31, 2004 and 2003.

Commitments

Southern’s commitments to extend credit have no carrying value and are generally at variable rates and/or have relatively short terms to expiration. Accordingly, these financial instruments are deemed to have no material fair value.

Limitations on Fair Value Assumptions

Fair value estimates are made by management at specific points in time based on relevant information about the financial instrument and the market. These estimates do not reflect any premium or discount that could result from offering for sale at one time BancShares’ entire holdings of a particular financial instrument nor are potential taxes and other expenses that would be incurred in an actual sale considered. Because no market exists for a significant portion of BancShares’ financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions and/or the methodology used could significantly affect the estimates disclosed. Similarly, the fair values disclosed could vary significantly from amounts realized in actual transactions.

Fair value estimates are based on existing on and off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, BancShares has premises and equipment which are not considered financial instruments. Accordingly, the value of these assets has not been incorporated into the fair value estimates. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The estimated fair values of BancShares’ financial instruments at December 31 are as follows:

	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$22,283	$22,283	$44,552	$44,552
Overnight funds sold	35,872	35,872	40,020	40,020
Investment securities:
Held-to-maturity	236,609	236,172	109,357	110,346
Available-for-sale	74,903	74,903	143,669	143,669
Loans, net of allowance	633,932	632,865	621,076	625,618
Accrued interest receivable	4,929	4,929	4,910	4,910
Financial liabilities:
Deposits	$910,522	$912,851	$876,510	$879,165
Short-term borrowings	16,017	16,017	15,870	15,870
Long-term obligations	23,711	24,541	23,711	24,588
Accrued interest payable	1,447	1,447	1,364	1,364

Note 15. Related Parties

BancShares has entered into various service contracts with another bank holding company and its subsidiary (the “Corporation”). The Corporation has two significant shareholders, which are also significant shareholders of BancShares. The first significant shareholder is a director of BancShares and at December 31, 2004 beneficially owned 32,751 shares, or 29.74%, of BancShares’ outstanding common stock and 4,966 shares, or 1.42%, of BancShares’ outstanding Series B preferred stock. At the same date, the second significant shareholder beneficially owned 27,422 shares, or 24.90%, of BancShares’ outstanding common stock.

These two significant shareholders are directors and executive officers of the Corporation and at December 31, 2004, beneficially owned 2,529,534 shares, or 28.89%, and 1,378,670 shares, or 15.74%, of the Corporation’s outstanding Class A common stock, and 664,533 shares, or 39.61%, and 209,742 shares, or 12.50%, of the Corporation’s outstanding Class B common stock. The above totals include 464,804 Class A common shares, or 5.31%, and 104,644 Class B common shares, or 6.24%, that are considered to be beneficially owned by both of the shareholders and, therefore, are included in each of their totals A subsidiary of the Corporation is First-Citizens Bank & Trust Company (“First Citizens”).

The following table lists the various charges paid to the Corporation during the years ended December 31:

	2004	2003	2002
Data and item processing	$3,152	$2,712	$2,521
Forms, supplies and equipment	1,047	1,347	631
Internet banking	154	163	107
Consulting fees	107	105	97
Trustee for employee benefit plans	70	62	60
Other services	126	82	83

Total	$4,656	$4,471	$3,499

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Data and item processing expenses include courier services, proof and encoding, imaging, check storage, statement rendering and item processing forms. Forms, supplies and equipment includes branch data processing customer service equipment replacements and additions. During 2003 the majority of the branch computer hardware and software was upgraded or replaced. BancShares also has a correspondent relationship with the Corporation. Correspondent account balances with the Corporation included in cash and due from banks totaled $4,159 at December 31, 2004 and $27,564 at December 31, 2003. Southern’s wholly-owned subsidiary, Goshen, Inc. paid $67 to an Insurance Company owned by the Corporation for the sale of insurance written in connection with loans made by Southern in 2004 compared to $82 paid in 2003. BancShares also owns 127,584 and 22,219 shares of Class A and Class B common stock of the Corporation. The Class A and Class B common stock had a cost basis of $3.0 million and $465, respectively, at December 31, 2004. The Class A common stock had a fair value of $18.9 million and $15.0 million at December 31, 2004 and 2003, respectively. The Class B common stock had a fair value of $3.2 million and $2.7 million at December 31, 2004 and 2003, respectively.

BancShares is related through common ownership with Fidelity Bancshares NC Inc., (“Fidelity”) and Heritage BancShares, Inc., (“Heritage”) in that the aforementioned two significant shareholders of BancShares and certain of their related parties are also significant shareholders of Fidelity and Heritage. Fidelity has contracted with BancShares for BancShares to service, on Fidelity’s behalf, $1.9 million of Fidelity’s mortgage loans at December 31, 2004. BancShares also provides underwriting and processing services for mortgage loans originated through Fidelity and Heritage.

APPENDIX E

FINANCIAL STATEMENTS AND MANAGEMENT DISCUSSION

AND ANALYSIS FOR THE SIX MONTHS ENDED JUNE 30, 2005

Part I—FINANCIAL INFORMATION

Item 1—Financial Statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except for per share data)

	(Unaudited) June 30, 2005	December 31, 2004*
ASSETS
Cash and due from banks	$39,692	$22,283
Overnight funds sold	18,480	35,872
Investment securities:
Available-for-sale, at fair value (amortized cost of $46,968 and $43,600, respectively)	75,768	74,903
Held-to-maturity, at amortized cost (fair value of $206,414 and $236,172, respectively)	206,935	236,609
Loans	674,656	639,311
Loans held for sale	3,849	4,880
Less allowance for loan losses	(10,792)	(10,259)

Net loans	667,713	633,932
Accrued interest receivable	5,183	4,929
Premises and equipment	34,693	34,513
Goodwill	7,712	7,712
Intangible assets	2,966	3,687
Other assets	2,809	3,010

Total assets	$1,061,951	$1,057,450

LIABILITIES
Deposits:
Noninterest-bearing	$186,550	$183,762
Interest-bearing	723,751	726,760

Total deposits	910,301	910,522
Accrued interest payable	1,843	1,447
Short-term borrowings	19,669	16,017
Long-term obligations	23,711	23,711
Other liabilities	8,032	9,735

Total liabilities	963,556	961,432

SHAREHOLDERS’ EQUITY
Series B non-cumulative preferred stock, no par value; $3,506 liquidation value at both June 30, 2005 and December 31, 2004; 408,728 shares authorized; 350,593 shares issued and outstanding at both June 30, 2005 and December 31, 2004	1,753	1,753
Series C non-cumulative preferred stock, no par value; $397 liquidation value at both June 30, 2005 and December 31, 2004; 43,631 shares authorized; 39,657 shares issued and outstanding at both June 30, 2005 and December 31, 2004	525	525
Common stock, $5 par value; 158,485 shares authorized; 108,920 and 110,126 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	545	551
Surplus	10,000	10,000
Retained earnings	68,122	64,528
Accumulated other comprehensive income	17,450	18,661

Total shareholders’ equity	98,395	96,018

Total liabilities and shareholders’ equity	$1,061,951	$1,057,450

*	Derived from audited consolidated financial statements

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollars in thousands except for share and per share data)

	(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Interest income:
Loans	$10,926	$9,393	$21,110	$18,764
Investment securities:
U.S. Government	1,224	820	2,328	1,663
State, county and municipal	284	265	609	517
Other	527	613	1,035	962

Total investment securities interest income	2,035	1,698	3,972	3,142
Overnight funds sold	120	93	276	207

Total interest income	13,081	11,184	25,358	22,113

Interest expense:
Deposits	3,163	2,467	5,992	4,933
Short-term borrowings	103	26	178	50
Long-term obligations	422	475	897	949

Total interest expense	3,688	2,968	7,067	5,932

Net interest income	9,393	8,216	18,291	16,181
Provision for loan losses	300	300	600	600

Net interest income after provision for loan losses	9,093	7,916	17,691	15,581
Noninterest income:
Service charges on deposit accounts	1,732	1,765	3,383	3,487
Other service charges and fees	683	626	1,372	1,224
Gain on sale of loans	226	33	369	359
Investment securities gain, net	681	5	916	3
Other	112	122	251	261

Total noninterest income	3,434	2,551	6,291	5,334
Noninterest expense:
Personnel	4,850	4,645	9,707	9,235
Data processing	944	923	1,872	1,767
Occupancy	897	851	1,785	1,742
Furniture and equipment	513	540	986	1,027
Intangibles amortization	239	301	657	766
Professional fees	118	286	336	473
Other	1,181	1,060	2,199	2,151

Total noninterest expense	8,742	8,606	17,542	17,161

Income before income taxes	3,785	1,861	6,440	3,754
Income taxes	1,235	602	1,990	1,000

Net income	2,550	1,259	4,450	2,754

Other comprehensive income, net of tax:
Unrealized losses arising during period	(222)	(1,677)	(1,055)	(721)
Less: tax effect	86	646	407	278
Less: Reclassification adjustment for gains included in net income	(681)	(5)	(916)	(3)
Less: tax effect	263	3	353	2

Total other comprehensive loss	(554)	(1,033)	(1,211)	(444)

Comprehensive income	$1,996	$226	$3,239	$2,310

Per share information:
Net income per common share	$22.61	$10.56	$39.10	$23.18
Cash dividends declared on common shares	0.40	0.40	0.80	0.80
Weighted average common shares outstanding	109,043	111,029	109,445	111,251

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Dollars in thousands except for share and per share data)

(Unaudited)

	Preferred Stock				Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	Series B		Series C
	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE, DECEMBER 31, 2003	358,316	$1,745	39,657	$552	111,530	$558	$10,000	$59,919	$15,744	$88,518

Net income	—	—	—	—	—	—	—	2,754	—	2,754
Purchase and retirement of stock	(2,422)	(11)	—	—	(501)	(3)	—	(226)	—	(240)
Cash dividends:
Common stock ($.80 per share)	—	—	—	—	—	—	—	(89)	—	(89)
Preferred B ($.44 per share)	—	—	—	—	—	—	—	(158)	—	(158)
Preferred C ($.44 per share)	—	—	—	—	—	—	—	(17)	—	(17)
Unrealized gain on securities available- for-sale, net of tax	—	—	—	—	—	—	—	—	(444)	4,047

BALANCE, JUNE 30, 2004	355,894	$1,734	39,657	$552	111,029	$555	$10,000	$62,183	$15,300	$90,324

BALANCE, DECEMBER 31, 2004	350,593	$1,753	39,657	$525	110,126	$551	$10,000	$64,528	$18,661	$96,018

Net income	—	—	—	—	—	—	—	4,450	—	4,450
Purchase, retirement and reclass of stock	—	—	—	—	(1,206)	(6)	—	(597)	—	(603)
Cash dividends:
Common stock ($.80 per share)	—	—	—	—	—	—	—	(88)	—	(88)
Preferred B ($.44 per share)	—	—	—	—	—	—	—	(154)	—	(154)
Preferred C ($.44 per share)	—	—	—	—	—	—	—	(17)	—	(17)
Unrealized gain on securities available-for-sale, net of tax	—	—	—	—	—	—	—	—	(1,211)	(1,211)

BALANCE, JUNE 30, 2005	350,593	$1,753	39,657	$525	108,920	$545	$10,000	$68,122	$17,450	$98,395

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months ended June 30,
	2005	2004
OPERATING ACTIVITIES:
Net income	$4,450	$2,754
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	600	600
Gains on sales, donations and issuer calls of securities	(916)	(3)
Loss on sale and abandonment of premises and equipment	2	25
Loss on sale of foreclosed assets	42	—
Gain on sale of loans	(369)	(359)
Net accretion of discounts of premiums on investments	23	386
Amortization of intangibles and mortgage servicing rights	811	766
Depreciation	1,335	1,378
Proceeds from sales of loans held for sale	35,914	32,339
Origination of loans held for sale	(37,333)	—
Net increase in intangible assets	(90)	(42)
Net (increase) decrease in accrued interest receivable	(254)	422
Net increase (decrease) in accrued interest payable	396	(32)
Net increase in other assets	(887)	(688)
Net (decrease) increase in other liabilities	(1,697)	291

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,027	37,837

INVESTING ACTIVITIES:
Proceeds from maturities and issuer calls of investment securities available-for-sale	9,372	32,451
Proceeds from maturities and issuer calls of investment securities held-to-maturity	64,877	16,303
Proceeds from sales of investment securities available-for-sale	728	—
Purchases of investment securities held-to-maturity	(30,075)	(60,079)
Purchases of investment securities available-for-sale	(16,417)	(11,232)
Net increase in loans	(31,547)	(34,745)
Purchases of premises and equipment	(1,517)	(1,385)

NET CASH USED BY INVESTING ACTIVITIES	(4,579)	(58,687)

FINANCING ACTIVITIES:
Net increase in demand and interest-bearing demand deposits	(6,664)	(135)
Net increase in time deposits	6,443	6,155
Net proceeds of short-term borrowed funds	3,652	2,190
Cash dividends paid	(259)	(264)
Purchase and retirement of stock	(603)	(240)

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,569	7,706

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	17	(13,144)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF YEAR	58,155	84,572

CASH AND CASH EQUIVALENTS AT THE END OF PERIOD	$58,172	$71,428

SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING THE YEAR FOR:
Interest	$6,671	$5,964
Income taxes	$2,893	$1,319
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Unrealized gains on available-for-sale securities, net of tax	$(1,211)	$(444)
Foreclosed loans transferred to other real estate	$1,064	$394

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Basis of Financial Statement Presentation

Southern BancShares (N.C.), Inc. (“BancShares”) is the holding company for Southern Bank and Trust Company (“Southern”), which operates 53 banking offices in eastern North Carolina and Southern Bank Community Development, LLC, a wholly owned subsidiary for the construction or rehabilitation of low to moderate income residential or commercial properties primarily in rural Eastern North Carolina markets served by Southern. Southern, which began operations January 29, 1901, has a wholly-owned subsidiary, Goshen, Inc. whose insurance agency operations compliment the operations of its parent. BancShares and Southern are headquartered in Mount Olive, North Carolina. BancShares has no foreign operations and BancShares’ customers are principally located in eastern North Carolina.

The consolidated financial statements in this report are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the financial position and results of operations for the quarters presented have been included.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting periods. Actual results could differ from those estimates. The results presented are for the six months ended June 30, 2005 and may not be indicative of results for the full year of 2005. The statements should be read in conjunction with the consolidated financial statements and accompanying notes for the year ended December 31, 2004, included in the 2004 Annual Report on Form 10-K.

Principles of Consolidation

The consolidated financial statements include the accounts of BancShares and its wholly-owned subsidiaries, Southern and Southern Bank Community Development, LLC. The statements also include the accounts of Goshen, Inc., a wholly-owned subsidiary of Southern. BancShares’ financial resources are primarily provided by dividends from Southern. All significant intercompany balances have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks and overnight funds sold.

Goodwill and Other Intangible Assets

Intangible assets are composed primarily of goodwill, core deposit premiums and mortgage servicing rights. Core deposit premiums are generally amortized on an accelerated basis, over a period of 5 to 10 years as determined by independent third parties based on studies, and the useful lives are periodically reviewed for reasonableness. The net deposit premium balances were $2.1 million and $2.8 million at June 30, 2005 and December 31, 2004, respectively. Mortgage servicing rights (“MSR”) represent the estimated value of the right to service mortgage loans for others. Capitalization of MSR occurs when the underlying loans are sold. Capitalized MSR are amortized into income over the projected servicing life of the underlying loans. Capitalized MSR are periodically reviewed for impairment. The net MSR balances were $796,000 and $861,000 at June 30, 2005 and December 31, 2004 respectively. No valuation allowance for impairment was required at June 30, 2005 or at December 31, 2004.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of the gross carrying amounts and accumulated amortization of amortized intangible assets as of June 30, 2005 and December 31, 2004:

	June 30, 2005		December 31, 2004
(Dollars in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Branch acquisitions	$14,691	$12,544	$14,691	$11,888
Mortgage servicing rights	2,700	1,904	2,610	1,749

Totals	$17,391	$14,448	$17,301	$13,637

Unamortized intangible assets:
Goodwill	$7,712	—	$7,712	—
Pension	$23	—	$23	—

Southern issues standby letters of credit whereby Southern guarantees performance if a specified triggering event or condition occurs. The guarantees generally expire within one year and may be automatically renewed depending on the terms of the guarantee. The maximum potential amount of undiscounted future payments related to standby letters of credit at June 30, 2005 is $5.8 million. At June 30, 2005, BancShares has recorded no liability for the current carrying amount of the standby letter obligations to perform as a guarantor, as such amounts are deemed immaterial.

Accounting and Other Matters

In December 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences relate to a deterioration of credit quality. The SOP also prohibits companies from “carrying over” or creating a valuation allowance in the initial accounting for loans acquired that meet the scope criteria of the SOP. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of this SOP did not have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation (SFAS No. 123(R)). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for the first interim reporting period of the first fiscal year that begins after June 15, 2005. Accordingly, we will adopt SFAS No. 123(R) commencing with the quarter ending March 31, 2006. The Company does not have a stock option plan and adoption of SFAS No. 123(R) will not have any effect on the consolidated financial statements.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 2. Investment Securities

The amortized cost and estimated fair values of investment securities were as follows:

	June 30, 2005				December 31, 2004
(Dollars in thousands)	Gross Amortized Cost	Gross Unrealized Gains	Unrealized Losses	Fair Value	Gross Amortized Cost	Gross Unrealized Gains	Unrealized Losses	Fair Value
SECURITIES HELD-TO-MATURITY:
U.S. Treasuries	$190,859	$28	$(1,348)	$189,539	$185,798	$—	$(1,235)	$184,563
U.S. Agencies	—	—	—	—	15,018	—	(46)	14,972
Obligations of states and political subdivisions	16,076	811	(12)	16,875	35,793	857	(13)	36,637

	$206,935	$839	$(1,360)	$206,414	$236,609	$857	$(1,294)	$236,172

SECURITIES AVAILABLE-FOR-SALE:
U.S. Treasuries	$4,988	$—	$(32)	$4,956	$—	$—	$—	$—
U.S. Agencies	—	—	—	—	6,001	—	(7)	5,994
Marketable equity securities	33,069	28,599	(127)	61,541	26,766	30,991	(143)	57,614
Obligations of states and political subdivisions	5,055	172	—	5,227	6,401	238	—	6,639
Mortgage-backed securities	3,856	191	(3)	4,044	4,432	224	—	4,656

	$46,968	$28,962	$(162)	$75,768	$43,600	$31,453	$(150)	$74,903

TOTALS	$253,903	$29,801	$(1,522)	$282,182	$280,209	$32,310	$(1,444)	$311,075

Securities with a carrying value of $103,755 were pledged at June 30, 2005 to secure public deposits and for other purposes as required by law and contractual arrangement.

Note 3. Allowance for Loan Losses

	Six Months Ended June 30,
(Dollars in thousands)	2005	2004
Balance at beginning of year	$10,259	$10,095
Provision for loan losses	600	600
Loans charged off	(384)	(504)
Loan recoveries	317	101

Balance at end of the year	$10,792	$10,292

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4. Earnings Per Common Share

Earnings per common share are computed by dividing income applicable to common shares by the weighted average number of common shares outstanding during the period. Income applicable to common shares represents net income reduced by dividends paid to preferred shareholders. Since BancShares had no potentially dilutive securities during 2005 or 2004, the computation of basic and diluted earnings per share is the same. The following table presents the components of the earnings per share computations:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2005	2004	2005	2004
Net income	$2,550	$1,259	$4,450	$2,754
Less: Preferred dividends	(85)	(87)	(171)	(175)

Net income applicable to common shares	$2,465	$1,172	$4,279	$2,579

Weighted average common shares outstanding during the period	109,043	111,029	109,445	111,251

Note 5. Related Parties

BancShares has entered into various service contracts with another bank holding company, First Citizens BancShares, Inc. (the “Corporation”) and its subsidiary First-Citizens Bank & Trust Company. The Corporation has two significant shareholders, who also are significant shareholders of BancShares.

The first significant shareholder is a director of BancShares and, at June 30, 2005, beneficially owned 32,751 shares, or 30.07%, of BancShares’ outstanding common stock and 4,966 shares, or 1.42%, of BancShares’ outstanding Series B preferred stock. At the same date, the second significant shareholder beneficially owned 27,422 shares, or 25.18%, of BancShares’ outstanding common stock.

These two significant shareholders are directors and executive officers of the Corporation and at June 30, 2005, beneficially owned 2,538,130 shares, or 28.98%, and 1,378,970 shares, or 15.75%, of the Corporation’s outstanding Class A common stock, and 666,825 shares, or 39.75%, and 208,622 shares, or 12.44%, of the Corporation’s outstanding Class B common stock. The above totals include 465,104 Class A common shares, or 5.31%, and 104,644 Class B Common shares, or 6.24%, that are considered to be beneficially owned by both of the shareholders and, therefore, are included in each of their totals.

BancShares is related through common ownership with Fidelity Bancshares NC Inc, (“Fidelity”) and Heritage BancShares, Inc. (“Heritage”), in that the aforementioned two significant shareholders of BancShares and certain of their related parties are also significant shareholders of Fidelity and Heritage. Fidelity has contracted with BancShares for BancShares to service, on Fidelity’s behalf, $1.6 million of Fidelity’s mortgage loans at June 30, 2005. BancShares also provides underwriting and processing services for mortgage loans originated though Fidelity and Heritage.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table lists the various charges paid to the Corporation during the six months ended June 30, 2005 and the six months ended June 30, 2004 in accordance with the aforementioned service contracts:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2005	2004	2005	2004
Data and item processing	$782	$801	$1,584	$1,573
Forms, supplies and equipment	216	315	456	609
Internet banking	44	35	86	76
Consulting fees	23	24	47	52
Trustee for employee benefit plans	18	17	36	34
Other services	30	55	49	70

Total	$1,113	$1,247	$2,258	$2,414

Note 6. Acquisitions

BancShares has consummated numerous bank branch acquisitions in recent years. All of the acquisitions have been accounted for under the purchase method of accounting, with the results of operations not included in BancShares’ Consolidated Statements of Income until after the transaction date. The proforma impact of the acquisitions, as though they had been made at the beginning of the periods presented, is not considered material to BancShares’ consolidated financial statements.

There were no acquisitions during the six months ended June 30, 2004 or 2005.

Note 7. Retirement Plans

Southern has a noncontributory, defined benefit pension plan which covers substantially all full-time employees. Employees who qualify under length of service and other requirements participate in the noncontributory defined benefit pension plan. Under the plan, retirement benefits are based on years of service and average earnings. The policy is to fund the maximum amount allowable for federal income tax purposes. The plan’s assets consist primarily of investments in First-Citizens Bank & Trust Company pooled investment funds, which include listed common stocks, fixed income securities and individual trust preferred securities. It is Southern’s policy to determine the service cost and projected benefit obligation using the Projected Unit Credit Cost method.

The following sets forth pertinent information regarding the components of net periodic benefit pension plan costs:

Components of net periodic benefit cost:

(Dollars in thousands)	Pension Benefits
Three months ended June 30:	2005	2004
Service cost	$248	$226
Interest cost	294	259
Expected return on assets	(274)	(239)

	268	246

Amortization cost:
Prior service cost	2	2
Net loss	90	68

Total amortizations	92	70

Net periodic benefit cost	$360	$316

	Pension Benefits
Six months ended June 30:	2005	2004
Service cost	$496	$449
Interest cost	588	540
Expected return on assets	(548)	(487)

	536	502

Amortization cost:
Prior service cost	4	4
Net loss	180	156

Total amortizations	184	160

Net periodic benefit cost	$720	$662

The expected long-term rate of return on plan assets is 8.50% for 2005.

Employer Contributions

In its December 31, 2004 financial statements, BancShares disclosed that it expected to contribute approximately $1.0 million to its plan trusts in 2005. For the six months ended June 30, 2005, BancShares has contributed $1.3 million to its plan trusts. BancShares does not expect to make any additional contributions in 2005.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—SIX MONTHS ENDED JUNE 30, 2005 VS. SIX MONTHS ENDED JUNE 30, 2004

Introduction

This discussion provides information concerning changes in the consolidated financial condition and results of operations of Southern BancShares (N.C.), Inc. (“BancShares”) and its subsidiary, Southern Bank and Trust Company (“Southern”). The comments are intended to supplement, and should be reviewed in conjunction with, the consolidated financial statements, related notes and selected financial data presented elsewhere herein. The comments should also be read in conjunction with the consolidated financial statements and accompanying notes for the year ended December 31, 2004, included in the 2004 Annual Report on Form 10-K.

BancShares’ earnings and cash flows are primarily derived from the commercial banking activities conducted by Southern. Southern’s commercial banking activities include commercial and consumer lending, deposit and cash management products and various other financial management products and services typically associated with commercial banking. Southern gathers interest-bearing and noninterest-bearing deposits from retail and commercial customers and gathers supplemental short-term funding through various non-deposit sources. The liquidity generated from these funding sources is primarily invested in interest-earning assets consisting of various types of loans, investment securities, overnight funds sold investments and the banking premises and equipment used in the delivery of financial services.

Numerous factors influence customer demand for Southern’s deposit and loan products including the overall economy within Southern’s eastern North Carolina markets and the level of financial services competition within those markets. During the majority of 2005 and 2004, general economic uncertainty and rising interest rates managed by the Federal Reserve significantly impacted customer demand for both deposit and loan products. The rising interest rate market caused some customers, anticipating additional increases in rates, to choose shorter term deposit products including short-term certificates of deposit, transaction, savings and money market accounts. The still relatively low interest rate market provided some customers with an opportunity to refinance existing loans, provided some customers with the ability to reduce their overall loan requirements and provided some customers an opportunity to increase their loan balances at relatively low interest rates.

The overall strength of the economy also influences the quality and collectability of loans and the level of customer bankruptcies. Southern utilizes various asset and liability management tools to minimize the potential adverse impact of economic trends and to maximize opportunities provided by favorable economic trends.

Financial institutions typically focus their strategic planning and operating goals on maximizing profitability and the improvement of the return on average assets and return on average shareholders’ equity performance profitability measures. BancShares has historically placed significant emphasis on asset quality, liquidity and capital conservation, even when those goals may ultimately be detrimental to current period earnings’ performance as reflected by the return on average assets and return on average shareholders’ equity performance measures. Accordingly, BancShares’ return on average assets and return on average equity have historically compared unfavorably to financial institutions of similar size.

BancShare’s strategic analyses of its corporate and competitive strengths indicate many opportunities for growth and expansion of financial services within its markets. Southern operates in diverse eastern North Carolina geographic markets that offer opportunities to expand varying types of services to existing customers as well as opportunities to expand market share through strategic acquisitions of existing branch locations from competitor financial institutions. Southern also believes that, through superior customer service, there are opportunities to increase earnings performance by attracting customers of its financial competitors.

BancShares focuses on mitigating, where possible, growth and profitability risks. BancShares has limited control of risks such as economic, competitive and regulatory risks. Southern considers overall economic risk to be its greatest risk area. Primarily, economic risks of recession, rapid changes in market interest rates and significant increases in inflation are of the most concern to management. Southern’s smaller asset size and limited capital resources, as compared to its primary market financial service competitors, require significant and constant management attention to all areas of economic risk.

An analysis of BancShares’ overall financial condition and growth can be made by examining the changes and trends in the interest-earning asset and interest-bearing liability components in the following tables, discussions, consolidated financial statements and notes to the consolidated financial statements. Tables and discussions are also presented detailing the impact of branch acquisitions, capital position, loan loss experience, allowance for loan losses, non-interest expenses and non-interest income.

The net income of BancShares increased $1.7 million from $2.8 million in the first six months of 2004 to $4.5 million in the first six months of 2005, an increase of 61.58%. This increase resulted primarily from a $2.1 million before tax increase in net interest income and a $913,000 increase in gains on sale of available-for-sale securities. Net interest income increased as a result of the slowly increasing market interest rates being managed by the Federal Reserve. The average return on interest-earning assets increased at a greater rate than the increase in the average cost of interest-bearing liabilities. Personnel expense increased primarily as a result of annual merit increases for existing personnel and the opening of one new branch and the acquisition of two branches in 2004. There have been no branch acquisitions or new branches opened in the six months ended June 30, 2005.

Per share net income available to common shares for the first six months of 2005 was $39.10, an increase of $15.92, or 68.68%, from $23.18 for the first six months of 2004. The annualized return on average equity increased to 9.73%, for the period ended June 30, 2005, from 6.11% for the period ended June 30, 2004 and the annualized return on average assets increased to 0.85%, for the period ended June 30, 2005, from 0.54% for the period ended June 30, 2004.

At June 30, 2005, BancShares’ assets totaled $1.1 billion, an increase of $4.5 million, or 0.43%, from the $1.1 billion reported at December 31, 2004. During this six month period, cash and due from banks increased $17.4 million, or 78.13% from $22.3 million to $39.7 million. Overnight funds sold decreased $17.4 million, or 48.48% from $35.9 million to $18.5 million. Loans, excluding loans held for sale, increased $35.3 million, or 5.53%, from $639.3 million to $674.7 million primarily as a result of seasonal loan activity, a slowly improving economy and continued relatively low market interest rates. Investment securities decreased $28.8 million, or 9.25% from $311.5 million at December 31, 2004 to $282.7 million at June 30, 2005. Total deposits decreased $221,000, or 0.02% from $910.5 million at December 31, 2004 to $910.3 million at June 30, 2005 primarily due to the seasonal impact of customer agricultural business activity and customer tax payments.

Critical Accounting Policies

BancShares’ significant accounting policies are set forth in Note 1 of the consolidated financial statements in the annual report on Form 10-K. Of these significant accounting policies, BancShares considers its policy regarding the allowance for loan losses to be its single critical accounting policy, because it requires management’s most subjective and complex judgments. In addition, changes in economic conditions can have a significant impact on the allowance for loan losses and therefore the provision for loan losses and results of operations. BancShares has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio.

BancShares’ assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, or the discovery of information with respect to borrowers which is not known to management at the time of the issuance of the consolidated financial statements. For additional discussion concerning BancShares’ allowance for loan losses and related matters, see ASSET QUALITY AND PROVISION FOR LOAN LOSSES.

Acquisitions, New Offices and Consolidations

BancShares did not acquire any additional locations in the six months ended June 30, 2005 or in the six months ended June 30, 2004. On May 10, 2004 BancShares opened a de novo branch in Manteo, North Carolina to expand the Kill Devil Hills financial services market. On September 13, 2004 BancShares acquired an existing branch in Seaboard, North Carolina and an existing branch in Woodland, North Carolina from Capital Bank. These two branch acquisitions expanded BancShares northeastern North Carolina market service area into Northampton County. The two Capital Bank Northampton county branch acquisitions added $28.0 million of deposits, $10.7 million of loans and $15.4 million of cash. BancShares paid $1.9 million for the Seaboard and Woodland branch acquisitions.

Applications have been approved to open de novo Southern Branches in Red Oak, North Carolina and Winterville, North Carolina. The Red Oak branch, the 54th location for BancShares, is expected to open in the fourth quarter of 2005. The Winterville branch is expected to open in the second quarter of 2006.

Franchise expansion has also contributed to growth in noninterest income, but has also resulted in large increases in noninterest expenses, especially personnel-related costs, occupancy expenses, equipment expenses and intangible asset amortization expenses.

Management continues to look for growth opportunities offered though existing branch acquisition opportunities and to plan for de novo expansion within its eastern North Carolina markets. The acquisition of existing branches from other financial institutions results in the payment of acquisition premiums which are allocated to non-earning assets or charged to operating earnings over time.

Interest Income

Interest-earning assets include loans, investment securities and overnight investments. Interest-earning assets reflect varying interest rates based on the risk level and maturity of the asset. Riskier investments typically carry a higher rate and expose BancShares to potentially higher levels of default. Southern has historically focused on maintaining high asset quality, requiring management to perform significant underwriting and monitoring procedures. Southern’s investment portfolio includes primarily United States Treasury and Government agency securities. The level of investment securities is primarily the result of overall loan and deposit trends. When deposit growth exceeds loan growth, the excess liquidity primarily increases investment securities. When loan growth exceeds deposit growth, maturing investment securities are utilized to fund loan growth rather than being reinvested into the securities market. Southern maintains an operating liquidity level of overnight funds sold investments with other financial institutions that are within Southern’s risk tolerance levels.

Loan production is principally driven by the eastern North Carolina economy. Management primarily seeks commercial lending opportunities collateralized by real estate. Traditional mortgage loan production is also a goal of management. Most of the mortgage loan production is sold into the mortgage secondary markets with the Bank retaining the loan servicing rights. Loan demand in recent years for consumer loans has declined as consumers have responded to retailer financing promotions and utilized mortgage equity lines of credit to finance purchases.

During 2005, management anticipates increased commercial loan growth due to the continued relatively low interest rate environment and an expected slow improvement in the eastern North Carolina economy. Market interest rates are expected to continue to slowly increase during the remainder of 2005 and into 2006. Loan demand among retail customers has shifted to open-end credit products such as equityline loans. Growth in equityline loans is also expected during the remainder of 2005 and 2006.

To minimize the potential adverse impact of interest rate fluctuations, management monitors the maturity and repricing distribution of the loan portfolio. BancShares offers variable rate loan products and fixed rate callable loans to reduce interest rate risk.

Interest and fees on loans increased $2.3 million, or 12.50%, from $18.8 million for the six months ended June 30, 2004 to $21.1 million for the six months ended June 30, 2005. This increase resulted primarily from higher loan portfolio yields resulting from the slowly rising interest rate market being managed by the Federal Reserve, the branch acquisitions discussed above, the de novo branch expansion discussed above and overall loan growth in the existing eastern North Carolina branch network.

Average loans for the six months ended June 30, 2005 were $649.0 million, an increase of 3.06% from $629.7 million for the prior year period. The average yield on the loan portfolio increased to 6.56% for the six months ended June 30, 2005 from 6.01% for the six months ended June 30, 2004 primarily as a result of the continued increasing interest rate market being managed by the Federal Reserve.

Management continues to maintain a portfolio of securities with relatively short maturities and call dates, consistent with BancShares’ focus on liquidity. The weighted average investment maturity at June 30, 2005 was 17.9 months compared to 18.5 months at December 31, 2004. Investment securities available for sale include marketable equity securities that are recorded at their fair value, with the unrealized net gain or loss included as a component of shareholders’ equity, net of deferred taxes.

Interest income from investment securities, including U. S. Treasury and Government obligations, obligations of state and county subdivisions and other securities increased $830,000 or 26.42%, and totaled $4.0 million in the six months ended June 30, 2005 compared to $3.1 million in the six months ended June 30, 2004. This increase was due to both an increase in the yield on the investment portfolio and an increase in the volume of average investment securities. Investment securities for the six months ended June 30, 2005 averaged $277.2 million compared to an average of $237.7 million for the same 2004 period. The increase in average volume principally resulted from a reduction of average overnight funds sold. The yield on investment securities was 2.67% for the six-month period ended June 30, 2004 and 2.89% for the six-month period ended June 30, 2005.

Interest income on overnight funds sold increased $69,000, or 33.33% from $207,000 for the six months ended June 30, 2004 to $276,000 for the six months ended June 30, 2005. This increase in income resulted from a decrease in the average overnight funds sold to $20.7 million for the six months ended June 30, 2005 from an average of $46.8 million for the six months ended June 30, 2004 that was more than offset by an increase in the yield on overnight funds to 2.65% for the six months ended June 30, 2005 from 0.88% for the six months ended June 30, 2004. The decrease in average overnight funds resulted primarily from an increase in investments. The increase in yields resulted principally from increases in market rates.

Total interest income increased $3.2 million or 14.67%, from $22.1 million for the six months ended June 30, 2004 to $25.4 million for the six months ended June 30, 2005. This increase was the result of both a 52 basis point increase in average earning asset yields and an increase of $33.0 million in average earning assets.

As a result of the overall increase in market rates, average earning asset yields for the six months ended June 30, 2005 increased to 5.40% from the 4.88% yield on average earning assets for the six months ended June 30, 2004. Average earning assets increased from $914.0 million in the six months ended June 30, 2004 to $947.0 million in the six months ended June 30, 2005. This $33.0 million increase in the average earning assets resulted primarily from existing branches, the September 2004 acquisitions discussed above and the May 2004 de novo branch discussed above.

Interest Expense

Interest-bearing liabilities include interest-bearing deposits, short-term borrowings and long-term obligations. Southern’s primary funding source is deposits. Other short-term funding sources include commercial repurchase agreements and a borrowing line of credit from First-Citizens Bank & Trust Company. Long-term borrowings also provide additional capital under guidelines established by the Federal Reserve.

During the quarter ended March 31, 2004, the year ended December 31, 2004 and the quarter ended March 31, 2005, BancShares had long-term obligations including 8.25% junior subordinated debentures totaling $23.7 million issued to Southern Capital Trust I with a maturity date of 2028. Southern Capital Trust I is a wholly-owned finance subsidiary of BancShares. During the second quarter of 2005, in order to lower BancShares annual interest costs by approximately $308,000, Southern Capital Trust I redeemed the $23.7 million of 8.25% long-term obligations of Southern Capital Trust I. Southern Capital Trust II was then formed as a wholly-owned finance subsidiary of BancShares and issued $23.7 million of 6.95% long-term obligations. The $23.7 million of 6.95% long-term obligations qualify as Tier 1 Capital for BancShares, are redeemable in whole or in part after April 28, 2010 and mature in 2035. BancShares fully and unconditionally guarantees the repayment of the $23.7 million 6.95% trust preferred securities.

BancShares has historically avoided excessive reliance on time deposit accounts with balances in excess of $100,000. At June 30, 2005, the time deposits greater than $100,000 were 13.79 % of total deposits, compared to 14.61 % of June 30, 2004 total deposits.

Total interest expense increased $1.1 million, or 19.13%, from $5.9 million in the six months ended June 30, 2004 to $7.1 million for the six months ended June 30, 2005. The principal reasons for this increase were increases in the cost of funds for both deposits and short-term borrowings. As a result of the overall increases in market rates, BancShares’ total cost of funds increased from 1.59% for the six months ended June 30, 2004 to 1.87% for the six months ended June 30, 2005. Average interest-bearing deposits were $722.7 million in the six months ended June 30, 2005, an increase of $11.3 million from the $711.4 million average in the six months ending June 30, 2004. The increase in interest-bearing deposits was primarily the result of growth within existing branches, the acquisitions of two branches in September 2004 and the opening of a de novo branch in May 2004.

Net Interest Income

A principal objective of BancShares’ asset/liability function is to manage interest rate risk or the exposure to changes in interest rates. Management maintains portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities that protect against wide interest rate fluctuations, thereby limiting, to the extent possible, the ultimate interest rate exposure. As a result of the continued relatively weak eastern North Carolina economy, consumer concerns over the economy’s impact on the equity markets and the Federal Reserve continuing to manage relatively low interest rates, many consumers have moved cash into the shorter maturity deposit products of the Bank.

Net interest income before provision for loan losses was $18.3 million for the six months ended June 30, 2005 and $16.2 million for the six months ended June 30, 2004.

The interest rate spread for the six months ended June 30, 2005 was 3.53%, an increase of 24 basis points from the 3.29% interest rate spread for the six months ended June 30, 2004. The increase in the interest rate spread was primarily due to interest-bearing liabilities repricing upward during the six months ended June 30, 2005 at a slower rate than the upward repricing of interest-earning assets.

Asset Quality and Provision for Loan Losses

Maintaining excellent asset quality is one of the key performance measures for, and a primary focus area of, BancShares’ management. BancShares and Southern dedicate significant resources to ensuring prudent lending practices, loan performance monitoring and management and prudent, timely recognition of losses. In some cases property that was used as collateral for loans is foreclosed to satisfy repayment of the loan. Upon completion of foreclosure, this property is classified as an other real estate nonperforming asset. Other real estate nonperforming assets are aggressively marketed by management.

Management evaluates the risk characteristics of the loan portfolio under current economic conditions, reviews the financial condition of borrowers, estimates the fair market value of the loan collateral and considers any other pertinent factors to estimate current credit losses. Southern provides an allowance for loan losses on a reserve basis and includes in operating expenses a provision for loan losses determined by management. The allowance is reduced by charge-offs and increased by subsequent recoveries. Management’s periodic evaluation of the adequacy of the allowance is based on Southern’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect borrowers’ experience, the estimated value of any underlying collateral, current economic conditions and other risk factors. Management believes it has established the allowance in accordance with accounting principles generally accepted in the United States of America and in consideration of the current economic environment. While management uses the best information available to make evaluations, future adjustments may be necessary.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review Southern’s allowance for loan losses and losses on other real estate owned. Such agencies may require Southern to recognize additions to the allowances based on the examiners’ judgments about information available to them at the time of their examinations.

Primarily as a result of the slowly improving 2005 eastern North Carolina economy, Southern has experienced a $336,000, or 83.37%, decrease in net loan charge-offs for the six months ended June 30, 2005 compared to the six months ended June 30, 2004. Primarily as a result of increased average loans, management recorded $600,000 as a provision for loan losses for the six months ended June 30, 2005. For the six months ended June 30, 2004, management also recorded $600,000 as a provision for loan losses. During the first six months of 2005, management charged-off loans totaling $384,000 and received recoveries of $317,000, resulting in net charge-offs of $67,000. The allowance for loan losses accordingly increased $533,000 from December 31, 2004. During the same period in 2004, $504,000 in loans were charged-off and recoveries of $101,000 were received, resulting in net charge-offs of $403,000. The ratio of annualized net charge-offs to average loans was 0.16% for the year ended December 31, 2004 and 0.02% for the six months ended June 30, 2005.

The following table presents comparative Asset Quality ratios of BancShares at or for the six months ended June 30, or the twelve months ended December 31:

	June 30, 2005	December 31, 2004	June 30, 2004
Ratio of annualized net loans charged off to average loans	0.02%	0.16%	0.13%
Allowance for loan losses to loans excluding loans held-for sale	1.60%	1.60%	1.64%
Non-performing loans to loans excluding loans held-for-sale	0.49%	0.26%	0.48%
Non-performing loans and assets to total assets	0.40%	0.21%	0.37%
Allowance for loan losses to non-performing loans	326.44%	616.53%	343.41%

The allowance for loan losses represented 1.60% of loans, excluding loans held-for-sale, at both June 30, 2005 and December 31, 2004. The ratio of the allowance for loan losses to loans, net of loans held-for-sale, was impacted by management’s decision to add to the provision for loan losses due to the increase in loans and an increase in foreclosed other real estate. Loans, net of loans held-for-sale, increased $35.3 million, or 5.53% from $639.3 million at December 31, 2004 to $674.7 million at June 30, 2005.

The ratio of nonperforming loans to loans, net of loans held-for-sale, increased from 0.26% at December 31, 2004 to 0.49% at June 30, 2005. Nonperforming loans and assets to total assets increased to 0.40% at June 30, 2005 from 0.21% at December 31, 2004. The allowance for loan losses represented 326.44% of nonperforming loans at June 30, 2005, a decrease from the 616.53% at December 31, 2004.

The above performance changes resulted primarily from an increase in nonperforming loans to $3.3 million at June 30, 2005 from $1.7 million at December 31, 2004. The nonperforming loans at June 30, 2005 included $705,000 of nonaccrual loans, $2.6 million of accruing loans 90 days or more past due and no restructured loans.

BancShares had $896,000 of assets classified as other real estate at June 30, 2005. BancShares had $525,000 of assets classified as other real estate at December 31, 2004.

BancShares had impaired loans of $50,000 at June 30, 2005 compared to $832,000 at December 31, 2004. The reduction in impaired loans primarily resulted from the foreclosure of one loan that is included in Other Real Estate at June 30, 2005. No additional allowances for loan losses were required for impaired loans. Management considers the June 30, 2005 allowance for loan losses to be adequate to cover the losses and risks inherent in the loan portfolio at June 30, 2005 and will continue to monitor its portfolio and to adjust the relative level of the allowance as needed.

Management actively maintains a current loan watch list and knows of no other loans which are material and (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Noninterest Income

An analysis of BancShares’ financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities. Such an analysis also requires an evaluation of noninterest income and noninterest expenses. In recent years, increasing total noninterest income has been a significant focus for BancShares. The introduction of new revenue sources and modifications to existing products and services has allowed service-related noninterest income to grow.

In recent years the recognition of gains and losses on sales of mortgage loans and the recognition of gains and losses on sales of available-for-sale securities has also had a significant impact on total noninterest income. Management does not consider these sources of noninterest income to be core sources of revenues for BancShares. The sale of mortgage loans also results in the recognition of mortgage servicing rights (MSR) income. MSR income represents the estimated value of the right to service mortgage loans for others. Capitalization of MSR occurs when the underlying mortgage loans are sold and the servicing rights for the mortgage loans sold are retained. Capitalized MSR is amortized into income over the projected servicing life of the underlying loans.

Management considers the growth of noninterest income essential to maintaining profitability performance levels. The primary sources of noninterest income are deposit and loan related service charges and fees. Other significant noncore, noninterest income is derived from the sale of mortgage loans into the secondary market and the periodic sale of available-for-sale investment securities.

Income from other service charges and fees includes mortgage loan commitment fees, mortgage loan servicing fees, automated teller machine fees, check cashing fees and other miscellaneous nondeposit-related customer service fees. Increases in this category of noninterest income are primarily the result of customer account growth within the existing branches, the opening of new branches and the acquisitions of existing branches from other financial institutions.

Southern sells mortgage loan production into the secondary mortgage markets and retains servicing on the majority of the loans sold. The resulting interest rate market managed by the Federal Reserve and the timing of interest rate changes within the market directly impacts the level of gains or losses that are realized on mortgage loans sold. Gain on sale of mortgage loans increased $10,000 for the six months ended June 30, 2005 from $359,000 in the six months ended June 30, 2004.

During the six months ended June 30, 2005, BancShares realized a $957,000 increase in noninterest income primarily as a result of a $913,000 increase in net investment securities gains in the six months ended June 30, 2005 compared to the six months ended June 30, 2004.

Noninterest Expense

The primary noninterest expenses are personnel salaries and benefits, occupancy and equipment costs related to branch offices and data processing costs. Noninterest expenses also include the expensing of intangibles amortization resulting from the acquisition of existing branch locations from other financial institutions and the amortizing of mortgage servicing rights resulting from the sale of mortgage loans into the secondary mortgage markets.

Noninterest expense increased $381,000 or 2.22%, from $17.2 million in the six months ended June 30, 2004 to $17.5 million in the six months ended June 30, 2005. This increase was due to an increase in personnel expense of $472,000, or 5.11%, from $9.2 million at June 30, 2004 to $9.7 million at June 30, 2005. Personnel expense increased primarily as a result of annual merit increases for existing personnel as only one de novo branch has been opened and only two new branches have been acquired. The increase in occupancy expense and data processing expenses resulted principally from growth within the existing branches, the acquisition of two branches in September 2004 and the opening of a de novo branch in May 2004.

Income Taxes

In the six months ended June 30, 2005, BancShares recorded income tax expense of $2.0 million. In the six months ended June 30, 2004, BancShares recorded income tax expense of $1.0 million. The resulting effective tax rate for the six months ended June 30, 2005 was 30.90%. The tax rate for the year ended December 31, 2004 was 25.05%. The estimated tax rate at June 30, 2005 is higher than the actual full year 2004 effective rate due to a reduction in the level of projected 2005 tax free income to projected earnings for 2005. The estimated tax rate at June 30, 2005 of 30.90% and the effective tax rate of 25.05% for the year ended December 31, 2004 differ from the federal statutory rate of 34.00% primarily due to tax exempt income.

SOUTHERN BANCSHARES (N.C.), INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—SECOND QUARTER OF 2005 VS. SECOND QUARTER OF 2004

Introduction

Net income of BancShares increased $1.3 million, or 102.54%, from $1.3 million in the three months ended June 30, 2004 to $2.6 million in the three months ended June 30, 2005. The increase in net income for the quarter ended June 30, 2005 resulted principally from increased gains on sales of available-for-sale securities and increased net interest income in the three months ended June 30, 2005 compared to the three months ended June 30, 2004.

Per share net income available to common shares for the three months ended June 30, 2005 was $22.61, an increase of $12.05, or 114.11%, from $10.56 in the three months ended June 30, 2004.

Acquisitions and Consolidations

BancShares had no acquisitions in the three months ended June 30, 2005 or the three months ended June 30, 2004. BancShares did not open any new branch locations in the three months ended June 30, 2005 but did open one de novo branch in May 2004. BancShares did not close and consolidate any locations in the three months ended June 30, 2005 or the three months ended June 30, 2004.

Interest Income

Interest and fees on loans increased $1.5 million, or 16.32%, from $9.4 million for the quarter ended June 30, 2004 to $10.9 million for the quarter ended June 30, 2005. This increase was due to both an increase in average loans and interest rates. Average loans for the quarter ended June 30, 2005 were $656.2 million, an increase of 3.91% from $631.5 million for the prior year quarter. The yield on the loan portfolio was 6.68% for the three months ended June 30, 2005 and 5.88% for the three months ended June 30, 2004 primarily as a result of increases in market rates.

Interest income from investment securities, including U. S. Treasury and Government obligations, obligations of state and county subdivisions and other securities increased $337,000, or 19.85%, from $1.7 million in the three months ended June 30, 2004 to $2.0 million in the three months ended June 30, 2005. This increase was due to both increased average investments and increased yields. Deposit growth resulted in an increase in average investment securities for the quarter ended June 30, 2005 to $303.7 million as compared to $268.3 million for the same 2004 quarter. The yield on investment securities was 2.96% for the quarter ended June 30, 2005 and 2.81% for the quarter ended June 30, 2004.

Interest income on overnight funds sold increased $27,000, or 29.03%, from $93,000 for the quarter ended June 30, 2004 to $120,000 for the quarter ended June 30, 2005. This increase in income resulted from an increase in rates partially offset by a decrease in average overnight funds. Management deployed the overnight funds into the higher yielding loan and investment portfolios. The average overnight funds sold were $16.1 million for the quarter ended June 30, 2005 compared to an average of $43.1 million for the quarter ended June 30, 2004. Average overnight federal funds sold yields were 2.96% for the quarter ended June 30, 2005 up from 0.86% for the quarter ended June 30, 2004 principally as a result of increased market rates.

Total interest income increased $1.9 million, or 16.96%, from $11.2 million for the quarter ended June 30, 2004 to $13.1 million for the quarter ended June 30, 2005. This increase was primarily the result of both increased average earning assets and increased average earning asset yields.

Average earning asset yields for the quarter ended June 30, 2005 increased to 5.54% from the 4.83% yield on average earning assets for the quarter ended June 30, 2004. Average earning assets increased from $917.6 million in the quarter ended June 30, 2004 to $948.0 million in the quarter ended June 30, 2005. This $30.4 million increase in the average earning assets resulted primarily from growth within existing branches, the acquisition of two branches in September 2004 and the opening of a new branch in May 2004.

Interest Expense

Total interest expense increased $720,000 or 24.26%, from $3.0 million in the three months ended June 30, 2004 to $3.7 million for the quarter ended June 30, 2005. The principal reason for this increase was higher average costs of both deposits and short-term borrowings.

Net Interest Income

Net interest income before provision for loan losses was $8.2 million for the three months ended June 30, 2004 and $9.4 million for the three months ended June 30, 2005.

The interest rate spread for the quarter ended June 30, 2005 was 3.59%, an increase of 33 basis points from the 3.26% interest rate spread for the quarter ended June 30, 2004. The increase in the interest rate spread was primarily due to the average rate on interest-bearing liabilities repricing upward at a slower rate than the average yield on interest-earning assets.

Asset Quality and Provision for Loan Losses

For both the three months ended June 30, 2005 and June 30, 2004, management recorded a $300,000 provision for loan losses. Management recorded the 2005 provision primarily in consideration of loan growth.

During the three months ended June 30, 2005, $250,000 in loans were charged-off and recoveries of $292,000 were received, resulting in net recoveries of $42,000 for the three months ended June 30, 2005. During the three months ended June 30, 2004 management charged-off loans totaling $379,000 and received recoveries of $61,000, resulting in net charge-offs for the three months ended June 30, 2004 of $318,000.

Noninterest Income

During the three months ended June 30, 2005, BancShares’ noninterest income increased $883,000 principally as a result of increases in gains on sales of available-for-sale securities and gains on the sale of mortgage loans. Gains on sales of available-for-sale securities increased $676,000 and gains on sales of mortgage loans increased $193,000 for the three months ended June 30, 2005 principally as a result of the slowly improving economy.

Noninterest Expense

Noninterest expense including personnel, occupancy, furniture and equipment, data processing, FDIC insurance, state assessments, printing, supplies and other expenses, increased $136,000 or 1.58%, from $8.6 million in the three months ended June 30, 2004 to $8.7 million in the three months ended June 30, 2005.

This increase was primarily due to an increase in personnel expense of $205,000, or 4.41%, from $4.6 million for the quarter ended June 30, 2004 to $4.9 million for the quarter ended June 30, 2005, increased occupancy expense and increased data processing expense resulting principally from the existing locations, the opening of a de novo branch in May 2004 and the acquisition of two branches in September 2004.

Income Taxes

In the three months ended June 30, 2005, BancShares had income tax expense of $1.2 million, an increase of $633,000 from $602,000 in the prior year quarter. The effective tax rate was 32.63% for the quarter ended June 30, 2005 compared to 32.35% for the quarter ended June 30, 2004. The estimated effective tax rate was higher in 2005 primarily due to a decrease in the ratio of 2005 tax exempt earnings to total 2005 earnings.

Shareholders’ Equity and Capital Adequacy

Included in shareholders’ equity is accumulated other comprehensive income which consists of unrealized net gains on securities available-for-sale at the date of the period identified. BancShares owns corporate stock and debt securities investments in several financial institutions. As a result of the daily equity market movement of the value of the individual investment instruments, the net after tax value of these investments above or below the recorded cost of the investments, as of the period date indicated, is reported as accumulated other comprehensive income within shareholders’ equity.

The Federal Reserve Board, which regulates BancShares, and the Federal Deposit Insurance Corporation, which regulates Southern, have established minimum capital guidelines for the institutions they supervise.

Regulatory guidelines define minimum requirements for Southern’s leverage capital ratio. Leverage capital equals total equity less goodwill and certain other intangibles and is measured relative to total adjusted assets as defined by regulatory guidelines. According to these guidelines, Southern’s leverage capital ratio at June 30, 2005 was 7.81%. At December 31, 2004, Southern’s leverage capital ratio was 7.39%. Both of these ratios exceed the minimum threshold designated as “well capitalized” by the FDIC.

Southern is also required to meet minimum requirements for Risk Based Capital (“RBC”). Southern’s assets, including loan commitments and other off-balance sheet items, are weighted according to federal guidelines for the risk considered inherent in each asset. At June 30, 2005, Southern’s Total RBC ratio was 13.47%. At December 31, 2004 the RBC ratio was 13.45%. Both of these ratios exceed the minimum threshold designated as “well capitalized” by the FDIC.

The regulatory capital ratios above reflect increases in assets and liabilities from acquisitions Southern has made. Each acquisition has resulted in BancShares recording intangible assets in its consolidated financial statements, which are deducted from total equity in the above ratio calculations.

Accumulated other comprehensive income was $17.5 million at June 30, 2005, and $18.7 million at December 31, 2004. Although a part of total shareholders’ equity, accumulated other comprehensive income is not included in the calculation of either the RBC or leverage capital ratios pursuant to regulatory definitions of these capital requirements.

The following tables present capital adequacy calculations and ratios of Southern:

	Actual		Minimum for capital adequacy purposes		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2005: (Dollars in thousands)

Total capital (to risk-weighted assets)	$92,494	13.47%	$54,810	8.00%	$68,512	10.00%
Tier 1 capital (to risk-weighted assets)	$78,314	11.40%	$27,405	4.00%	$41,107	6.00%
Tier 1 capital (to average assets)	$78,314	7.81%	$40,126	4.00%	$50,157	5.00%

	Actual		Minimum for capital adequacy purposes		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004: (Dollars in thousands)

Total capital (to risk-weighted assets)	$88,796	13.45%	$52,834	8.00%	$66,043	10.00%
Tier 1 capital (to risk-weighted assets)	$74,762	11.32%	$26,417	4.00%	$39,626	6.00%
Tier 1 capital (to average assets)	$74,762	7.39%	$40,461	4.00%	$50,576	5.00%

Issuer Repurchases of Equity Securities

The following table contains information regarding repurchases by BancShares of shares of its outstanding equity securities during the quarter ended June 30, 2005:

Period	Total Number of Shares Repurchased(1)	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans	Maximum Number of Shares that may yet be Purchased Under the Plans
Month #1: 04/01/05 through 04/30/05
Common Stock	—	N/A	N/A	N/A
Series B Preferred Stock	—	N/A	N/A	N/A
Series C Preferred Stock	—	N/A	N/A	N/A

Month #2: 05/01/05 through 05/31/05
Common Stock	180	$500.00	N/A	N/A
Series B Preferred Stock	—	N/A	N/A	N/A
Series C Preferred Stock	—	N/A	N/A	N/A

Month #3: 06/01/05 through 06/30/05
Common Stock	14	$500.00	N/A	N/A
Series B Preferred Stock	—	N/A	N/A	N/A
Series C Preferred Stock	—	N/A	N/A	N/A

Total numbers of shares:
Common Stock	194	$500.00	N/A	N/A
Series B Preferred Stock	—	N/A	N/A	N/A
Series C Preferred Stock	—	N/A	N/A	N/A

(1)	All purchases were made in unsolicited private transactions pursuant to general authority given each year by BancShares’ Board of Directors and not pursuant to a formal repurchase plan or program. Under that authority BancShares is authorized to repurchase shares of its capital stock from time to time in unsolicited private transactions and/or on the open market. Purchases are subject to various conditions, including price and volume limitations and compliance with applicable law.

Under similar authority during the six months ended June 30, 2004, BancShares repurchased an aggregate of 2,422 shares of Series B Preferred Stock and 501 shares of Common Stock.

Liquidity

Liquidity refers to the ability of Southern to generate sufficient funds to meet its financial obligations and commitments at a reasonable cost. Maintaining liquidity ensures that funds will be available for reserve requirements, customer demand for loans, withdrawal of deposit balances and maturities of other deposits and liabilities. Past experiences help management anticipate cyclical demands and amounts of cash required. These obligations can be met by existing cash reserves or funds from maturing loans and investments, but in the normal course of business are met by deposit growth.

In assessing liquidity, many relevant factors are considered, including stability of deposits, quality of assets, economy of the markets served, business concentrations, competition and BancShares’ overall financial condition. BancShares’ liquid assets include cash and due from banks, overnight funds sold and investment securities available-for-sale. The liquidity ratio, which is defined as cash plus short term available-for-sale securities divided by deposits plus short term liabilities, was 23.80% at June 30, 2005 and 26.57% at December 31, 2004.

The Statement of Cash Flows discloses the principal sources and uses of cash from operating, investing and financing activities for the six months ended June 30, 2005 and for the six months ended June 30, 2004. Southern has no brokered deposits. Jumbo time deposits are considered to include all time deposits of $100,000 or more. Almost all jumbo time deposit customers have other relationships with Southern, including savings, demand and other time deposits, and in some cases, loans. At June 30, 2005, jumbo time deposits represented 13.79% of total deposits. At December 31, 2004, jumbo time deposits represented 13.07% of total deposits.

Management believes that BancShares has the ability to generate sufficient amounts of cash to cover normal requirements and any additional needs which may arise, within realistic limitations, and management is not aware of any known demands, commitments or uncertainties that will affect liquidity in a material way.

BancShares has obligations under existing contractual obligations that will require payments in future periods. The following table presents aggregated information about such payments to be made in future periods. Transaction deposit accounts with indeterminate maturities have been classified as having payments due in less than one year.

Contractual Obligations

As of June 30, 2005

(Dollars in thousands)

	Payments due by period
	Less than 1 year	1-3 years	4-5 years	Over 5 years	Total
Deposits	$751,523	$127,482	$31,296	$—	$910,301
Short-term borrowings	19,669	—	—	—	19,669
Long-term obligations	—	—	—	23,711	23,711
Lease obligations	48	89	7	—	144

Total contractual obligations	$771,240	$127,571	$31,303	$23,711	$953,825

Other Matters

Management is not aware of any other trends, events, uncertainties or current recommendations by regulatory authorities that will have or that are reasonably likely to have a material effect on BancShares’ liquidity, capital resources or other operations.

Commitments, Contingencies and Off-Balance Sheet Risk

In the normal course of business there are various commitments and contingent liabilities outstanding, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying financial statements.

Southern is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and undisbursed advances on customer lines of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

Southern is exposed to credit loss, in the event of nonperformance by the other party to the financial instrument, for commitments to extend credit and standby letters of credit which is represented by the contractual notional amount of those instruments. Southern uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit and undisbursed advances on customer lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements. Southern evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Southern, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include trade accounts receivable, property, plant, and equipment and income-producing commercial properties.

Standby letters of credit are commitments issued by Southern to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Outstanding standby letters of credit as of June 30, 2005 and December 31, 2004 amounted to $5.8 million and $5.9 million, respectively. Outstanding commitments to lend at June 30, 2005 and December 31, 2004 were $182.0 million and $182.1 million. Undisbursed advances on customer lines of credit at June 30, 2005 and December 31, 2004 were $69.6 million and $64.3 million. Outstanding standby letters of credit and commitments to lend at June 30, 2005 generally expire within one year, whereas commitments associated with undisbursed advances on customer lines of credit at June 30, 2005 generally expire within one to five years.

At June 30, 2005, commitments to sell loans amounted to $14.6 million. At December 31, 2004, commitments to sell loans amounted to $11.5 million.

BancShares does not have any special purpose entities or other similar forms of off-balance sheet financing arrangements.

Southern grants agribusiness, commercial and consumer loans to customers primarily in eastern North Carolina. Although Southern has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the agricultural industry.

BancShares is also involved in various legal actions arising in the normal course of business. Management is of the opinion that the outcome of such actions will not have a material adverse effect on the consolidated financial condition of BancShares.

Regulatory Matters

The Sarbanes-Oxley Act of 2002 (“the S-O Act”) is significant federal legislation that was signed into law on July 30, 2002 that addresses accounting, corporate governance and disclosure issues relating to public companies. Some of the provisions of the S-O Act became effective immediately, while others are still in the process of being implemented. In general, the S-O Act mandates important new corporate governance, financial reporting and disclosure requirements intended to enhance the accuracy and transparency of public companies’ reported financial results.

The S-O Act establishes new responsibilities for corporate Chief Executive Officers and Chief Financial Officers, Boards of Directors and Audit Committees of the Boards of Directors in the financial reporting process. The S-O Act also created a new regulatory body to oversee outside auditors of public companies. The economic and operational effects of the S-O Act on public companies, including BancShares, have been, and will continue to be, significant in terms of the increased time, resources and operating costs associated with complying with the new law. Because the S-O Act, for the most part, applies equally to large and small public companies, it will continue to present BancShares with particular challenges. Increased audit fees and compliance costs associated with compliance with the S-O Act could have a negative effect on operating results of BancShares.

Forward-Looking Statements

The foregoing discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. Forward-looking statements are inherently subject to risks and uncertainties because they include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact. Such statements are often characterized by the use of qualifiers such as “expect,” “believe,” “estimate,” “plan,” “project” or other statements concerning opinions or judgments of BancShares and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of BancShares’ customers, actions of government regulators, the level of market interest rates, and general economic conditions.

Do not send stock certificates to the Company for exchange at this time. If the Reorganization is approved, the Company will send you a transmittal letter with instructions on exchanging your stock certificate(s) for any cash payment due to you.

PROXY

SOUTHERN BANCSHARES (N.C.), INC.

SPECIAL MEETING OF SHAREHOLDERS

The undersigned hereby constitutes and appoints R.S. Williams, W.A. Potts, and John N. Walker, or either of them, as proxies, each with full power of substitution, to vote the number of shares of stock of Southern BancShares (N.C.), Inc. (“Southern”), which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held on             , 2005, at              p.m. local time, and at any adjournment or postponement thereof (the “Special Meeting”) upon the proposal described in the Proxy Statement and the Notice of Special Meeting of Shareholders             , dated             , 2005, the receipt of which is acknowledged in the manner specified below.

1.	To vote on an Agreement and Plan of Merger (the “Plan”) providing for the merger of Southern Interim Corporation with and into Southern, with Southern surviving the merger and the holders of fewer than 35 shares of Southern common stock receiving $780.00, and the holders of fewer than 400 shares of Southern Series B preferred stock receiving $14.85, in cash in exchange for each of their shares of such stock.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

2.	In the discretion of the proxies on such other matters that are unknown to Southern’s board of directors as of a reasonable time prior to the date of this solicitation and are properly brought before the Special Meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS THAT ARE UNKNOWN TO SOUTHERN’S BOARD OF DIRECTORS AS OF A REASONABLE TIME PRIOR TO THE DATE OF THE SOLICITATION AND ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

Do not send stock certificates to the Company for exchange at this time. If the Reorganization is approved, the Company will send you a transmittal letter with instructions on exchanging your stock certificate(s) for any cash payment due to you.

Please sign this proxy exactly as your name appears herein. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:	, 2005

Signature

Signature if held jointly

THIS PROXY IS SOLICITED BY SOUTHERN’S BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

I              do              do not plan to attend the Special Meeting.